                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-69589

QUICKTURN DESIGN SYSTEMS, INC.                 CADENCE DESIGN SYSTEMS, INC.


           PROXY STATEMENT                              PROSPECTUS

                               ----------------

  Cadence Design Systems, Inc. and Quickturn Design Systems, Inc. have entered into a merger agreement that provides for Quickturn's becoming a wholly-owned subsidiary of Cadence. In the merger, Quickturn stockholders will receive $15 worth of Cadence common stock for each of their shares of Quickturn common stock.

  You may not know the number of shares of Cadence common stock you will receive at the time you vote on the merger because the Cadence common stock will be valued at its average closing prices over a period of days that ends just before we complete the merger. Although we anticipate completing the merger within one or two business days after the special meeting if Quickturn stockholders have approved the merger, we cannot be certain of this.

  This proxy statement/prospectus is being furnished to Quickturn stockholders in connection with the solicitation by Quickturn's Board of Directors of proxies for use at the special meeting of stockholders to be held at Quickturn's principal executive offices located at 55 W. Trimble Road, San Jose, California, at 9 a.m., local time, on Friday, May 21, 1999. At this meeting, Quickturn stockholders will vote on the proposed merger. This proxy statement/prospectus also constitutes the prospectus of Cadence with respect to the shares of Cadence common stock to be issued to Quickturn stockholders in the merger.

  Share Information:

  Cadence ("CDN")             New York Stock Exchange
                              closing price on April 19, 1999: $21.00

  Quickturn ("QKTN")          Nasdaq National Market System
                              closing price on April 19, 1999: $14.34

  All information concerning Cadence in this proxy statement/prospectus has been furnished by Cadence, and all information concerning Quickturn in this proxy statement/prospectus has been furnished by Quickturn. Quickturn stockholders are encouraged to read this proxy statement/prospectus carefully and understand it before they vote.

  See "Risk Factors" beginning on page 14 for a discussion of the risks that you should consider in determining how to vote on the proposed merger.

  Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued in this transaction or determined that this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  This proxy statement/prospectus is dated April 20, 1999, and is first being mailed to Quickturn stockholders on or about April 23, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
RISK FACTORS..............................................................  14

  Risk Factors Relating to the Merger.....................................  14
    Cadence and Quickturn may not successfully integrate their business operations...........................................................  14
    Cadence expects to incur potentially significant integration costs in connection with the merger...........................................  14
    Quickturn stockholders may experience lower returns after merger......  14
    The IRS may challenge the tax-free nature of the merger...............  14
    Quickturn's directors and officers have conflicts of interest in recommending the merger to Quickturn stockholders....................  14
    Cadence's stock price is volatile.....................................  14
    Cadence could lose key Quickturn personnel necessary to the combined company's success....................................................  15
    The failure to satisfy conditions to our completion of the merger other than approval of Quickturn's stockholders could jeopardize the merger...............................................................  15
    Our failure to complete the merger could be costly to Quickturn and its stockholders.....................................................  15

  Risk Factors Relating to Cadence........................................  16
    Cadence's inability to compete in its industries could seriously harm its business.........................................................  16
    Cadence's failure to respond quickly to technological developments could make its products uncompetitive and obsolete...................  16
    Cadence lacks long-term experience in its electronics design and consulting services business.........................................  17
    The success of Cadence's electronic design and consulting service businesses depends on many factors that are beyond its control.......  17
    Fluctuations in quarterly results of operations could hurt Cadence's business and the market price of its stock...........................  17
    Cadence expects to acquire other companies and may not successfully integrate them.......................................................  18
    Cadence's failure to attract, train, motivate and retain key employees may harm its business................................................  18
    Cadence's international operations may seriously harm its financial condition because of several weak foreign economies and the effect of foreign exchange rate fluctuations...................................  18
    Cadence's inability to deal effectively with the conversion to the
     Euro may negatively impact its marketing and pricing strategies......  19
    Cadence's failure to obtain software or other intellectual property licenses or adequately protect its proprietary rights could seriously harm its business....................................................  20
    Intellectual property infringement by or against Cadence could seriously harm its business..........................................  20
    Failure to obtain export licenses could harm Cadence's business.......  20
    "Year 2000 computer problems" could interrupt Cadence's business operations...........................................................  21
    Cadence purchases call options and issues put warrants which may cause the market price of its stock to fall................................  21
    Anti-takeover defenses in Cadence's charter and under Delaware law could prevent an acquisition of Cadence or limit the price that investors might be willing to pay for Cadence common stock...........  21

  Risk Factors Relating to Quickturn......................................  22
    Quickturn's quarterly results of operations can fluctuate
     substantially........................................................  22
    Quickturn relies on a few customers for much of its revenue...........  22
    Transition to a new product may cause customers to defer purchases....  22
    Quickturn is exposed to currency exchange rate fluctuations...........  22
    Quickturn's inability to deal effectively with the conversion to the
     Euro may negatively impact its marketing and pricing strategies......  23

                                                                           Page
                                                                           ----
    Quickturn may continue to be affected by foreign economic conditions..  23
    Quickturn obtains key components from a limited number of suppliers...  24
    Quickturn may not be able to sustain or increase its gross margins....  24
    Quickturn's industry is highly competitive............................  24
    Quickturn is involved in substantial intellectual property litigation which will be costly and may invalidate some of its intellectual property rights......................................................  24
    "Year 2000" computer problems could interrupt Quickturn's business operations...........................................................  25
    Quickturn's design verification products may not be broadly accepted by the market........................................................  25
    The lengthy sales cycles for Quickturn's products may cause fluctuations in operating results and inventory obsolescence.........  25
    Quickturn's business may suffer if new system and computer chip design projects do not continue to increase.................................  26
    Quickturn's success depends on its ability to introduce new products and keep up with technological change................................  26
    Quickturn's introduction of new products could cause customers to defer purchasing Quickturn's existing products.......................  26
    Quickturn may not be able to meet customer requirements for quality and reliability in the future........................................  26
    Quickturn may be unable to successfully protect its intellectual property rights......................................................  26
    Quickturn could lose the right to incorporate one or more third party software products in its products....................................  27
QUICKTURN SPECIAL MEETING.................................................  28
  General.................................................................  28
  Matters to be Considered................................................  28
  Proxies.................................................................  28
  Solicitation of Proxies.................................................  28
  Record Date and Voting Rights...........................................  28
  Recommendation of Quickturn Board.......................................  29
THE MERGER................................................................  30
  General.................................................................  30
  Background of the Merger................................................  30
  Recommendation of the Quickturn Board of Directors and Quickturn's
   Reasons for the Merger ................................................  42
  Opinion of Quickturn's Financial Advisor................................  45
  The Merger..............................................................  51
  Conversion of Quickturn Stock; Treatment of Quickturn Stock Options and
   Warrants...............................................................  51
  Exchange of Certificates; Fractional Shares.............................  51
  Closing.................................................................  52
  Representations and Warranties..........................................  52
  Conduct of Business Before the Merger...................................  53
  Conditions to Completing the Merger.....................................  56
  Regulatory Approvals Required for the Merger............................  57
  Material Federal Income Tax Consequences................................  57
  Accounting Treatment....................................................  59
  Termination of the Merger Agreement.....................................  59
  Extension, Waiver and Amendment of the Merger Agreement.................  61
  Employee Benefits and Plans.............................................  61
  Interests of Quickturn's Management in the Merger.......................  61

                                                                   Page
                                                                   ----
  Option Agreement................................................   63
  Restrictions on Resales by Affiliates...........................   65
MANAGEMENT AFTER THE MERGER.......................................   66
PRICE RANGE OF COMMON STOCK.......................................   67
INFORMATION ABOUT CADENCE.........................................   68
  General.........................................................   68
  Management and Additional Information...........................   68
INFORMATION ABOUT QUICKTURN.......................................   69
  General.........................................................   69
  Management and Additional Information...........................   70
CADENCE CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS........   71
  Description of Cadence Capital Stock............................   71
  Cadence Rights Plan.............................................   71
  Comparison of Rights of Cadence Stockholders and Quickturn
   Stockholders...................................................   73
DISSENTERS' APPRAISAL RIGHTS......................................   77
LEGAL MATTERS.....................................................   77
EXPERTS...........................................................   77
STOCKHOLDER PROPOSALS.............................................   78
OTHER MATTERS.....................................................   78
WHERE YOU CAN FIND MORE INFORMATION...............................   79
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION......   82

APPENDICES
Appendix A Merger Agreement
Appendix B Option Agreement
Appendix C Opinion of Hambrecht & Quist

                                    SUMMARY

  This brief summary highlights selected information from the proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand our proposed merger. See "Where You Can Find More Information."

The Merger (page 30)

  We've attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

General

  We propose that Cadence and Quickturn combine by way of a merger that will result in Quickturn's becoming a wholly-owned subsidiary of Cadence and your becoming Cadence stockholders. We expect to complete the merger no later than May 25, 1999. We also expect that the merger will close within two business days after the special meeting if Quickturn stockholders approve the merger.

Exchange of Shares (page 51)

  When the merger occurs, each of your shares of Quickturn common stock will automatically become the right to receive from Cadence $15 worth of Cadence common stock. For this purpose, Cadence common stock will be valued at its average of the closing prices during the five trading days before the second business day before the merger occurs. Therefore, you may not know the number of shares of Cadence common stock you will receive in the merger when you vote on the merger. However, the merger agreement requires that Cadence issue you however many shares of Cadence common stock as are necessary to give you $15 worth for each of your Quickturn shares, and Cadence may not call off the merger because it would have to issue more shares than it had anticipated at the time it entered into the merger agreement.

  You will have to surrender your Quickturn common stock certificates to receive new certificates representing Cadence common stock. You do not need to do this, however, until you receive written instructions after we have completed the merger.

Quickturn Stock Options and Warrants (page 51)

  In the merger, each stock option and warrant to buy Quickturn common stock will become an option or warrant, as applicable, to buy Cadence common stock. However, each option and warrant will continue to be governed by the terms of the Quickturn stock option plan or other agreement under which it was issued. The number of shares of Cadence common stock subject to each new stock option or warrant, as well as the exercise price of that stock option or warrant, will be adjusted to reflect the actual number of shares of Cadence common stock issued in the merger in exchange for each share of Quickturn common stock.

Comparative Per Share Market Price Information (page 67)

  Cadence common stock is traded on the New York Stock Exchange. On December 8, 1998, the last trading day before we announced the merger, Cadence common stock closed at $30 per share. Quickturn common stock is traded on the Nasdaq National Market System. On December 8, 1998, Quickturn common stock closed at $12.188 per share. On April 19, 1999, Cadence common stock closed at $21.00 per share, and Quickturn common stock closed at $14.34 per share. For example, if you assume that Quickturn stockholders approved the merger on April 19, 1999 and the merger occurred on April 21, 1999, the number of shares of Cadence common stock you would receive for each share of Quickturn common stock would be based upon the average of the closing prices of Cadence common stock for the five trading days ending on April 16, 1999. In that case, the average price was $23.70, and you would receive approximately .633 shares of Cadence common stock for each of your shares of Quickturn common stock. Note, however, that because the price of Cadence common stock fluctuated between April 16, 1999 and the assumed closing date of April 21, 1999, the value of the shares of Cadence common stock you receive when the merger occurs could be more or less than $15 as of that date.

                                       1
SUMMARY

  The following table shows several examples of the number of shares of Cadence common stock you would receive in the merger for each of your shares of Quickturn common stock assuming several different average closing prices of Cadence common stock:

                                                              Number of
        Assumed                                         Cadence Shares Issued
Average Closing Price of                                       for Each
  Cadence Common Stock                                     Quickturn Share
------------------------                                ---------------------
   $  29.8 (1/13/99)                                             .503
    31.075 (1/27/99)                                             .483
     28.85 (2/17/99)                                             .520
     23.93 (3/16/99)                                             .627
     25.53  (4/6/99)                                             .588
     23.70 (4/16/99)                                             .633

Cadence and Quickturn (pages 68 and 69)

Cadence Design Systems, Inc.
2655 Seely Avenue
San Jose, California 95134
(408) 943-1234

  Cadence is the largest supplier of software products, consulting services, and design services used to accelerate and manage the design of products for the world's leading electronics companies, including the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics and a variety of other electronic-based products.

  Cadence's product offerings include a variety of electronic design automation tools, which enable engineers to increase the productivity and quality of the electronic design process. These products include software tools that enable engineers to design, optimize and verify electronic systems and complex chips from architectural to physical design, and to design and optimize printed circuit boards used in electronic systems.

  Cadence offers developers of electronic products a broad range of design and consulting services. Cadence consulting services help improve design environments, from training classes and custom software coding to flow and methodology deployment to complete design process re-engineering. In addition, Cadence offers services to perform design projects for electronic system components such as integrated circuits or software.

  With approximately 4,400 employees at December 31, 1998 and 1998 sales of $1.2 billion, Cadence has sales offices, design centers and research facilities around the world. Cadence is headquartered in San Jose, California.

Quickturn Design Systems, Inc.
55 W. Trimble Road
San Jose, California 95131
(408) 914-6000

  Quickturn is a leading provider of complex computer systems that emulate the performance and operation of computer chips and electronic systems. Quickturn products are used to verify that the customers' computer chips and electronic systems perform in accordance with their desired specifications. Quickturn also provides software products that enable engineers early in the design process to simulate the performance and operation of individual computer chips in order to verify that each chip performs in accordance with its desired specifications. Quickturn is also a leading provider of engineering services that enable designers of electronic systems and complex computer chips to reduce the time it takes from designing a product to marketing it. Quickturn's systems and software products serve the needs of chip and electronic system design engineers in a variety of industries, including the merchant semiconductor, computer, workstation, telecommunications, networking, multimedia and graphics industries.

  In addition, Quickturn offers services to assist customers in verifying the operations of integrated circuits. Quickturn's principal design verification products include the System Realizer(TM), Mercury Design Verification System(TM) and CoBALT(TM) (Concurrent Broadcast Array Logic Technology) emulators, and SpeedSim(TM) cycle-based simulation software.

  At December 31, 1998, Quickturn had approximately 386 employees and in 1998 had sales of $104.1 million. Quickturn's corporate headquarters are located in San Jose, California.
(TM)System Realizer, Mercury Design Verification System, CoBALT and SpeedSim are trademarks of Quickturn Design Systems, Inc.

                                       2
SUMMARY

The Quickturn stockholders meeting (page 28)

  The Quickturn stockholders meeting will be held on May 21, 1999 at 9:00 a.m., local time, at 55 W. Trimble Road, San Jose, California. At the Quickturn meeting, you will be asked:

  1. to approve a merger agreement that provides for the merger of Cadence and Quickturn; and

  2. to vote on the postponement or adjournment of the meeting to solicit additional votes to approve the merger agreement, if the secretary of the meeting decides that there are not enough votes to approve the merger.

Record Date; Vote Required (page 28)

  You can vote at the special meeting if you owned Quickturn common stock at the close of business on April 9, 1999. You can cast one vote for each share of Quickturn common stock you owned at that time. To adopt the merger agreement, the holders of a majority of shares of Quickturn common stock allowed to vote at the meeting must vote in favor of it.

  You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable or do not wish to attend. You may revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Quickturn, or by attending the meeting and voting in person.

Our Reasons for the Merger (page 42)

  Cadence and Quickturn are proposing to merge because they believe that the combined company will be stronger than either individually and, as such, will provide significant benefits to their respective stockholders and customers.

  We believe that, as the complexity of computer chip design increases, the complexity of design verification increases much more. By integrating Quickturn's hardware-based emulation products with Cadence's software-based design and simulation products, we expect that the combined company will significantly improve its ability to meet customer demand for faster development of high-speed systems on a chip.

  Cadence believes that a combination with Quickturn furthers its objectives for growing its business by acquiring complementary businesses that have management depth and technical talent.

  For its part, Quickturn believes that a merger with Cadence will increase value for its stockholders, employees and customers, and will allow Quickturn to continue pursuing its business strategy. Quickturn believes that the merger will provide its stockholders with an attractive price for their shares of Quickturn common stock while enabling them to share in Cadence's growth over the long term. The companies believe that Cadence's strong international sales channels will make Quickturn's technology available to a larger customer base than is currently the case.

  The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see "Forward-Looking Statements May Prove Inaccurate" on page 6.

Management after the Merger (page 66)

  There will be no change in the current management of Cadence as a result of the merger.

  Several members of Quickturn's current management, including Keith R. Lobo, Quickturn's President and Chief Executive Officer, who is also a director of Quickturn, have signed employment and related agreements providing for them to remain with Quickturn, as part of Cadence, following the merger.

Quickturn Board's Recommendation to Stockholders (page 42)

  The Quickturn Board of Directors believes that the merger is advisable, fair to you and in your best interests, and unanimously recommends that you vote "FOR" approval of the merger agreement.

Opinion of Quickturn's Financial Advisor (page 45)

  Hambrecht & Quist LLC has delivered its written opinion to Quickturn's Board of Directors that, as of December 8, 1998, the consideration to be received by Quickturn stockholders was fair to them

                                       3
SUMMARY
from a financial point of view. On that date, Cadence and Quickturn agreed that you would receive $14 worth of Cadence common stock for each of your Quickturn shares. Since then, Cadence has agreed to exchange $15 worth of its common stock for each of your Quickturn shares. We have attached this opinion as Appendix C. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Hambrecht & Quist in providing its opinion.

  Upon completion of the merger, Quickturn will pay to Hambrecht & Quist a total fee of approximately $3,160,000 and reimburse Hambrecht & Quist for its reasonable expenses relating to this engagement.

Conditions to Completion of the Merger (pages 15 and 56)

  Whether we complete the merger depends on a number of conditions being met in addition to Quickturn stockholders' approval of the merger agreement.

  However, either Cadence or Quickturn could choose to complete the merger even though one or more of these conditions has not been satisfied, as long as the law allows them to do so. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 59)

  We can agree at any time prior to completing the merger to terminate the merger agreement. Also, either of us can decide, without the other's consent, to terminate the merger agreement if the merger has not been completed by June 30, 1999, the other company has breached the merger agreement, or for other reasons.

  In addition, Quickturn may terminate the merger agreement if, after Quickturn's Board of Directors has received an unsolicited proposal from another potential acquiror, the board decides in good faith, based upon advice from legal counsel, that it must withdraw its recommendation of the merger with Cadence in order to comply with its fiduciary duties under Delaware law. Under these circumstances, however, Quickturn's Board of Directors must give Cadence a chance to at least match the potential acquiror's proposal. Cadence may terminate the merger agreement if Quickturn's Board of Directors withdraws or adversely modifies its recommendation that Quickturn stockholders approve the merger with Cadence or recommends that Quickturn stockholders approve another competing transaction.

  Quickturn has agreed to pay Cadence liquidated damages of $10,557,000 if the merger agreement is terminated because Quickturn decides not to complete the merger, generally where there is another offer for Quickturn outstanding, or Quickturn has breached the merger agreement and later agrees to be acquired by another company.

  Upon termination of the merger agreement under circumstances more fully described in "The Merger--Termination of the Merger Agreement," each of us has agreed to reimburse the other for its costs and expenses related to the merger in the amount of $3,500,000. Otherwise, whether or not the merger is completed, we will each pay our own fees and expenses.

Waiver and Amendment (page 61)

  We may jointly amend the merger agreement, and each of us may waive its right to require the other to adhere to the terms and conditions of the merger agreement. However, we may not do so after Quickturn stockholders approve the merger, if the amendment or waiver reduces or changes the consideration that they will receive, unless they approve the amendment or waiver.

Accounting Treatment (page 59)

  We expect the merger to qualify as a pooling-of-interests. This means that, for accounting and financial reporting purposes, Cadence will treat our two companies as if they have always been one company.

Stock Option Agreement (page 63 and Appendix B)

  Quickturn has entered into a stock option agreement granting Cadence an option to purchase 3,619,100 shares of Quickturn common stock under

                                       4
SUMMARY
specified circumstances if the merger is not completed. The total number of shares that Cadence may purchase if it exercises the option represents 19.99% of the shares of Quickturn common stock outstanding on December 8, 1998. The exercise price of the option is $14 per share. Under circumstances outlined in the stock option agreement and summarized below, Cadence may require Quickturn to repurchase the option and Quickturn may require Cadence to sell to Quickturn any shares of Quickturn common stock received by Cadence upon its exercise of the option.

  Cadence may not receive total value in excess of $14,075,000 from the option and Quickturn's payment of liquidated damages upon termination of the merger agreement as described above. The number of shares Cadence purchases upon exercise of the option will be reduced as necessary to comply with this limitation.

  Cadence may not exercise its option unless specified events occur. These events generally are business combinations or acquisition transactions involving Quickturn and related events, other than the merger we are proposing, including a merger or the sale of a substantial amount of assets or stock to a company other than Cadence. We do not know of any event that has occurred as of this date that would allow Cadence to exercise its option.

Interest of Quickturn's Officers in the Merger that Differ from Your Interest (page 61)

  Some of Quickturn's officers have interests in the merger that differ from, or are in addition to, their interests as stockholders of Quickturn. These interests exist because of employment and related agreements that these officers have entered into with Quickturn and Cadence, and rights that these officers have or will have under some of the benefit plans maintained by Quickturn and Cadence. These agreements and plans will provide the Quickturn officers with severance benefits if their employment with Quickturn is terminated after the merger occurs or after Quickturn is acquired by anyone else.

  If the employment of the current president and chief executive officer and other four most highly compensated officers of Quickturn were terminated after the merger, the aggregate amount payable to them would be approximately $4,000,000. In addition, after the merger, Cadence will continue the indemnification arrangements for directors and officers of Quickturn and its subsidiaries in effect prior to the merger. Also, Quickturn will generally maintain a policy of directors' and officers' liability insurance for at least six years after the merger for the benefit of those persons who were directors or officers covered by liability insurance immediately before the merger occurs.

  Additional interests of some of Quickturn's directors and executive officers are described under "Management After the Merger."

  The members of Quickturn's Board of Directors knew about these interests, and considered them, when they approved the merger agreement.

Dissenters' Appraisal Rights (page 77)

  Delaware law does not provide you with dissenters' appraisal rights in the merger.

Material Federal Income Tax Consequences to Quickturn Stockholders (page 57)

  We expect that, for United States federal income tax purposes, your exchange of shares of Quickturn common stock for shares of Cadence common stock generally will not cause you to recognize any gain or loss. You will, however, be taxed on any gain in connection with any cash you receive instead of fractional shares.

  This tax treatment may not apply to every Quickturn stockholder. Determining the actual tax consequences of the merger to you may be complicated. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

Material Differences in the Rights of Stockholders (page 71)

  The rights of Cadence stockholders are governed by Delaware law and Cadence's certificate of incorporation and by-laws. The rights of Quickturn stockholders are also governed by Delaware law and Quickturn's certificate of incorporation and by-laws. If we complete the

                                       5
SUMMARY
merger, you will become a stockholder of Cadence, and your rights will be governed by Delaware law and by Cadence's certificate of incorporation and by-laws.

Forward-Looking Statements May Prove Inaccurate (page 14)

  We have each made forward-looking statements in this proxy statement/prospectus and in other documents to which we refer you that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the new company after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the new company after the merger, and these factors or events could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

  . our revenues after the merger may be lower than we currently expect;

  . competition among companies in Cadence's and Quickturn's industries may increase or a significant new competitor may emerge;

  . we may have more difficulty integrating our businesses or our other acquired businesses than we currently expect;

  . general economic conditions in the U.S. or abroad may change or be worse than we currently expect;

  . legislative or regulatory changes may adversely affect our business;

  . customers' financial conditions may deteriorate or bankruptcies increase;

  . technology-related changes, including "Year 2000" data systems compliance, may be harder to make or more expensive than we currently expect;

  . changes may occur in the securities markets; and

  . proprietary intellectual property rights or patents may be infringed or appropriated.

                                       6
SUMMARY

Unaudited Comparative Per Common Share Data

  The following table shows information about our historical income per common share and book value per share, and similar information reflecting the completion of our proposed merger. We refer to this information as "pro forma" information. In presenting the comparative pro forma information for the specified time periods, we assumed that we had been one company throughout those periods. This method is known as "pooling-of-interests" accounting.

  The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Cadence common stock outstanding at the end of the period. This information gives effect to all splits of Cadence common stock, including the two-for-one split effected in October 1997, and three-for-two splits effected in May 1996 and October 1995.

  The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by an assumed exchange ratio of .633 to 1.0. We present this information to reflect the fact that Quickturn stockholders will receive $15 worth of shares of Cadence common stock for each share of Quickturn common stock exchanged in the merger. Also, pro forma combined per share information for 1998 reflects the pro forma effects of Cadence's acquisition of Ambit Design Systems, Inc., which closed in the quarter ended October 3, 1998. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not attempt to predict or suggest future results. It also doesn't necessarily reflect what the historical results of the combined company would have been had Cadence and Quickturn been actually combined during the periods presented.

  The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior Securities and Exchange Commission filings and the "Unaudited Pro Forma Condensed Combined Financial Information" on page 82. We have incorporated the historical financial information into this document by reference. See "Where You Can Find More Information" on page 79.

                                       7
SUMMARY

                  Unaudited Comparative Per Common Share Data
                            of Cadence and Quickturn

                                                    For the fiscal years
                                                     ended December 31,
                                             ----------------------------------
                                                1998       1997        1996
                                             ---------- ---------- ------------
HISTORICAL QUICKTURN
Net income (loss) per common share--basic..    $(0.39)    $(0.17)     $0.87
Net income (loss) per common share--
 diluted...................................     (0.39)     (0.17)      0.79
Book value per common share................      4.99        --         --
                                                 For the fiscal years ended
                                             ----------------------------------
                                             January 2, January 3, December 28,
                                                1999       1998        1996
                                             ---------- ---------- ------------
HISTORICAL CADENCE
Net income per common share--basic.........    $ 0.15     $ 0.86      $0.19
Net income per common share--diluted.......      0.14       0.77       0.16
Book value per common share................      4.00        --         --
PRO FORMA COMBINED PER CADENCE SHARE
Net income per common share--basic.........      0.51       0.86       0.26
Net income per common share--diluted.......      0.46       0.77       0.22
Book value per common share................      4.14        --         --
EQUIVALENT PRO FORMA COMBINED PER QUICKTURN
 SHARE
Net income per common share--basic.........      0.32       0.54       0.16
Net income per common share--diluted.......      0.29       0.49       0.14
Book value per common share................      2.62        --         --

                                       8
SUMMARY

Selected Financial Data

  The following tables show summarized historical financial data for each of us and also show similar pro forma information reflecting the completion of our proposed merger. This pro forma information reflects the pooling-of-interests method of accounting.

  This pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. It also doesn't necessarily reflect what the historical results of the combined company would have been had Cadence and Quickturn actually been combined during the periods presented.

  The information in the following tables is based on historical financial information that we have presented in our prior Securities and Exchange Commission filings. You should read all of the summary financial information we provide in the following tables in connection with this historical financial information and with the more detailed financial information we provide in this document, which you can find beginning on page 82. This historical financial information has also been incorporated into this document by reference. See "Where You Can Find More Information" on page 79. Cadence's audited historical financial statements were audited by Arthur Andersen LLP and Quickturn's audited historical financial statements were audited by PricewaterhouseCoopers LLP, each independent public accountants.

    Selected Consolidated Historical Financial Data of Cadence and Quickturn

                          Cadence Design Systems, Inc.

                                          For the fiscal years ended
                         ------------------------------------------------------------
                         January 2, January 3, December 28, December 30, December 31,
                            1999       1998        1996         1995         1994
                         ---------- ---------- ------------ ------------ ------------
                                   (In thousands, except per share amounts)
STATEMENT OF OPERATIONS
 DATA
Revenue................. $1,216,070 $ 926,369    $779,064     $571,860     $444,617
Expenses................  1,110,882   693,824     680,825      452,180      399,467
Income before income
 taxes and cumulative
 effect of change in
 accounting method......    112,667   258,760      98,465      137,092       49,866
Provision for income
 taxes..................     80,685    78,384      64,155       38,493       12,574
Net income .............     31,982   168,100      34,310       98,599       37,292
PER COMMON SHARE DATA
Net income:
 Basic..................       0.15      0.86        0.19         0.55         0.19
 Diluted................       0.14      0.77        0.16         0.47         0.17
BALANCE SHEET DATA
At period end:
 Total assets...........  1,405,958 1,023,850     769,172      411,526      369,405
 Long-term debt.........    136,380     1,599      20,292        1,619        2,098
 Total stockholders'
  equity................    857,479   727,097     468,038      163,496      179,011

  In the table above, expenses include the following unusual items:

                                         For the fiscal years ended
                               -----------------------------------------------
                               January 2, January 3, December 28, December 31,
                                  1999       1998        1996         1994
                               ---------- ---------- ------------ ------------
                                               (In thousands)
Write-off of in-process
 technology...................  $194,100   $ 6,571     $ 95,700     $ 4,653
Restructuring charges.........    69,494    34,417        2,119          --
Write-off of capitalized
 software development costs...        --     3,065        2,724          --
Provision for settlement of
 litigation...................        --        --           --      10,054
                                --------   -------     --------     -------
                                $263,594   $44,053     $100,543     $14,707
                                ========   =======     ========     =======


                                       9
SUMMARY

  In 1998, Cadence wrote off approximately $194.1 million of in-process technology that had not yet reached technological feasibility and has no alternative future use as part of its acquisitions of Ambit, Bell Lab's Integrated Circuit Design Automation Group, Symbionics Group Limited, and Excellent Design, Inc. In 1998, Cadence also recorded restructuring costs of approximately $69.5 million related to staff reductions and facilities and program streamlining.

  In 1997, Cadence incurred restructuring charges of $34.4 million for the termination of redundant employees, closure of duplicative and excess facilities, fees of financial advisors, attorneys, and accountants, and other expenses associated with its merger with Cooper & Chyan Technology, Inc. and its acquisition of High Level Design Systems, Inc. In addition, Cadence wrote off approximately $6.6 million of in-process technology that had not yet reached technological feasibility and has no alternative future use as part of its acquisitions of Synthesia AB and certain assets of Advanced Microelectronics. Cadence also wrote off capitalized software development costs of $3.1 million for products developed by Cadence which were replaced by Cooper and Chyan products or by license of replacement technology.

  In 1996, Cadence wrote off approximately $95.7 million of in-process technology that had not yet reached technological feasibility and has no alternative future use in conjunction with its acquisition of High Level Design. In addition, Cadence wrote off approximately $2.7 million of capitalized software development costs for products developed by Cadence which were replaced by High Level Design products, and incurred $2.1 million of restructuring charges consisting of employee termination costs and costs associated with excess facilities.

  There were no unusual items in 1995.

  In 1994, Cadence entered into agreements to settle two class action lawsuits for a combined settlement of $16.5 million, of which approximately $7.5 million was covered by Cadence's insurance carriers. Reflected in Cadence's operating expenses is the net settlement cost of approximately $9.0 million plus approximately $1.0 million for related legal costs. In addition, Cadence wrote off approximately $4.7 million of in-process technology that had not yet reached technological feasibility and has no alternative future use in conjunction with its acquisition of Redwood Design Automation, Inc.

  In addition to the unusual items discussed above, net income (loss) and net income (loss) per common share, basic and diluted, in the "Statement of Operations Data" and "Per Common Share Data" above include a $9.2 million and a $13.6 million after tax gain on the sale of stock of a subsidiary in the periods ended January 3, 1998 and December 30, 1995, respectively, and $3.1 million after tax gain on the sale of an equity investment in the year ended December 30, 1994.

  Net income and net income per common share, basic and diluted, for the fiscal year ended January 3, 1998 excludes the cumulative effect of change in accounting method totalling $12.3 million net of tax.

                                       10
SUMMARY

                         Quickturn Design Systems, Inc.

  The 1997 Statement of Operations Data and Per Common Share Data in the table below include one-time acquisition and merger related charges of $4.0 million before taxes.

                                  For the fiscal years ended December 31,
                                 ---------------------------------------------
                                   1998      1997      1996    1995     1994
                                 --------  --------  -------- -------  -------
                                  (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA
Revenue......................... $104,109  $110,404  $109,578 $82,442  $65,523
Expenses........................  119,808   119,243    91,605  71,357   61,469
Income (loss) before income
 taxes..........................  (12,620)   (6,664)   19,852  11,866    5,002
Income tax expense (benefit)....   (5,762)   (3,686)    5,721    (612)     401
Net income (loss)...............   (6,858)   (2,978)   14,131  12,478    4,601
PER COMMON SHARE DATA
Net income (loss):
 Basic..........................    (0.39)    (0.17)     0.87    0.81     0.36
 Diluted........................    (0.39)    (0.17)     0.79    0.74     0.32
BALANCE SHEET DATA
At period end:
 Total assets...................  134,628   131,560   111,977  94,240   77,349
 Long-term debt.................       --        --        --   3,701    3,819
 Total stockholders' equity.....   90,355    94,266    84,045  66,337   49,895

                                       11
SUMMARY

  Selected Unaudited Pro Forma Financial Data of Cadence, Ambit and Quickturn

  The following table sets forth the unaudited selected pro forma combined financial data of Cadence, Ambit Design Systems, Inc. and Quickturn. The unaudited pro forma combined balance sheet has been prepared as if our proposed merger, which will be accounted for as a pooling-of-interests by Cadence, had been consummated on January 2, 1999. The unaudited pro forma combined statement of operations data for the year ended January 2, 1999 gives effect to both the acquisition of Ambit and our proposed merger as if both transactions had been completed at the beginning of the period presented. The unaudited pro forma combined statement of operations data for the fiscal years ended January 3, 1998 and December 28, 1996 gives effect to our proposed merger as if it had been completed at the beginning of the periods presented. This unaudited selected pro forma combined financial data is derived from the unaudited Pro Forma Condensed Combined Financial Statements and notes thereto included elsewhere in this proxy statement/prospectus and should be read in conjunction with these financial statements and notes.

  This unaudited selected pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had these transactions actually occurred on the dates indicated, nor does it represent a forecast of the combined financial position or results of operations of Cadence, Ambit and Quickturn for any future period. No pro forma adjustments have been included which reflect potential effects of the efficiencies which may be obtained by combining the operations of Cadence, Ambit and Quickturn, or the costs of restructuring, integrating or consolidating their operations.

  See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information."

                                              For the fiscal years ended
                                        ---------------------------------------
                                          January 2,    January 3, December 28,
                                             1999          1998        1996
                                        --------------- ---------- ------------
                                            (In thousands, except per share
                                                       amounts)
STATEMENT OF OPERATIONS DATA
 Revenue..............................    $1,330,995    $1,036,773   $888,642
 Expenses.............................     1,162,933       813,067    772,430
 Income before provision for income
  taxes...............................       179,055       252,096    118,317
 Provision for income taxes...........        66,283        74,698     69,876
 Net income before the cumulative
  effect of change in accounting
  method..............................       112,772       177,398     48,441
PER COMMON SHARE DATA
Net income before cumulative effect of
 a change in accounting method:
 Basic................................          0.51          0.86       0.26
 Diluted..............................          0.46          0.77       0.22
                                             As of
                                        January 2, 1999
                                        ---------------
                                        (In thousands)
BALANCE SHEET DATA
At period end:
 Total assets.........................    $1,540,586
 Long-term debt.......................       136,380
 Total stockholders' equity...........       934,334

                                       12
SUMMARY

  Expenses in the preceding table include the following unusual items:

                                                 For the fiscal years ended
                                             ----------------------------------
                                             January 2, January 3, December 28,
                                                1999       1998        1996
                                             ---------- ---------- ------------
                                                       (In thousands)
Write-off of in-process technology.........   $194,100   $ 6,571     $ 95,700
Restructuring charges......................     69,494    34,417        2,119
Write-off of capitalized software
 development costs.........................        --      3,065        2,724
Write-off of acquisition and merger related
 charges...................................        --      3,957           --
                                              --------   -------     --------
                                              $263,594   $48,010     $100,543
                                              ========   =======     ========

  See "Selected Consolidated Historical Financial Data of Cadence and Quickturn" for a detailed discussion of the unusual items reflected in the table above.

                                       13
SUMMARY

                                  RISK FACTORS

  Quickturn stockholders should carefully consider the following risk factors, together with the other information included and incorporated by reference in this proxy statement/prospectus, in deciding whether to vote to approve the merger.

Risk Factors Relating to the Merger

 Cadence and Quickturn may not successfully integrate their business operations.

  Integrating the operations of Cadence with those of Quickturn after the merger may be difficult and time consuming. After the merger has been completed, Cadence may integrate, among other things, the product and service offerings, the product development, sales and marketing, research and development, administrative and customer service functions, and the management information systems of Quickturn with those of Cadence. The integration of our combined operations may temporarily distract management from the day-to-day business of the combined company after the merger. Cadence and Quickturn may fail to manage this integration effectively or to achieve any of the anticipated benefits that both companies hope will result from the merger.

 Cadence expects to incur potentially significant integration costs in connection with the merger.

  Cadence expects to incur restructuring and integration costs from integrating Quickturn's operations with those of Cadence. These costs may be substantial and may include costs for employee severance, facilities closures, relocation and disposition of excess equipment and other merger-related costs. Cadence has not yet determined the amount of these costs. Cadence expects to charge these costs to operations in the quarter in which the merger is completed, and this will hurt Cadence's operating results for that quarter.

 Quickturn stockholders may experience lower returns after merger.

  Quickturn stockholders may receive a lower return on their investment after the merger than if the merger does not occur. This is because Cadence may not achieve the anticipated operating and strategic benefits of the merger. Also, the issuance of Cadence common stock in the merger could hurt its market price.

 The IRS may challenge the tax-free nature of the merger.

  Cadence and Quickturn will not obtain a ruling from the Internal Revenue Service that the merger will generally be tax-free to Quickturn stockholders. Therefore, there is a risk that the Internal Revenue Service may challenge the tax-free nature of the merger. If it does, Quickturn stockholders may be required to pay tax on any gain realized in the merger. See "The Merger-- Material Federal Income Tax Consequences."

 Quickturn's directors and officers have conflicts of interest in recommending the merger to Quickturn stockholders.

  In considering the recommendation of the Quickturn Board of Directors to approve the merger, Quickturn stockholders should recognize that some of Quickturn's directors and officers have conflicts of interest because of employment arrangements, potential severance benefits and other reasons. These reasons are described under the headings "The Merger--Interests of Certain Persons in the Merger" and "Management After the Merger."

 Cadence's stock price is volatile.

  The trading price of Cadence common stock has fluctuated significantly in the past. Often, these fluctuations have been greater than those experienced by the stock market in general. The future trading price of Cadence common stock is likely to continue experiencing wide price fluctuations in response to such factors as:

  .  Actual or anticipated fluctuations in revenues or operating results;

                                       14
RISK FACTORS

  .  Failure to meet securities analysts' expectations of performance;

  .Announcements of technological innovations or new products by Cadence or its competitors;

  .Developments in or disputes regarding patents and other proprietary rights;

  .Proposed and completed acquisitions by Cadence or its competitors;

  .The mix of products and services sold;

  .The timing of significant orders from and shipments to customers;

  .Product and services pricing, discounts and margins; and

  .General economic conditions.

 Cadence could lose key Quickturn personnel necessary to the combined company's success.

  The merger could lead to the loss of key Quickturn personnel even though some of them have signed employment and related agreements providing for them to remain with Quickturn after the merger. Quickturn's contribution to the combined company's success will depend in part on the continued service of key groups of other Quickturn personnel. If one or more of Quickturn's engineers or manufacturing, sales or customer support personnel leaves after we complete the merger, Quickturn's business could be seriously harmed. Cadence currently has no hardware manufacturing operations, so a loss of any of Quickturn's key hardware manufacturing personnel in particular could seriously harm Quickturn's business after the merger.

 The failure to satisfy conditions to our completion of the merger other than approval of Quickturn's stockholders could jeopardize the merger.

  Even if Quickturn's stockholders approve the merger, the merger may not close unless several other conditions are met. These include:

  . Quickturn has not experienced any material and adverse change in its business since the time Quickturn and Cadence signed the merger agreement;

  .  Certain third parties have consented to the merger;

  . Keith R. Lobo, Quickturn's President and Chief Executive Officer, will continue his employment with Quickturn after the merger;

  . Neither Cadence nor Quickturn has materially breached any of its representations, warranties or covenants made in the merger agreement;

  .  There is no law or court order prohibiting the merger; and

  . Cadence's and Quickturn's independent accountants have agreed with the companies' determination that the merger will be accounted for as a pooling-of-interests.

 Our failure to complete the merger could be costly to Quickturn and its stockholders.

  If the merger is not completed:

  . Quickturn may be required to pay Cadence liquidated damages of $10,557,000 and an expense reimbursement of $3,500,000;

  . Cadence's option to purchase 3,619,100 shares of Quickturn common stock may become exercisable;

  . The price of Quickturn common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

  . Quickturn must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

  Furthermore, if the merger agreement is terminated and Cadence exercises its option to purchase Quickturn common stock, Quickturn may not be able to account for a future transaction as a pooling-of-interests.

                                       15
RISK FACTORS

Risk Factors Relating to Cadence

 Cadence's inability to compete in its industries could seriously harm its business.

  The electronic design automation software and the commercial electronic design and consulting services industries are highly competitive. If Cadence is unable to compete successfully in these industries, it could seriously harm Cadence's business, operating results and financial condition. To compete in these industries, Cadence must identify and develop innovative and cost competitive electronic design automation software products and market them in a timely manner. It must also gain industry acceptance for its professional services and offer better strategic concepts, technical solutions, prices and response time, or a combination of these factors, than those of other design companies and the internal design departments of electronics manufacturers. Cadence cannot assure you that it will be able to compete successfully in these industries. Factors which could affect Cadence's ability to succeed include:

  . The development of competitive software products and design and consulting services could result in a shift of customer preferences away from Cadence's products and services and cause a significant decrease in revenues;

  . The electronics design and consulting services industries are relatively new industries and electronics design companies and manufacturers are only beginning to purchase these services from outside vendors; and

  . There are a significant number of current and potential competitors in the electronic design automation software industry and the cost of entry is low.

  In the electronic design automation software industry, Cadence currently competes with a number of large companies, including Avant! Corporation, Mentor Graphics Corporation, Synopsys, Inc. and Zuken-Redac, and numerous small companies. Cadence also competes with manufacturers of electronic devices that have developed or have the capability to develop their own electronic design automation software. Many of these manufacturers may be reluctant to purchase services from independent vendors like Cadence because they wish to promote their own internal design departments. In the electronics design and consulting services industries, Cadence competes with numerous electronic design and consulting companies as well as with the internal design capabilities of electronics manufacturers. Other electronics companies and management consulting firms continue to enter the electronic design and consulting industry.

 Cadence's failure to respond quickly to technological developments could make its products uncompetitive and obsolete.

  The industries in which Cadence competes experience rapid technological developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements. Currently, the electronic chip design industry is experiencing several revolutionary trends:

  . Developments in manufacturing that enable production of chips with extremely small spacing between transistors, so-called deep sub-micron chips, that challenge the fundamental laws of physics and chemistry.

  . The ability of manufacturers to produce chips from 12 inch silicon wafers as opposed to today's eight inch wafers. This ability to place millions of additional transistors on each chip requires entirely new software tools for designers to design these 12 inch chips.

  . The ability to design entire electronic systems on a single chip, so-called System-on-a-Chip or SOC, rather than a circuit board greatly increases design complexity and requires the ability to design both hardware and software on a single chip.

  If Cadence is unable to respond quickly and successfully to these developments and changes, Cadence may lose its competitive position and its products or technologies may become uncompetitive or obsolete. In

                                       16
RISK FACTORS
order to compete successfully, Cadence must develop or acquire new products and improve its existing products and processes on a schedule that keeps pace with technological developments in its industries. Cadence must also be able to support a range of changing computer software, hardware platforms and customer preferences. There is no guarantee that Cadence will be successful in this regard.

 Cadence lacks long-term experience in its electronics design and consulting services business.

  Cadence only recently began to focus on offering electronics design and consulting services and therefore may not be as experienced in this business as others. The market for these services is relatively new and rapidly evolving. Cadence's failure to succeed in these services businesses may seriously harm Cadence's business, operating results and financial condition.

 The success of Cadence's electronic design and consulting services businesses depends on many factors that are beyond its control.

   In order to be successful with its electronics design and consulting services, Cadence must overcome several factors that are beyond its control, including the following:

  . Many service contracts generally represent large amounts of revenue. Cadence's electronics design and consulting services contracts generally represent a relatively large amount of revenue per order. Therefore, the loss of individual orders could seriously hurt Cadence's revenue and operating results.

  . Many service contracts are at a fixed price. A substantial portion of these service contracts are fixed-price contracts. This means that the customer pays a fixed price which has been agreed upon ahead of time, no matter how much time or how many resources Cadence must devote to perform the contract. If Cadence's cost in performing the services consistently and significantly exceeds the amount the customer has agreed to pay, it could seriously harm Cadence's business, operating results and financial condition.

  . Cadence's cost of service personnel is high and reduces gross margin. Gross margins represent the difference between the amount of revenue from the sale of services and Cadence's cost of providing those services. Cadence must pay high salaries to professional services personnel to attract and retain them. This results in lower gross margins than the gross margins in Cadence's software business. In addition, the high cost of training new services personnel or not fully utilizing these personnel can significantly lower gross margins.

 Fluctuations in quarterly results of operations could hurt Cadence's business and the market price of its stock.

  Cadence has experienced, and may continue to experience, varied quarterly operating results. Various factors affect Cadence's quarterly operating results and some of them are not within Cadence's control, including the mix of products and services sold and the timing of significant orders for its software products by customers. Quarterly operating results are affected by the mix of products sold because there are significant differences in margins from the sale of products and services. Cadence realizes gross margins on product sales of approximately 90% but realizes gross margins of approximately 30% on its performance of services. In addition, Cadence's quarterly operating results are affected by the timing of significant orders for its software products because a significant number of contracts for software products are in excess of $5 million. The failure to close a contract for the sale of one or more orders of Cadence's software products could seriously hurt its quarterly operating results.

  In addition, Cadence bases its expense budgets partially on its expectations of future revenue. However, it is difficult to predict revenue levels or growth. Revenue levels that are below Cadence's expectations could seriously hurt Cadence's business, operating results and financial condition. If revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of Cadence common

                                       17
RISK FACTORS
stock could decline dramatically. Also, because of the large order size and its customers' buying patterns, Cadence may not learn of revenue shortfalls, earnings shortfalls or other failures to meet market expectations until late in a fiscal quarter, which could cause even more immediate and serious harm to the trading price of Cadence common stock.

  Because Cadence's focus on providing services is relatively recent, it believes that quarter-to-quarter comparisons of its results of operations may not be meaningful. Therefore, Quickturn stockholders should not view Cadence's historical results of operations as reliable indicators of its future performance.

 Cadence expects to acquire other companies and may not successfully integrate them.

  Cadence has acquired other businesses before and may do so again. While Cadence expects to analyze carefully all potential transactions before committing to them, Cadence cannot assure you that any transaction that is completed will result in long-term benefits to Cadence or its stockholders or that Cadence's management will be able to manage the acquired businesses effectively. In addition, growth through acquisition involves a number of risks. If any of the following events occurs after Cadence acquires another business, it could seriously harm Cadence's business, operating results and financial condition:

  . Difficulties in combining previously separate businesses into a single unit;

  . The substantial diversion of management's attention from day-to-day business when negotiating these transactions and later integrating an acquired business;

  . The discovery after the acquisition has been completed of liabilities assumed from the acquired business;

  . The failure to realize anticipated benefits such as cost savings and revenue enhancements;

  . Difficulties related to assimilating the products of an acquired business; for example, in distribution, engineering and customer support areas;

  . The failure to identify or correct a material Year 2000 problem of an acquired business.

 Cadence's failure to attract, train, motivate and retain key employees may harm its business.

  The competition for highly skilled employees is intense. Cadence's business depends on the efforts and abilities of its senior management, its research and development staff and a number of other key management, sales, support, technical and services personnel. Cadence's failure to attract, train, motivate and retain such employees would impair its development of new products, its ability to provide design and consulting services and the management of its businesses. This would seriously harm Cadence's business, operating results and financial condition.

 Cadence's international operations may seriously harm its financial condition because of several weak foreign economies and the effect of foreign exchange rate fluctuations.

  Cadence has operations outside the United States. Cadence's revenue from international operations as a percentage of total revenue was approximately 48% in 1996, 53% in 1997 and 50% in 1998. Cadence also transacts business in various foreign currencies. Recent economic uncertainty and the weakening of foreign currencies in the Asia-Pacific region has had, and may continue to have, a seriously harmful effect on Cadence's revenues and operating results.

  Fluctuations in the rate of exchange between U.S. Dollars and the currencies of countries other than the U.S. in which Cadence conducts business could seriously harm its business, operating results and financial condition. For example, if there is an increase in the rate at which a foreign currency exchanges into U.S. Dollars, it will take more of the foreign currency to equal a specified amount of U.S. Dollars than before the rate increase. If Cadence prices its products and services in the foreign currency, it will receive less in U.S.

                                       18
RISK FACTORS

Dollars than it did before the rate increase went into effect. If Cadence prices its products and services in U.S. Dollars, an increase in the exchange rate will result in an increase in the price for Cadence's products and services compared to those products of its competitors that are priced in local currency. This could result in Cadence's prices being uncompetitive in markets where business is transacted in the local currency. Cadence's international operations may also be subject to other risks, including:

  .The adoption and expansion of government trade restrictions;

  .Volatile foreign exchange rates and currency conversion risks;

  .Limitations on repatriation of earnings;

  .Reduced protection of intellectual property rights in some countries;

  .Recessions in foreign economies;

  .Longer receivables collection periods and greater difficulty in collecting accounts receivable;

  .Difficulties in managing foreign operations;

  .Political and economic instability;

  .Unexpected changes in regulatory requirements;

  .Tariffs and other trade barriers; and

  .U.S. government licensing requirements for export as licenses can be difficult to obtain.

  Cadence expects that revenue from its international operations will continue to account for a significant portion of its total revenue.

  Exposure to foreign currency transaction risk can arise when transactions are conducted in a currency different from the functional currency of a Cadence subsidiary. A subsidiary's functional currency is the currency in which it primarily conducts its operations, including product pricing, expenses and borrowings. Cadence uses foreign currency forward exchange contracts, as part of its foreign currency hedging program, to help protect against currency exchange risks. These contracts allow Cadence to buy or sell specific foreign currencies at specific prices on specific dates. Under this program, increases or decreases in the value of Cadence's foreign currency transactions are partially offset by gains and losses on these forward exchange contracts. Although Cadence attempts to reduce the impact of foreign currency fluctuations, significant exchange rate movements may hurt Cadence's results of operations as expressed in U.S. Dollars.

  Foreign currency exchange risk occurs for some of Cadence's foreign operations whose functional currency is the local currency. The primary effect of foreign currency translation on Cadence's results of operations is a reduction in revenue from a strengthening U.S. Dollar, offset by a smaller reduction in expenses. Exchange rate gains and losses on the translation into U.S. Dollars of amounts denominated in foreign currencies are included as a separate component of stockholders' equity and were losses of $2.8 million in 1996, $5.3 million in 1997 and $2.2 million in 1998.

 Cadence's inability to deal effectively with the conversion to the Euro may negatively impact its marketing and pricing strategies.

  On January 1, 1999, 11 member countries of the European Union adopted the Euro as their common legal currency and established fixed conversion rates between their sovereign currencies and the Euro. Transactions can be made in either the sovereign currencies or the Euro until January 1, 2002, when the Euro must be used exclusively. Currently, only electronic transactions may be conducted using the Euro. Cadence believes that its internal systems and financial institution vendors are capable of handling the Euro conversion and is in the process of examining current marketing and pricing policies and strategies that may be affected by conversion

                                       19
RISK FACTORS
to the Euro. The cost of this effort is not expected to materially hurt Cadence's results of operations or financial condition. However, Cadence cannot assure you that all issues related to the Euro conversion have been identified and that any additional issues would not materially hurt Cadence's results of operations or financial condition. For example, the conversion to the Euro may have competitive implications on Cadence's pricing and marketing strategies and Cadence may be at risk to the extent its principal European suppliers and customers are unable to deal effectively with the impact of the Euro conversion. Cadence has not yet completed its evaluation of the impact of the Euro conversion on its functional currency designations.

 Cadence's failure to obtain software or other intellectual property licenses or adequately protect its proprietary rights could seriously harm its business.

  Cadence's success depends, in part, upon its proprietary technology. Many of Cadence's products include software or other intellectual property licensed from third parties, and Cadence may have to seek new or renew existing licenses for this software and other intellectual property in the future. Cadence's design services business also requires it to license software or other intellectual property of third parties. Cadence's failure to obtain for its use software or other intellectual property licenses or other intellectual property rights on favorable terms, or the need to engage in litigation over these licenses or rights, could seriously harm Cadence's business, operating results and financial condition.

  Also, Cadence generally relies on patents, copyrights, trademarks and trade secret laws to establish and protect its proprietary rights in technology and products. Despite precautions Cadence may take to protect its intellectual property, Cadence cannot assure you that third parties will not try to challenge, invalidate or circumvent these patents. Cadence also cannot assure you that the rights granted under its patents will provide it with any competitive advantages, patents will be issued on any of its pending applications or future patents will be sufficiently broad to protect Cadence's technology. Furthermore, the laws of foreign countries may not protect Cadence's proprietary rights in those countries to the same extent as U.S. law protects these rights in the United States.

  Cadence cannot assure you that its reliance on licenses from or to third parties, or patent, copyright, trademark and trade secret protection, will be enough to be successful and profitable in the industries in which Cadence competes.

 Intellectual property infringement by or against Cadence could seriously harm its business.

  There are numerous patents in the electronic design automation software industry and new patents are being issued at a rapid rate. It is not always economically practicable to determine in advance whether a product or any of its components infringes the patent rights of others. As a result, from time to time, Cadence may be forced to respond to or prosecute intellectual property infringement claims to protect its rights or defend a customer's rights. These claims, regardless of merit, could consume valuable management time, result in costly litigation or cause product shipment delays, all of which could seriously harm Cadence's business, operating results and financial condition. In settling these claims, Cadence may be required to enter into royalty or licensing agreements with the third parties claiming infringement. These royalty or licensing agreements, if available, may not have terms acceptable to Cadence. Being forced to enter into a license agreement with unfavorable terms could seriously harm Cadence's business, operating results and financial condition.

 Failure to obtain export licenses could harm Cadence's business.

  Cadence must comply with United States Department of Commerce regulations in shipping its software products and other technologies outside the United States. Although Cadence has not had any significant difficulty complying with these regulations so far, any significant future difficulty in complying could harm Cadence's business, operating results and financial condition.

                                       20
RISK FACTORS

 "Year 2000 computer problems" could interrupt Cadence's business operations.

  The so-called Year 2000 problem occurs when computer programs and embedded microprocessors fail to process date information correctly beginning in 1999. If Cadence experiences a Year 2000 problem, it could result in an interruption in, or a failure of, normal business operations. This could seriously harm Cadence's business, operating results and financial condition.

  While Cadence has established a Year 2000 project team to identify and resolve its potential Year 2000 issues, Cadence has not fully assessed the risks the Year 2000 problem poses to its business. Cadence believes that its own internally-developed software products generally will not have Year 2000 problems. However, Cadence is uncertain as to the Year 2000 readiness of third-party suppliers and customers, approximately 30% of its internal information business systems, and products acquired through recent acquisitions. Because of these uncertainties, Cadence is currently unable to determine whether and to what extent the Year 2000 problem will harm its business, operating results or financial condition.

 Cadence purchases call options and issues put warrants which may cause the market price of its stock to fall.

  Cadence repurchases shares of its common stock under stock repurchase programs in order to make sure it has enough shares for issuance under its Employee Stock Purchase Plan, its 1997 Stock Option Plan and for other corporate purposes. This may result in sales of a large number of shares and consequent decline in the market price of Cadence common stock. As part of these repurchase programs, Cadence has purchased and will purchase call options or has sold and will sell put warrants.

  . Call options allow Cadence to buy shares of its stock on a specified day at a specified price. If the market price of the stock is greater than the exercise price of a call option, Cadence will typically exercise the option and receive shares of stock. If the market price of the stock is less than the exercise price of a call option, Cadence typically will not exercise the option.

  . Call option issuers may accumulate a substantial number of shares of Cadence common stock in anticipation of Cadence's exercising its call option and may dispose of these shares if and when Cadence fails to exercise its call option. This could cause the market price of Cadence common stock to fall.

  . Put warrants allow the holder to sell to Cadence shares of Cadence common stock on a specified day at a specified price. Cadence has the right to settle the put warrant with shares of Cadence common stock valued at the difference between the exercise price and the fair value of the stock at the date of exercise.

  . Depending on the exercise price of the put warrant and the market price of the stock at the time of exercise, settlement of the put warrants with stock could cause Cadence to issue a substantial number of shares to the holder of the put warrant. The holder may sell these shares in the market, which could cause the price of Cadence common stock to fall.

  . Put warrant holders may accumulate a substantial number of shares of stock in anticipation of exercising their put warrants and may dispose of these shares if and when they exercise their put warrants and Cadence issues shares in settlement of their put warrants. This could also cause the market price of Cadence common stock to fall.

 Anti-takeover defenses in Cadence's charter and under Delaware law could prevent an acquisition of Cadence or limit the price that investors might be willing to pay for Cadence common stock.

  Provisions of the Delaware General Corporation Law that apply to Cadence and its certificate of incorporation could make it difficult for another company to acquire control of Cadence. For example:

  . Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in any business combination with a person owning 15% or more of the voting stock

                                       21
RISK FACTORS
     of the corporation, or who is affiliated with the corporation and owned 15% or more of its voting stock at any time within 3 years prior to the proposed business combination, for a period of three years from the date the person became a 15% owner, unless specified conditions are met.

  . Cadence's certificate of incorporation allows the Cadence Board of Directors to issue at any time and without stockholder approval, preferred stock with such terms as it may determine. No shares of Cadence preferred stock are currently outstanding. However, the rights of holders of any Cadence preferred stock that may be issued in the future may be superior to the rights of holders of Cadence common stock.

  . Cadence has a rights plan, commonly known as a "poison pill," which would make it difficult for someone to acquire Cadence without the approval of Cadence's Board of Directors. Cadence's rights plan is described in more detail in "Cadence Capital Stock and Comparison of Stockholder Rights-- Description of Cadence Capital Stock--Cadence Rights Plan."

  All of these factors could limit the price that certain investors would be willing to pay for shares of Cadence common stock and could delay, prevent or allow the Board of Directors of Cadence to resist an acquisition of Cadence, even if the proposed transaction was favored by a majority of Cadence's independent stockholders.

Risk Factors Relating to Quickturn

 Quickturn's quarterly results of operations can fluctuate substantially.

  A delay in the shipment of a few orders can have a significant adverse effect upon Quickturn's total revenue and results of operations in a given quarter. Many of Quickturn's customers order products only when needed. They often wait until they know that a new integrated circuit development project will begin. In addition, a significant portion of Quickturn's revenue in each quarter generally results from shipments in the last few weeks of the quarter. Quickturn may not learn of these revenue shortfalls until late in a quarter. In two quarters of 1994, significant orders were delayed into the succeeding quarter, causing Quickturn to miss its revenue targets.

 Quickturn relies on a few customers for much of its revenue.

  The loss of a major customer or fewer or smaller orders by a major customer could harm Quickturn's financial condition or results of operations. Quickturn relies on a limited number of customers for a substantial portion of its total revenue. Quickturn's top ten customers represented, as a percentage of total revenue, 52% in 1996, 43% in 1997 and 60% in 1998. In 1998, sales to one customer, Fujitsu, were $14.7 million or 14% of Quickturn's total revenue. In 1996, sales to Fujitsu were $13.1 million or 12% of Quickturn's total revenue. In 1997, no individual customer comprised more than 10% of Quickturn's total revenue. Quickturn expects that sales to a limited number of customers in the future will continue to represent a high percentage of its total revenue. In addition, any significant delays in or cancellations of a major customer's development projects, new product announcements and releases by Quickturn, and economic conditions in the electronics industry generally could result in delayed, smaller or cancelled orders. In the first quarter of 1997, some of Quickturn's major customers lengthened their purchase cycles and, in the first quarter of 1998, major customers in the Asia/Pacific region cancelled projects which would have otherwise been expected to result in purchases of Quickturn's products.

 Transition to a new product may cause customers to defer purchases.

  In June 1998, Quickturn announced a new hardware-based emulation product, the Mercury Design Verification System,(TM) which is designed to replace Quickturn's System Realizer emulation product. This announcement could cause customers to defer purchasing these existing products. The transition to the new Mercury system may also be disrupted by slow industry acceptance or interruptions in manufacturing or component availability.

 Quickturn is exposed to currency exchange rate fluctuations.

  Fluctuations of the U.S. Dollar against foreign currencies, the current uncertain international economic situation and the seasonality of international markets could harm Quickturn's results of operations and financial condition.

                                      22
RISK FACTORS

  Revenue from most of Quickturn's international customers is in U.S. Dollars, but Quickturn transacts business with some customers in foreign currencies. Quickturn's foreign currency hedging program may not protect it from fluctuations in currency exchange rates and this could seriously harm the value of payment generated by sales in foreign currencies.

 Quickturn's inability to deal effectively with the conversion to the Euro may negatively impact its marketing and pricing strategies.

   On January 1, 1999, 11 member countries of the European Union adopted the Euro as their common legal currency and established fixed conversion rates between their sovereign currencies and the Euro. Electronic transactions can be made in either the sovereign currencies or the Euro until January 1, 2002, after which the Euro must be used exclusively for all transactions. Quickturn believes that its internal systems and financial institution vendors are capable of handling the Euro conversion and is in the process of examining current marketing and pricing policies and strategies that may be affected by conversion to the Euro. The cost of this effort is not expected to materially hurt Quickturn's results of operations or financial condition. However, Quickturn cannot assure you that all issues related to the Euro conversion have been identified and that any additional issues would not materially hurt Quickturn's results of operations or financial condition. For example, the conversion to the Euro may have competitive implications on Quickturn's pricing and marketing strategies and Quickturn may be at risk to the extent its principal European customers are unable to deal effectively with the impact of the Euro conversion. Quickturn has not yet completed its evaluation of the impact of the Euro conversion on its functional currency designations.

 Quickturn may continue to be affected by foreign economic conditions.

  Quickturn derives a significant portion of its revenue and net income from its international operations. Quickturn's products may not achieve widespread commercial acceptance in international markets in the future. Quickturn is uncertain whether the recent weakness experienced in Asia-Pacific markets will continue. Because of this downturn, sales of Quickturn's products in Japan have decreased in the first three quarters of 1998. The downturn could also cause major Japanese electronics firms to continue lowering their electronic design automation spending budgets. Consequently, sales of Quickturn's design verification products in Japan may continue to decrease.

  Quickturn's international sales may be subject to additional risks associated with international operations, including:

  .  The adoption and expansion of unfavorable government trade regulations;

  .  Limitations on the repatriation of earnings;

  .  Reduced respect for intellectual property rights by some countries;

  .  Recessions in foreign countries and regions;

  . Longer receivables collection periods and greater difficulty in collecting international accounts receivable;

  . Difficulties in managing Quickturn's own operations in multiple, distinct geographic locations and diverse cultures;

  .  Political and economic instability;

  .  Tariffs and other trade barriers; and

  .  Difficulties in obtaining U.S. government export licenses.

                                       23
RISK FACTORS

 Quickturn obtains key components from a limited number of suppliers.

  Quickturn depends on several suppliers for certain key components and board assemblies used in its hardware-based emulation products. Quickturn's inability to develop alternative sources or to obtain sufficient quantities of these components or board assemblies could result in delays or reductions in product shipments. In particular, Quickturn currently relies on Xilinx, Inc. for the supply of key integrated circuits and on IBM for the hardware components for both Quickturn's CoBALT(TM) product and Mercury Design Verification System.(TM) With regard to the Mercury Design Verification System,(TM) IBM recently replaced Quickturn's previous supplier. IBM is currently providing the assembly services for several Mercury components on an order-by-order basis. Quickturn is negotiating with IBM to establish an overall contract, but these negotiations may not be successfully completed. Other disruptions in supply may also occur. If there were a reduction or interruption, Quickturn's results of operations would be seriously harmed. Even if Quickturn can eventually obtain these components from alternative sources, a significant amount of time and resources would be required to redesign Quickturn's products to accommodate the alternative supplier.

 Quickturn may not be able to sustain or increase its gross margins.

  Quickturn may not be able to sustain or increase its gross margins which traditionally have averaged between 68% and 71% excluding unusual items. Gross margin represents the difference between the amount of revenue from the sale of a product, less returns and allowances, and the cost of making the product. Quickturn has experienced, and expects to continue to experience, competitive pressures in its industry from existing companies and new entrants. These pressures could cause Quickturn to lower its prices. Furthermore, to the extent that Quickturn is able to achieve cost reductions, the resulting savings may be passed on to Quickturn's customers.

 Quickturn's industry is highly competitive.

  The electronic design automation industry is highly competitive and rapidly changing. Quickturn faces significant competition from companies that produce products similar to Quickturn's, as well as from companies offering products based on other integrated circuit design verification methods which involve building and then testing complete electronics system prototypes and some of which rely on new electronics technologies. Because of the growing demand for electronics design verification methods that reduce the number of costly design cycles and improve product quality, Quickturn expects competition to increase as other companies attempt to introduce products similar to Quickturn's, and as new technologies may emerge. Increased competition could result in price reductions, reduced profits and loss of market share, which could seriously harm Quickturn's business, operating results and financial condition. Many of Quickturn's competitors have significantly greater financial, technical and marketing resources and greater name recognition than Quickturn. Many have also established relationships with current and potential customers of Quickturn.

 Quickturn is involved in substantial intellectual property litigation which will be costly and may invalidate some of its intellectual property rights.

  From time to time Quickturn has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights, invalidity claims, or claims for indemnification resulting from infringement claims. Quickturn has also found it necessary in the past to enforce its intellectual property rights through litigation. Quickturn's competitors may sue Quickturn in order to obtain a competitive edge. Litigation can result in substantial costs to Quickturn and significant diversions of management time from Quickturn's day-to-day operations. In 1995, Quickturn's competitor, Mentor, sued Quickturn. Mentor sought to have several of Quickturn's patents declared invalid as well as to have the court determine that Mentor was not infringing them. Quickturn filed counterclaims against Mentor and Mentor's French subsidiary, Meta Systems, for infringement of the same Quickturn patents. Quickturn is also involved in patent litigation with Mentor's subsidiary in Germany; with Mentor's French and Dutch subsidiaries, with Meta Systems and with a French

                                       24
RISK FACTORS
company named M2000 in France; and with Aptix Corporation, Meta Systems and Mentor in California. Even though patent and intellectual property disputes in Quickturn's industry are often settled through licensing, cross-licensing or similar arrangements, costs associated with litigation can be substantial. The costs and any adverse outcomes of Quickturn's current litigation could seriously harm its business, operating results and financial condition. In addition, litigation by Quickturn could result in unintended consequences, such as Quickturn's patents being invalidated.

 "Year 2000" computer problems could interrupt Quickturn's business operations.

  Quickturn's failure to correct a material Year 2000 problem could result in an interruption in certain normal business activities or operations. Any interruption of this kind could seriously harm Quickturn's business, operating results and financial condition. Quickturn has determined that it must modify or replace portions of its software so that its internal systems and products recognize dates beyond December 31, 1999. If these modifications of existing software and conversions are not made, the Year 2000 problem could seriously harm Quickturn's operations. In addition, other systems on which Quickturn's systems rely may not be converted in a timely fashion or in a way that is compatible with Quickturn's systems. Quickturn's operations could also be seriously harmed if third parties with whom Quickturn deals are not Year 2000 compliant.

 Quickturn's design verification products may not be broadly accepted by the market.

  Broad market acceptance of its design verification products by existing and new customers is critical to Quickturn's future success. Because the market for design verification products is new and evolving, it is difficult to predict whether the market for design verification products will continue to expand. Substantially all of Quickturn's revenue has been derived from the sale of its design verification products, and sales of these products are expected to continue to account for substantially all of Quickturn's revenue in the foreseeable future. To date, however, these products have been sold to a limited number of customers, and sales to additional customers must overcome substantial obstacles. For example, the adoption of Quickturn's design verification products in the design process by computer chip and system designers, particularly those which have historically relied on other methods, generally requires the designer to adopt an entirely new method of design verification. While Quickturn believes that its design verification products offer considerable advantages in the high-end system design process, market acceptance of these products may not continue to grow. Moreover, emulation products may not be adopted beyond the high-end emulation market, which is characterized by complex computer chips of hundreds of thousands or, in some cases, millions of logic gates. The adoption of Quickturn's design verification products for designing computer chips and systems also depends on continued increased complexity of computer chips designed into electronic systems, integration of Quickturn's products with the tools for design and verification, importance of the time-to-market benefits of Quickturn's design verification products and industry acceptance of the need to close the gap between high level design and silicon production.

 The lengthy sales cycles for Quickturn's products may cause fluctuations in operating results and inventory obsolescence.

  Quickturn's design verification products typically have a lengthy sales cycle, during which Quickturn may expend substantial funds and management effort without any assurance that a sale will result. Sales of Quickturn's products depend, in significant part, upon the decision of the prospective customer to commence a project for the design and development of complex computer chips and systems. Such projects often require significant amounts of time and commitments of capital. Quickturn's sales may be delayed if customers delay commencement of projects. Lengthy sales cycles subject Quickturn to a number of significant risks over which Quickturn has little or no control, including inventory obsolescence and fluctuations in operating results.


                                       25
RISK FACTORS

 Quickturn's business may suffer if new system and computer chip design projects do not continue to increase.

  Most of Quickturn's sales occur upon the commencement of new projects for electronic systems and computer chips by developers. A decrease in the rate at which new system and computer chip design projects are started could materially adversely affect Quickturn's business. The electronics industry has historically experienced sudden and unexpected downturns during which new system and design projects decrease.

 Quickturn's success depends on its ability to introduce new products and keep up with technological change.

  Quickturn's future success depends upon its ability to enhance its current lines of verification products and to design, develop and support its next-generation products on a timely basis that keep pace with technological developments and emerging industry standards. Quickturn may not be able to do so successfully. The electronic design automation industry is characterized by extremely rapid technological change in hardware and software development, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render Quickturn's existing products obsolete and unmarketable. Next-generation design verification products must address increasingly sophisticated customer needs, all of which require a high level of expenditures for research and development by Quickturn. Quickturn may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, and these products may not adequately meet the requirements of the marketplace and achieve market acceptance.

 Quickturn's introduction of new products could cause customers to defer purchasing Quickturn's existing products.

  From time to time, Quickturn may announce new products or technologies that have the potential to replace Quickturn's existing product offerings. The announcement of new product offerings could cause customers to defer purchases of existing Quickturn products, which could adversely affect Quickturn's results of operations.

 Quickturn may not be able to meet customer requirements for quality and reliability in the future.

  If Quickturn fails to provide a high level of quality and reliability, Quickturn's future sales may be harmed and existing customers may be lost. Quickturn's emulation systems are complex and are used by Quickturn's customers in critical development projects which demand a high level of quality and reliability. Any decline in quality or reliability in Quickturn's products could greatly increase the cost and production time of customer's technical design projects.

 Quickturn may be unable to successfully protect its intellectual property rights.

  Quickturn's success and ability to compete is dependent upon its proprietary technology. If Quickturn fails to successfully protect its intellectual property rights, its business could be seriously harmed. Quickturn relies on patent, trademark, trade secret and copyright law, as well as confidentiality and license agreements, to protect its technology. Despite these precautions, it may be possible for a third party to copy or use Quickturn's products or technology without authorization. Others may also be able to develop technologies that are similar or superior to Quickturn's, duplicate Quickturn's technology or design around its patents. In addition, effective copyright and trade secret protection may be unavailable or limited in some foreign countries in which Quickturn sells its products.


                                       26
RISK FACTORS

 Quickturn could lose the right to incorporate one or more third party software products in its products.

  Quickturn incorporates into its products software licensed from third parties to perform various peripheral functions, such as displaying verification results in particular formats. This third-party software may not continue to be available to Quickturn on commercially reasonable terms. If Quickturn loses or is unable to maintain any of these software licenses, its product shipments could be delayed or reduced until equivalent software is identified, licensed and integrated, which could degrade Quickturn's ability to deliver its products.

                                       27
RISK FACTORS

                           QUICKTURN SPECIAL MEETING

General

  This proxy statement/prospectus is first being mailed to the record holders of Quickturn common stock around April 23, 1999. Also enclosed is a notice of the special meeting of Quickturn stockholders and a form of proxy that is solicited by the Board of Directors of Quickturn for use at the special meeting. The special meeting will be held on Friday, May 21, 1999, at 9 a.m., local time, at 55 W. Trimble Road, San Jose, California, and at any adjournments or postponements thereof.

Matters to be Considered

  The purpose of the special meeting is to vote on the merger agreement, dated as of December 8, 1998, by and among Cadence, CDSI Acquisition, Inc., a wholly-owned subsidiary of Cadence, and Quickturn. Since December 8, 1998, we have modified the merger agreement in several respects, the most important of which was to increase the value of Cadence common stock to be exchanged for each Quickturn share from $14 to $15. Quickturn stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting to allow additional time for the solicitation of additional votes to approve the merger agreement if the secretary of the meeting determines that there are not sufficient votes to approve the merger agreement.

Proxies

  Quickturn stockholders should fill out and send back the accompanying form of proxy if they will be unable to attend the special meeting in person. Quickturn stockholders may revoke their proxies at any time before they are exercised by giving the secretary of Quickturn written notice of revocation, properly executed proxies of a later date or by attending the special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of Quickturn proxies should be addressed to Quickturn Design Systems, Inc., 55 W. Trimble Road, San Jose, California 95131, Attention:
Corporate Secretary. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If no specification is made, the proxies will be voted in favor of the merger agreement. No proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. However, if a stockholder abstains from voting on the adoption of the merger agreement and makes no specification on an adjournment or postponement for the purpose of soliciting additional proxies, then the proxy will be voted for the adjournment or postponement.

Solicitation of Proxies

  Quickturn will pay the entire cost of soliciting proxies. In addition to solicitating proxies by mail, Quickturn will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Quickturn stock and obtain their voting instructions, if necessary. Quickturn will reimburse these record holders for their reasonable expenses in performing these tasks. Quickturn has also made arrangements with Morrow & Co., Inc. to assist in soliciting proxies from banks, brokers and nominees and has agreed to pay Morrow approximately $15,000 plus expenses for its services. If necessary, Quickturn may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Quickturn stockholders, either personally or by telephone, letter or other means.

Record Date and Voting Rights

  The Quickturn Board of Directors has fixed April 9, 1999 as the record date for determining the Quickturn stockholders entitled to notice of and to vote at the Quickturn special meeting. Therefore, only stockholders of record at the close of business on the record date will receive notice of and be able to vote at the Quickturn special meeting. At the close of business on the record date, there were 18,395,730 shares of Quickturn common

                                       28
QUICKTURN SPECIAL MEETING
stock outstanding held by about 332 record holders in addition to approximately 4,500 holders who do not hold shares in their own names. A majority of these shares must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger agreement to occur. Each share of outstanding Quickturn common stock entitles its holder to one vote.

  Shares of Quickturn common stock present in person at the Quickturn special meeting but not voting, and shares for which Quickturn has received proxies but with respect to which holders of these shares have abstained, will be counted as present at the special meeting for purposes of determining whether or not a quorum exists. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of the shares may not give a proxy to vote shares held for these customers on the matters to be voted on at the special meeting without specific instructions from them. However, broker non-votes will be counted for purposes of determining whether a quorum exists.

  Under Delaware law and Quickturn's certificate of incorporation, a majority of the outstanding shares of Quickturn common stock entitled to vote at the Quickturn special meeting must vote for the merger agreement in order for it to be adopted by Quickturn.

  Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Quickturn common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approving the merger agreement. Therefore, the Quickturn Board of Directors urges stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

  As of the record date, Quickturn's directors and executive officers beneficially owned about 1,521,805 shares of Quickturn common stock, entitling them to exercise about 8.27% of the voting power of the Quickturn common stock entitled to vote at the special meeting. Quickturn expects that each of these directors and/or executive officers will vote his or her shares for the merger agreement.

  More information about the beneficial ownership of Quickturn common stock by those who own more than 5% of the stock, and more detailed information about the beneficial ownership of Quickturn common stock by directors and executive officers of Quickturn, can be found in Quickturn's Annual Report on Form 10-K/A for the year ended December 31, 1998. See "Where You Can Find More Information."

Recommendation of Quickturn Board

  The Quickturn Board has unanimously approved the merger agreement and the proposed merger and other transactions described in the merger agreement. The Quickturn Board believes that the merger agreement is in the best interests of Quickturn and its stockholders and recommends that Quickturn stockholders vote "FOR" the merger agreement. See "The Merger--Recommendation of the Quickturn Board and Quickturn's Reasons for the Merger."

                                       29
QUICKTURN SPECIAL MEETING

                                  THE MERGER

  The following summary of the material terms and provisions of the merger agreement and the option agreement is qualified by reference to the merger agreement and the option agreement. The merger agreement is attached as Appendix A and the option agreement is attached as Appendix B to this proxy statement/prospectus, each of which is incorporated herein by reference.

General

  The Boards of Directors of Cadence and Quickturn have each unanimously approved the merger agreement, which provides for combining Cadence and Quickturn through a merger that will result in Quickturn's becoming a wholly-owned subsidiary of Cadence. Upon completion of the merger, each outstanding share of Quickturn common stock will be converted into the right to receive $15 worth of Cadence common stock.

  For purposes of determining the number of Cadence shares to be exchanged for each share of Quickturn common stock in the merger, we will use the average closing price of one share of Cadence common stock, as reported on the New York Stock Exchange Composite Transactions reporting system, for the five trading days immediately preceding the business day that is two business days before the merger closes.

  Each share of Cadence common stock issued to you will also represent the Series A Junior Participating Preferred Share Purchase Rights issued to the Cadence stockholders under Cadence's rights plan, which is commonly known as a poison pill.

  This section of the proxy statement/prospectus describes the most significant aspects of the merger, including the principal provisions of the merger agreement and the stock option agreement between Quickturn and Cadence.

Background of the Merger

  Patent Litigation with Mentor. For a number of years, Quickturn and Mentor have been litigating the validity of certain Quickturn patents and Mentor's alleged infringement of them. In January 1996, Quickturn filed a complaint with the International Trade Commission seeking to stop unfair importation into the U.S. of logic emulation systems manufactured by Meta Systems, Mentor's French subsidiary. In the complaint, Quickturn alleged that Mentor's hardware logic emulation systems infringed several of Quickturn's patents. Some of these patents were purchased by Quickturn from Mentor in 1992. In August 1996, Quickturn sought and received temporary relief from the International Trade Commission in the form of temporary exclusion and temporary cease and desist orders. The Federal Circuit Court of Appeals affirmed the International Trade Commission's issuance of temporary relief in August 1997. In December 1997, the International Trade Commission issued:

  . a permanent limited exclusion order, which permanently prohibits the importation of hardware logic emulation system, subassemblies or components manufactured by Mentor and/or Meta, which infringe Quickturn's patents and

  . a permanent cease and desist order, which permanently prohibits Mentor from, among other things, selling, offering for sale or advertising the same hardware logic emulation devices in the U.S.

  Quickturn is also involved in a federal district court case with Mentor and Meta over five of Quickturn's patents. Quickturn has pending actions against Mentor and Meta for infringement of these five patents, and Mentor and Meta are seeking a declaratory judgment of non-infringement and unenforceability of the five patents, and of invalidity of two of those patents. In June 1997, Quickturn filed a motion for preliminary injunction, asking the district court to prohibit Mentor from manufacturing, assembling, marketing, loaning or otherwise distributing infringing emulation products and components in the United States. On August 1, 1997, the U.S. District Court in Oregon granted Quickturn's motion for a preliminary injunction against Mentor's domestic emulation activities. The Federal Circuit Court of Appeals affirmed the Oregon district court's

                                      30
THE MERGER
decision on August 5, 1998. The bench trial for the Oregon action was held on April 6, 1999. No decision has been issued by the court. A jury trial on the remaining liability and damages issues is scheduled for June 1999. Some or all of Quickturn's patents at issue could be determined to be invalid and/or unenforceable, which could preclude Quickturn from excluding others from making, using, selling or offering for sale devices or methods covered by the applicable Quickturn patents.

  Quickturn and Mentor are also engaged in other litigation matters. In October 1997, Quickturn filed a complaint in the German District Court of Dusseldorf against Mentor's German subsidiary, Mentor Graphics (Deutschland) GmbH, alleging infringement of the German part of Quickturn's European Patent No. 0 437 491 B1. After two preliminary hearings in which procedural matters were discussed, the parties submitted their briefs to the court. The main court hearing for this action was held on March 16, 1999, and the court's decision will be issued on April 29, 1999.

  On March 19, 1999, Quickturn's patent counsel in Germany received official service of a nullification complaint, filed by Mentor Graphics (Deutschland) GmbH, in the German Federal Patent Court located in Munich. The nullification complaint seeks to have certain claims of Quickturn's European Patent EP 0 437 491 declared void with respect to the sovereign territory of the Federal Republic of Germany. Quickturn's initial response to this complaint is due by April 19, 1999.

  In February 1998, Aptix Corporation and Meta filed a lawsuit against Quickturn, in the U.S. District Court, the Northern District of California, alleging infringement of a U.S. patent owned by Aptix and licensed to Meta. Quickturn named Mentor as a party to this suit and filed a counterclaim requesting the court to declare the Aptix patent unenforceable based on Aptix's inequitable conduct during the prosecution of that patent. Quickturn also filed a counterclaim against Aptix, Meta and Mentor for abuse of process, based on Aptix, Meta and Mentor's submission of falsified evidence relating to the date of invention of the technology described in the Aptix patent. Quickturn is seeking $10 million in damages from Mentor, Meta and Aptix for their abuse of process. The case is currently in the discovery phase, and is scheduled for trial in January 2000. Quickturn's products could be found to infringe Aptix's patent, which could preclude Quickturn from making, using, selling or offering for sale products which are found to infringe that patent. If Quickturn is found to infringe the Aptix patent, Quickturn might also be liable for damages.

  In October 1998, Quickturn filed a complaint in the District Court of Paris, France, against Mentor Graphics (France) SARL, Mentor Graphics (Netherlands) BV, Meta Systems (France), and M2000 (France) S.A. for infringement of the French part of Quickturn's European Patent No. 0 437 491 B1. This case has only recently been initiated, and no schedule has been set for determining its final disposition.

  The Mentor Tender Offer. On August 12, 1998, MGZ Corporation, a wholly-owned subsidiary of Mentor, commenced an offer to purchase all outstanding shares of Quickturn common stock at a price of $12.125 per share, net to the seller in cash, without interest, on the terms and conditions described in MGZ's Offer to Purchase and related Letter of Transmittal. Quickturn believes the most significant conditions to Mentor's offer were:

  . That a majority of the outstanding shares of Quickturn common stock be validly tendered and not withdrawn prior to the expiration of Mentor's offer;

  . That Quickturn's preferred stock rights issued under its poison pill be redeemed, invalidated or found inapplicable to Mentor's offer;

  . That the Delaware business combination statute not limit Mentor's ability to complete its acquisition of Quickturn following consummation of Mentor's offer; and

  . That the waiting period for Hart-Scott-Rodino antitrust clearance has expired or terminated.

  In order to facilitate the successful completion of Mentor's offer, Mentor also announced its intention to solicit other Quickturn stockholders to join with Mentor in requesting that Quickturn call a special meeting of stockholders to replace the Quickturn Board with a slate of independent directors nominated by Mentor. The

                                       31
THE MERGER

Quickturn by-laws permit stockholders holding at least 10% of the Quickturn common stock to request that a stockholder meeting be called. Mentor announced that it held approximately 3.3% of the Quickturn common stock. Mentor began this solicitation shortly thereafter.

  Neither Quickturn nor Cadence can say what role, if any, the patent litigations between Quickturn and Mentor played in Mentor's determination to make Mentor's offer. You can find more information about Mentor's offer by reviewing the Tender Offer Statement on Schedule 14D-1, dated August 12, 1998, as amended, filed with the Securities and Exchange Commission by MGZ.

  The Quickturn Board's Response to Mentor's offer. On August 21, 1998, the Quickturn Board of Directors held a meeting, at which they reviewed and considered Mentor's offer and related matters in consultation with its financial and legal advisors. Quickturn's senior management made a presentation concerning Quickturn's business plan, and Hambrecht & Quist LLC presented its financial analyses of Mentor's offer. After its presentation, Hambrecht & Quist orally provided the Quickturn Board of Directors its opinion, which was later confirmed in writing, that Mentor's offer was inadequate from a financial point of view.

  In arriving at its conclusion that Mentor's offer was inadequate, Hambrecht &
Quist:

  . reviewed publicly available consolidated financial statements and other relevant financial and operating data of Quickturn;

  .  reviewed Mentor's offer;

  . reviewed internal financial and operating information, including certain projections relating to Quickturn prepared by Quickturn's management;

  . reviewed publicly available consolidated financial statements and other relevant financial and operating data of Mentor;

  . reviewed recent reported prices and trading activity for the common stock of Quickturn and Mentor and compared this information and certain financial information for Quickturn and Mentor with similar information for several other companies engaged in businesses they deemed comparable;

  . reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; and

  . performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as they deemed relevant.

  The opinion of Hambrecht & Quist did not identify what it considered to be a fair value per Quickturn share.

  After further review by the Quickturn Board of Directors and consideration of the interests of Quickturn stockholders, the Quickturn Board of Directors determined that Mentor's offer was inadequate and not in the best interests of Quickturn stockholders, that Mentor's offer did not fully reflect the long-term value of Quickturn and that stockholder interests would be better served by Quickturn's continuing to pursue its business plan. In particular, the Quickturn Board of Directors determined that Quickturn's business plan offered the potential for obtaining higher long-term benefits for Quickturn stockholders than Mentor's offer. This determination was primarily based on the opportunities for business expansion and revenue and earnings growth resulting from recently introduced products and from products under development for use in the electronic design automation industry and in other related parts of the industry. You can obtain more information about the Quickturn Board of Directors' response to Mentor's offer from the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Quickturn with the Securities and Exchange Commission on August 24, 1998. Quickturn's 14D-9, as amended to the date of this proxy statement/prospectus, contains a complete discussion of Mentor's offer and the Quickturn Board of Directors' position with respect to the offer. We urge you to read Quickturn's 14D-9 in its entirety. You may obtain a copy of Quickturn's 14D-9 from the Securities and Exchange Commission. See "Where You Can Find More Information."

                                       32
THE MERGER

  In reaching these conclusions, the Quickturn Board of Directors took into account numerous factors, including the following:

  . Information relating to the business, financial condition, prospects and business plan of Quickturn, the nature of the business and markets in which Quickturn operates and the Quickturn Board's belief that Mentor's offer did not adequately reflect the long-term opportunities available to Quickturn in its business and the electronic design automation market. In this regard, the Quickturn Board particularly considered the following:

    . Quickturn's established position as the leading provider of technology for emulating the operation of integrated circuits and electronic systems. The board also recognized Quickturn's position as a leader in cycle-based simulation software for verifying designs of integrated circuits, as well as its general reputation in the industry as a technological leader and innovator. In this regard, the Quickturn Board of Directors noted that Quickturn had supplied more than 80% of emulation systems in use worldwide.

    . Quickturn's prospects for future growth based on its current and future product plans, including the then-recently introduced Mercury Design Verification System,(TM) which offers improved performance and ease of use, as well as Quickturn's additional products and enhancements planned for introduction over the next few years.

    . Quickturn's proven technical expertise, reflected in an estimated
      4,000 completed customer design projects and developed over years of activity in electronic design verification.

    . Quickturn's expenditures of over $60 million on research and development in the past three years, leading to current and future planned products.

    . Quickturn's strong intellectual property position, including 25 issued United States patents, 25 pending United States patent applications and numerous international patents and patent application filings.

    . Quickturn's reputation for high-quality worldwide customer service and support.

    . Quickturn's acknowledged strength in the sale and implementation of emulation products.

    . Quickturn's acknowledged high-quality manufacturing capability.

    . Anticipated growth in demand for emulation and cycle-based simulation software resulting from continuing substantial increases in semiconductor design complexity.

    . Then-current conditions in Quickturn's business and markets, including the then-current adverse economic conditions in Asia, which had a substantial effect upon Quickturn's quarterly financial performance and stock price.

    . The risks Quickturn would face, and the underlying assumptions in achieving Quickturn's business plan.

  . The historical trading prices of Quickturn common stock, including the Quickturn Board's belief that the trading price for the stock immediately prior to Mentor's offer did not fully reflect the long-term value inherent in Quickturn. In this regard, the Quickturn Board noted that Mentor's offer represented a more than 25% discount from the highest closing price of Quickturn common stock during the year preceding Mentor's offer and a less than 4% premium over the average closing price of the Quickturn common stock during the same period.

  . The analyses performed by Hambrecht & Quist concerning, among other things, Quickturn's historical and projected financial performance and consequent implied valuations of Quickturn; Mentor's historical financial performance; projected pro forma financial results for Mentor were Mentor's offer to be successful; comparisons of the terms of Mentor's offer, transaction premium and the implied valuation of Quickturn to those in other comparable transactions; and the trading histories of Mentor and Quickturn.

  . The written opinion, dated August 21, 1998, of Hambrecht & Quist that, as of that date, Mentor's offer was inadequate, from a financial point of view, to Quickturn stockholders.

                                       33
THE MERGER

  . The history of extensive patent litigation between Quickturn and Mentor, which had to date affirmed the validity of Quickturn's key patents and had resulted, among other things, in:

    . The issuance by the International Trade Commission of the permanent limited exclusion order against Mentor prohibiting Mentor from importing into the United States certain integrated circuit emulation systems, subassemblies and components manufactured by Mentor and Meta which infringe Quickturn's patents;

    . The issuance by the International Trade Commission of the permanent cease and desist order permanently prohibiting Mentor from, among other things, selling, offering for sale or advertising these emulation systems, subassemblies and components in the United States; and

    . The granting by the U.S. District Court of Quickturn's motion for a preliminary injunction against Mentor's United States emulation activities. The Quickturn Board also noted that the grant of this motion had been affirmed by the United States Court of Appeals for the Federal Circuit on August 5, 1998--seven days prior to Mentor's commencement of Mentor's offer.

  . The disruptive effect of Mentor's offer on Quickturn's sales efforts with its customers, as well as on Quickturn's relationships with its suppliers and employees.

  . The Quickturn Board's commitment to acting in the best interests of and protecting Quickturn's stockholders.

  . The various circumstances of Mentor's offer and conditions to which it was subject.

  In view of the wide variety of factors considered in its evaluation of Mentor's offer, the Quickturn Board of Directors did not find it practicable to, and did not, quantify or attempt to assign relative weights to each specific factor.

  The Quickturn Board took other actions in response to Mentor's offer. These included actions and amendments to the Quickturn rights plan and an amendment to Quickturn's bylaws. On August 21, 1998, the Quickturn Board adopted a resolution to defer the date on which the Quickturn rights plan would be triggered as a result of Mentor's offer to a date to be determined by the Quickturn Board of Directors. Without this action, the Quickturn preferred stock rights would have been triggered on August 22, 1998, the tenth day after public announcement of Mentor's offer. In addition, the Quickturn Board amended the Quickturn rights agreement to:

  . Delete all provisions requiring a majority of directors not affiliated with a potential acquiror to approve the redemption or exchange of the Quickturn rights after the time the acquiror obtains 15% of Quickturn common stock under certain circumstances, or the amendment of the Quickturn poison pill after it has been triggered;

  . Add a requirement that if a majority of the Quickturn Board is elected at an annual or special meeting of stockholders, then for a period of 180 days after this election the Quickturn rights cannot be redeemed or exchanged, and the Quickturn rights plan cannot be amended, if the action is likely to facilitate an acquisition of Quickturn by someone who proposed, nominated or supported a director of Quickturn elected at that meeting; and

  . Add a provision allowing the Quickturn Board to determine the date on which the Quickturn poison pill would be triggered as a result of Mentor's offer or any subsequent tender offer by Mentor.

  Even without the above-described amendment relating to the 180 day delay in the redemption or exchange of the Quickturn preferred stock rights or the amendment of the Quickturn rights plan, the Quickturn rights plan makes its substantially more difficult for any potential acquirer, including Mentor, to complete a tender offer for the Quickturn common stock successfully. Generally for such a transaction to proceed, the Quickturn rights plan would have to be dismantled, which can be done only by the Quickturn Board of Directors. The Quickturn Board of Directors could do this through redemption or exchange of the Quickturn rights or amendment of the Quickturn rights plan itself.

                                       34
THE MERGER

  Also on August 21, 1998, the Quickturn Board amended Quickturn's by-laws to establish procedures relating to how a special meeting of stockholders is called at the request of stockholders holding shares representing 10% or more of the votes at that meeting. This amendment included specifying that the Quickturn Board would set the time, place and record date for any such meeting, and that the date of the meeting could be no less than 90 days nor more than 100 days after the receipt by Quickturn of such a request and the determination of its validity.

  Mentor's First Lawsuit Against Quickturn and the Quickturn Board. On August 12, 1998, Mentor and MGZ filed a complaint against Quickturn and the Quickturn Board of Directors in the Court of Chancery of the State of Delaware seeking, among other things, an order:

  . Declaring that Quickturn's failure to redeem its preferred stock rights or to render these rights inapplicable to Mentor's offer or its failure to approve the offer would constitute a breach of the Quickturn Board of Directors' fiduciary duties under Delaware law.

  . Invalidating Quickturn's preferred stock rights or compelling the Quickturn Board of Directors to redeem the rights or render the rights inapplicable to Mentor's offer.

  . Compelling the Quickturn Board of Directors to approve Mentor's offer for purposes of the Delaware General Corporation Law.

  . Enjoining the Quickturn Board of Directors from taking any actions to impede Mentor's offer or the solicitation by Mentor of agent designations and declaring that any of these actions would constitute a breach of the Quickturn Board of Directors' fiduciary duties under Delaware law.

  . Enjoining the Quickturn Board of Directors from taking any actions to impede, or refuse to recognize the validity of, Mentor's call for a special meeting of Quickturn stockholders, provided that Mentor obtained agent designations from Quickturn stockholders holding at least 10% of the outstanding shares of Quickturn common stock.

  The complaint filed by Mentor in the Delaware Chancery Court is attached as
Exhibit 7 to Quickturn's 14D-9.

  Mentor's Call for a Special Meeting of Stockholders. On September 11, 1998, Mentor announced that it was delivering to Quickturn a request, purportedly from Quickturn stockholders holding at least 10% of the Quickturn common stock, that Quickturn call a special meeting of stockholders. Mentor stated that the purpose of the meeting was to replace the existing Quickturn Board of Directors with a slate of independent directors nominated by Mentor. Mentor also stated that, if its nominees were elected, it expected that, subject to their fiduciary duties to all Quickturn stockholders, the nominees would take the steps necessary to facilitate consummation of Mentor's offer at the earliest practicable date.

  On October 1, 1998, Quickturn announced that, based upon an independent inspection by CT Corporation System, the Quickturn Board had determined that Mentor's request for a special meeting of stockholders was valid. In accordance with the procedures set forth in the August 21, 1998 amendment to the Quickturn by-laws, the Quickturn Board of Directors called for such a meeting to be held on January 8, 1999. Over the next months, Mentor continually solicited from Quickturn stockholders proxies for use at the special meeting in favor of its proposals. During this same period, Quickturn solicited proxies in opposition to Mentor's proposals.

  In its request for a special meeting of Quickturn stockholders, Mentor itself had specified a date for the meeting. Mentor challenged the validity of the August 21, 1998 amendment of the Quickturn by-laws in the Delaware Chancery Court, alleging that the Quickturn Board of Directors had breached its fiduciary duty by adopting this amendment and requesting that Mentor be entitled to set the date for the meeting it had called. Mentor also challenged the validity of the August 21, 1998 amendment to Quickturn's rights plan prohibiting the Quickturn Board of Directors from redeeming or exchanging the Quickturn rights or amending the Quickturn rights plan for 180 days after an election of directors if the redemption, exchange or amendment would facilitate an acquisition by a person who proposed a director in that election. Mentor argued that the purpose of this amendment was simply to prevent Mentor from completing its offer for six months after the election of a Mentor proposed board, should Mentor succeed in doing so.

                                       35
THE MERGER

  Further Legal Developments. On December 3, 1998, the Delaware Chancery Court rendered its decision, revised December 7, 1998, on Mentor's complaint. The Chancery Court upheld the right of the Quickturn Board of Directors to set the meeting date and the record date of the special stockholders meeting called by Mentor, in accordance with Quickturn's by-laws. The special meeting would therefore proceed on January 8, 1999. Quickturn stockholders of record on November 10, 1998 were entitled to vote at the special meeting. The Chancery Court also ruled as invalid the amendment to Quickturn's rights plan relating to the 180 day delay in the ability to redeem or exchange the Quickturn preferred stock rights under the plan or to amend the plan. As a result, Quickturn concluded that there was now a greater likelihood that Mentor would succeed in acquiring Quickturn. At the same time, Quickturn believed that it was less likely that Mentor would enter into negotiations with the Quickturn Board, because Mentor was no longer faced with having to maintain its offer for an additional six months after the stockholder meeting. Accordingly, the Quickturn Board determined to renew its efforts to investigate alternatives to the Mentor offer in order to obtain greater value for its stockholders. The decision of the Chancery Court is attached as Exhibit 53 to Quickturn's 14D-9.

  On December 14, 1998, Quickturn filed an appeal of the Delaware Chancery Court's decision with the Delaware State Supreme Court. On December 31, 1998, the Delaware Supreme Court issued its opinion affirming the December 3, 1998 decision of the Chancery Court. The Supreme Court's decision is attached as
Exhibit 70 to Quickturn's 14D-9.

  Also on August 12, 1998, Mentor and MGZ filed a complaint against Quickturn in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Mentor and MGZ disclosed all information required by, and are otherwise in full compliance with, the Securities Exchange Act of 1934 and any other federal securities laws, rules and regulations deemed applicable to Mentor's offer and Mentor's solicitation of agent designations. Mentor's complaint in the Delaware District Court is attached as Exhibit 8 to Quickturn's 14D-9.

  As of the date of this proxy statement/prospectus, the Delaware District Court has not rendered a decision on Mentor's federal complaint, other than denying the parties' cross motions for preliminary injunction in September and October of 1998 and denying Mentor's application for a temporary restraining order on January 8, 1999 in connection with the special meeting of Quickturn shareholders initiated by Mentor, as discussed below.

  First Shapiro Lawsuit Against Quickturn and the Quickturn Board. On August 13, 1998, Howard Shapiro filed a purported class action suit in the Delaware Chancery Court on behalf of individual plaintiffs against Quickturn and the Quickturn Board of Directors. The complaint alleges, among other things, that the defendants breached their fiduciary duties to Quickturn stockholders by failing to maximize stockholder value in not negotiating a deal with Mentor. The complaint seeks, among other things, to compel the defendants to carry out their fiduciary duties and to cooperate with anyone having a bona fide interest in proposing any transaction with Quickturn which would maximize stockholder value. A copy of the Shapiro complaint is attached as Exhibit 9 to Quickturn's 14D-9. The Chancery Court decision on Mentor's Delaware complaint, as affirmed by the Delaware Supreme Court, effectively decided the matters raised in the Shapiro I Complaint. Quickturn's appeal of this decision by Chancery Court to the Delaware Supreme Court included an appeal of the decision rendered on the Shapiro complaint. On December 31, 1998, the Delaware Supreme Court affirmed the decision of the Chancery Court. The Supreme Court's decision is attached as
Exhibit 70 to Quickturn's 14D-9.

  The Proposed Transaction with Cadence. While the Quickturn Board of Directors rejected Mentor's offer, the offer generated significant discussion among the members of the Board, senior management and Hambrecht & Quist about Quickturn's strategic direction and options. The Quickturn Board of Directors also considered advice from Hambrecht & Quist. Among the options considered was a strategic partnership with a financially stronger company that, unlike the all cash offer by Mentor, could provide Quickturn stockholders with an opportunity to participate in Quickturn's future growth. As a former officer and director of Cadence, Glen M. Antle, Chairman of the Quickturn Board of Directors, believed that a strategic partnership between Cadence and Quickturn would enable Quickturn stockholders to maximize the value of their investment. Therefore, on September 1, 1998,

                                       36
THE MERGER

Mr. Antle met with John R. Harding, President and Chief Executive Officer of Cadence, to inquire about Cadence's interest in pursuing a possible combination with Quickturn. Mr. Harding replied that Cadence would not be interested in having discussions about such a combination.

  During the week of November 16, 1998, Mr. Antle again contacted Mr. Harding to see if Cadence's interest had changed. Mr. Antle requested that they and certain other representatives from each of their companies meet to provide Quickturn the opportunity to explain its business and product strategy. Mr. Harding agreed.

  On December 1, 1998, Mr. Harding, Shane V. Robison, Executive Vice President, Research and Development of Cadence and Michael J. Casey, Associate General Counsel of Cadence, met with Mr. Antle, Keith R. Lobo, President and Chief Executive Officer of Quickturn, Raymond K. Ostby, Chief Financial Officer of Quickturn, Christopher J. Tice, Vice President, Worldwide Support Services of Quickturn, and Naeem Zafar, Vice President, Marketing of Quickturn, at Quickturn's headquarters in San Jose, California. At this meeting the Quickturn representatives made a presentation regarding Quickturn's business and product strategy.

  On December 3, 1998, Messrs. Lobo and Harding met at Cadence's headquarters in San Jose, California and discussed the broad outlines of a possible combination of Quickturn and Cadence. This proposal, as presented by Cadence, called for an acquisition of Quickturn in a tax-free, stock-for-stock transaction. Cadence did not propose any exchange ratio for the transaction, nor were any concrete terms of the transaction specified. In fact, Cadence indicated its intention not to discuss an exchange ratio or other specific terms until further due diligence could be conducted and the Cadence Board of Directors and its advisors could consider the results. Quickturn's primary concern in these discussions was to determine the exchange ratio at which Cadence would be willing to do the transaction and whether a transaction beneficial to the Quickturn stockholders could actually be achieved. At the conclusion of this meeting, they agreed to meet again the following day with their legal, accounting and financial advisors to commence due diligence and discuss documentation for a possible combination of Cadence and Quickturn. Later that day, the Quickturn Board of Directors held a telephonic meeting to discuss, among other things, the meetings with Cadence.

  On December 4, 1998, Messrs. Harding and Casey, H. Raymond Bingham, Executive Vice President and Chief Financial Officer of Cadence, Margaret McCarthy, Vice President, Business Development of Cadence, R.L. Smith McKeithen, Senior Vice President, General Counsel and Secretary of Cadence, and Dr. Alberto Sangiovanni-Vincentelli, a member of the Cadence Board of Directors, together with other Cadence employees and its attorneys from Gibson, Dunn & Crutcher LLP and Drinker, Biddle & Reath LLP and accounting advisors from PricewaterhouseCoopers LLP, which performs due diligence for Cadence on its acquisitions, met with Messrs. Antle, Lobo and Ostby and Quickturn's intellectual property attorneys, Lyon & Lyon, and financial advisors, Hambrecht & Quist, at the San Jose offices of Lyon & Lyon. At this meeting, Quickturn and its representatives discussed Quickturn's patent infringement litigation with Mentor, Meta Systems, a French subsidiary of Mentor, and Aptix Corporation, as well as the litigation between Quickturn and Mentor in the Delaware state and federal courts relating to Mentor's offer, and the Shapiro complaint described above. The parties also discussed logistics for the two companies' due diligence of each other and a schedule for negotiating a transaction between them over the next few days. Cadence and Quickturn agreed on the basic terms of a confidentiality agreement. Cadence and Quickturn entered into a confidentiality and standstill agreement dated December 4, 1998.

  On December 5, 1998, representatives of Quickturn and Hambrecht & Quist met with representatives of Cadence and its attorneys, accounting advisors and financial advisors, Goldman, Sachs & Co., at the Palo Alto offices of Gibson, Dunn & Crutcher. At this meeting, Messrs. Lobo, Ostby and Zafar made a presentation about Quickturn and its business operations, strategy and financial results. Other due diligence was also conducted. That morning, Gibson, Dunn & Crutcher delivered to attorneys from Wilson Sonsini Goodrich & Rosati, Quickturn's corporate legal counsel, draft forms of a merger agreement and stock option agreement. Such forms were standard for a tax-free, stock-for-stock acquisition that was intended to be accounted for as a pooling-of-interests. Such forms did not, however, contain an exchange ratio or other material terms, such as the structure and amount of any termination fees and the financial terms of the stock option, of any proposal for

                                       37
THE MERGER
a combination between Cadence and Quickturn. In fact, Cadence again stated its intention not to propose an exchange ratio, nor these other terms until its Board of Directors could meet with its advisors on December 7, 1998. Also on December 5, 1998, representatives of Cadence, Gibson, Dunn & Crutcher, PricewaterhouseCoopers and Goldman Sachs conducted due diligence investigations of Quickturn at Quickturn's headquarters office in San Jose and at the Palo Alto offices of Gibson, Dunn & Crutcher.

  On December 6, 1998, the Quickturn Board of Directors held a meeting at the offices of Wilson Sonsini Goodrich & Rosati to consider the discussions with Cadence. Quickturn management reported to the Board on the status of discussions with Cadence, and the Board directed management to continue with these discussions.

  Later on December 6, 1998, Messrs. Harding, Bingham and McKeithen and Ms. McCarthy made a presentation about Cadence to Messrs. Antle, Lobo, Ostby, the entire Quickturn Board of Directors, and representatives of Hambrecht & Quist and Wilson Sonsini Goodrich & Rosati, at the Palo Alto offices of Gibson, Dunn & Crutcher. Representatives of Goldman Sachs were also in attendance. At the conclusion of this presentation, Messrs. Antle, Lobo and Ostby and the members of the Quickturn Board of Directors departed, but representatives of Hambrecht & Quist and Wilson Sonsini Goodrich & Rosati remained to continue discussions with the Cadence representatives. Also on that day, Cadence's employees, attorneys, accounting advisors and financial advisors continued their due diligence of Quickturn, and representatives of Gibson, Dunn & Crutcher and Wilson Sonsini Goodrich & Rosati met to discuss the draft forms of merger agreement and stock option agreement delivered by Gibson, Dunn & Crutcher the day before. There were no discussions between the parties regarding an exchange ratio or the other missing terms.

  On December 7, 1998, representatives of Cadence and Quickturn, and their respective attorneys, accounting advisors and financial advisors, continued their due diligence of each other. That evening, Messrs. Harding, Bingham, McKeithen and Casey and Ms. McCarthy met with representatives of Gibson, Dunn & Crutcher, PricewaterhouseCoopers and Goldman Sachs at Cadence's San Jose offices to discuss and formulate a proposed exchange ratio and certain other terms material to a combination of Quickturn and Cadence.

  On December 8, 1998, representatives of Cadence and Quickturn, and their attorneys, accounting advisors and financial advisors, continued their due diligence of each other. That morning, the Cadence Board of Directors held a special meeting to consider and approve the terms of a proposal to acquire all the outstanding shares of Quickturn Common Stock. The Cadence Board of Directors unanimously approved the proposal and authorized Cadence's officers to convey the proposal to Quickturn's management and conclude an agreement substantially on the terms of such proposal. Early in the evening of December 8, 1998, Messrs. Harding, Bingham, McKeithen and Casey and Ms. McCarthy conveyed to Messrs. Antle, Lobo and Ostby and Quickturn's legal and financial advisors Cadence's proposal for an exchange ratio and the other material terms of a combination with Quickturn.

  In the evening of December 8, 1998, the Quickturn Board of Directors held a special meeting at which senior management of Quickturn, together with Quickturn's legal and financial advisors, reviewed the terms of Cadence's proposal, the status of the discussions with Cadence, the results of Quickturn's due diligence of Cadence, the consistency of a merger with Quickturn's business strategy and the Quickturn Board of Director's fiduciary duties in connection with its consideration of the proposal. After extensive discussion among the members of the Quickturn Board of Directors, and consideration of the factors described under "--Recommendation of the Quickturn Board of Directors and Quickturn's Reasons for the Merger," the Quickturn Board of Directors concluded that a business combination with Cadence would be advisable and in the best interests of Quickturn and its stockholders. The Quickturn Board of Directors voted unanimously to approve the merger agreement and the option agreement and the transactions contemplated thereby.

  The merger agreement and the option agreement were entered into by Cadence, its wholly-owned subsidiary, CDSI Acquisition, Inc., and Quickturn as of December 8, 1998. Mr. Lobo, four other Quickturn officers and one other Quickturn employee also entered into employment and non-competition agreements, and proprietary information and inventions assignment agreements with Quickturn and Cadence substantially

                                       38
THE MERGER
concurrently with the execution and delivery of the merger agreement and option agreement. Since then, another Quickturn officer has entered into similar agreements.

  Additional Lawsuits Filed Against Quickturn, the Quickturn Board and Cadence by Mentor and Shapiro. On December 15, 1998, Mentor and MGZ filed suit against Quickturn, the Quickturn Board of Directors and Cadence in the Delaware Chancery Court alleging, among other things, that the Quickturn Board of Directors violated its fiduciary duty to Quickturn stockholders in approving the merger with Cadence and that Cadence aided and abetted this violation, and that certain terms of the merger agreement and option agreement, including the "no shop" and liquidated damages provisions, violate Delaware law. Mentor's Delaware Chancery Court complaint is attached as Exhibit 59 to Quickturn's 14D-9. On January 7, 1999, Mentor amended this complaint.

  On December 16, 1998, Howard Shapiro filed a purported class action suit on behalf of individual plaintiffs against Quickturn, the Quickturn Board of Directors and Cadence in the Delaware Chancery Court alleging among other things, that the Quickturn Board of Directors violated its fiduciary duties by entering into a merger agreement with preclusive "lock-up" and "no-shop" clauses designed to entrench management to the detriment of Quickturn stockholders, and that Cadence aided and abetted this violation. If Mr. Shapiro prevails in his claim, there is a risk that the proposed merger with Cadence will not be completed or will be delayed. A copy of this complaint is attached as Exhibit 60 to Quickturn's 14D-9. As of the date of this proxy statement/prospectus, the Chancery Court has not rendered a decision on this complaint.

  Mentor's Revised Offer and Quickturn's and Cadence's Responses. On December 28, 1998, Mentor announced that it was reducing the number of shares being sought in its unsolicited tender offer from all outstanding shares of Quickturn common stock to a maximum of 2,100,000 shares, representing 11.6% of Quickturn's outstanding shares, and with shares already owned by Mentor, 14.9% of Quickturn's outstanding shares. As part of this revised offer, Mentor increased its offering price for this reduced number of shares to $14.00 cash per share from $12.125 cash per share. Mentor's revised offer was to remain open until January 11, 1999.

  If Mentor purchased all of these shares, it would then have held about 14.9% of the outstanding shares of Quickturn common stock, which is the maximum amount that can be acquired without triggering Quickturn's rights plan.

  In making its revised offer, Mentor dropped the conditions of Mentor's original offer that a majority of the outstanding shares of Quickturn common stock be tendered, that the Quickturn preferred stock rights be redeemed, invalidated or found inapplicable to Mentor's offer, and that the Delaware business combination statute not limit Mentor's ability to complete its acquisition of Quickturn following consummation of its revised offer.

  Mentor announced that its purpose in making the revised offer was to increase its equity interest in Quickturn as the first step in completing an acquisition of Quickturn. Mentor stated that if it were successful in invalidating all or a portion of the $10,557,000 liquidated damages provision of the merger agreement with Cadence and if Mentor were successful in acquiring Quickturn, then Mentor intended to pay to all Quickturn stockholders an amount per share equal to $14.00 plus the lesser of $0.60 and a pro rata portion of 75% of the invalidated liquidated damages. Mentor also stated its readiness to consider increasing the price which it would pay to acquire Quickturn if negotiations and due diligence demonstrated greater value in Quickturn.

  On December 28, 1998, the Quickturn Board of Directors met with its financial and legal advisors to consider Mentor's revised offer.

  On December 29, 1998, the Quickturn Board of Directors met again with its financial and legal advisors to consider Mentor's revised offer and, at the conclusion of this meeting, determined the revised offer not to be in the best interests of Quickturn and its stockholders. Therefore, the Quickturn Board of Directors unanimously recommended that the Quickturn stockholders reject Mentor's revised offer.

                                       39
THE MERGER

  In determining that Mentor's revised offer was not in the best interests of Quickturn and Quickturn stockholders, and in making its recommendation that Quickturn stockholders reject this offer, the Quickturn Board of Directors considered the following reasons and factors:

  . The Board determined that Mentor's revised offer, which was limited to an offer to purchase 2,100,000 shares, was intended to be followed by a merger with Mentor. As expressed in its announcement of its revised offer, Mentor's proposal for the merger was highly conditional in nature. The Board noted that these conditions included, among others, a legal ruling invalidating certain provisions of the merger agreement between Quickturn and Cadence, the negotiation of a merger agreement between Quickturn and Mentor, and completion of due diligence. The Board believed that these conditions were highly unlikely to be satisfied.

  . Mentor did not state that it had sufficient financing to complete its proposed merger, and the Board believed it was not at all certain that Mentor could finance a transaction to acquire all of Quickturn's outstanding stock and fulfill other commitments required under the Cadence merger agreement. Therefore, the Quickturn Board determined that there was significant uncertainty concerning whether a merger with Mentor could occur, as well as what the consideration in such a transaction would be.

  . The Board determined that Mentor's revised offer could interfere with or threaten the merger with Cadence, which it determined again to be in the best interests of Quickturn stockholders. The Board noted that Mentor's revised offer purported to be a first step of a multi-step transaction that conflicted with the merger with Cadence.

  . Mentor's ownership of 14.9% of the outstanding shares of Quickturn common stock, as well as its obtaining control of the Quickturn Board, could raise serious concerns about Quickturn's ability to engage in any pooling-of-interests transaction, including the merger with Cadence.

  . The Board continued to believe that, even assuming Mentor could make a firm offer to acquire all of Quickturn's shares at a price consistent with its conditional proposal, the strategic combination of Quickturn and Cadence provided substantial and superior short- and long-term value for Quickturn, its stockholders, employees and customers. In particular, the Quickturn Board continued to believe that the merger with Cadence offered substantial strategic benefits to Quickturn which far exceeded the consideration proposed by Mentor.

  . The Board continued to believe that the merger with Cadence did not raise significant antitrust issues.

  . Given the litigation and competition between Quickturn and Mentor, the Board considered the potential negative effect on Quickturn if Mentor were to become a large stockholder of Quickturn.

  . The strategic combination with Cadence provides substantial and superior short- and long-term value for Quickturn, and its stockholders, employees and customers.

  The Quickturn Board of Directors unanimously recommended that Quickturn stockholders reject Mentor's revised offer.

  On January 4, 1999, following meetings and approvals by their respective Boards of Directors, Cadence and Quickturn amended the merger agreement to increase the value of the shares of Cadence common stock to be issued in connection with the merger from $14.00 to $15.00 per share of Quickturn common stock. No other changes in the merger agreement were made.

  Mentor's Second Revised Offer and Quickturn's Response. On January 6, 1999, Mentor announced an increase in its offering price for 2,100,000 shares of Quickturn common stock from $14.00 to $15.00 cash per share. In revising its offer again, Mentor announced that its purpose was to increase its equity interest in Quickturn as the first step in completing an acquisition of Quickturn. Mentor stated that completing an acquisition of Quickturn at the new $15.00 price, however, was conditioned upon negotiation of a merger

                                       40
THE MERGER
agreement with Quickturn, due diligence and securing necessary financing. Mentor also stated that it no longer proposed to pay to Quickturn stockholders a portion of any invalidated liquidated damages under the Cadence merger agreement. Mentor again stated its readiness to consider increasing the price which it would pay to acquire Quickturn if negotiations and due diligence demonstrated greater value in Quickturn.

  On January 6, 1999, the Quickturn Board of Directors met with its financial and legal advisors to consider Mentor's second revised offer and, at the conclusion of this meeting, determined the offer not to be in the best interests of Quickturn and its stockholders. Therefore, the Quickturn Board of Directors unanimously recommended that Quickturn stockholders reject Mentor's second revised offer.

  In determining that Mentor's second revised offer was not in the best interests of Quickturn and its stockholders, and in making its recommendation that Quickturn stockholders reject the offer, the Quickturn Board considered the following reasons and factors:

  . Except for the change in price, Mentor's second revised offer was substantially similar to Mentor's first revised offer, which the Board had already rejected.

  . Mentor's second revised offer, which continued to be limited to an offer to purchase 2,100,000 shares, again was intended to be part of a process under which Mentor proposed to undertake a merger. The merger was now subject to both new explicit conditions and additional unspecified conditions. One condition was Mentor's obtaining necessary financing to pay $15.00 per share for all outstanding Quickturn shares. As Mentor had admitted, it had not yet been able to confirm that its existing bank financing commitments and its other available funds were sufficient for such a transaction. A merger was also conditioned on Mentor's conduct of a due diligence investigation of Quickturn. For these reasons, the Quickturn Board determined that the likelihood that such a merger would actually occur was now less certain than under Mentor's first revised offer.

  . The Board determined that Mentor's second revised offer could interfere with or threaten the merger with Cadence, which the Board determined again to be in the best interests of Quickturn stockholders. The Quickturn Board noted that Mentor's second revised offer purported to be a first step of a multi-step transaction that conflicted with the merger with Cadence.

  . Mentor's ownership of 14.9% of the outstanding shares of Quickturn common stock, as well as its obtaining control of the Quickturn Board of Directors, could raise serious concerns about Quickturn's ability to engage in any pooling-of-interests transaction, including the merger with Cadence.

  . The Quickturn Board of Directors continued to believe that, even assuming Mentor could make a firm offer to acquire all Quickturn shares at a price consistent with Mentor's second revised offer, the strategic combination of the merger with Cadence provided substantial and superior long-term value for Quickturn, and its stockholders, employees and customers. In particular, the Board continued to believe that the merger with Cadence offered substantial strategic benefits to Quickturn which far exceeded the consideration proposed by Mentor.

  . The Quickturn Board of Directors continued to believe that the merger with Cadence does not raise significant antitrust issues.

  . While Mentor's latest proposal was no longer conditioned on the invalidation of any provision of the merger agreement with Cadence, several of the conditions to the proposed merger could not have been satisfied without invalidation, violation or termination of the merger agreement. In addition, Mentor had stated its intention to continue to challenge the merger agreement, which the Quickturn Board had determined to be in the best interests of the Quickturn stockholders.

  . Given the litigation and competition between Quickturn and Mentor, the Quickturn Board considered the potential negative effect on Quickturn if Mentor were to become a large stockholder.

  . Mentor's latest proposal no longer included an intention to share with Quickturn stockholders the monetary benefit that might be obtained from Mentor's invalidation of the liquidated damages that might otherwise be payable under the merger agreement with Cadence.

                                       41
THE MERGER

  For additional information about Mentor's second revised offer, see Amendment No. 33 to Quickturn's 14D-9 filed with the Securities and Exchange Commission on January 7, 1999.

  Mentor Withdraws Its Request for a Special Meeting of Quickturn Stockholders and All Offers for Quickturn. On January 7, 1999, Mentor disclosed in a filing with the Securities and Exchange Commission that its lender had confirmed that the financing Mentor had obtained for Mentor's original offer would be available for its revised offer and the proposed merger to acquire the remainder of Quickturn.

  On January 7, 1999, Mentor sought a temporary restraining order of the Chancery Court to postpone or adjourn the special meeting of Quickturn stockholders initiated by Mentor. The Chancery Court denied Mentor's application on that day. On the same day, Mentor filed its application for a temporary restraining order to postpone or adjourn the special meeting with the federal district court in Delaware. On January 8, 1999, the federal district court denied Mentor's application.

  On January 8, 1999, Mentor announced that, effective on that date, it had withdrawn its call for a special meeting of Quickturn stockholders and was withdrawing its offer for Quickturn shares and terminating its proxy solicitation and proposal to acquire Quickturn. On the same date, Mentor filed with the Securities and Exchange Commission an amendment to Mentor's 14D-1 withdrawing its offer.

  On January 11, 1999, Cadence and Quickturn issued a joint press release announcing the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 without a request by the Federal Trade Commission or Department of Justice for additional documents or information.

Recommendation of the Quickturn Board of Directors and Quickturn's Reasons for the Merger

  The Quickturn Board of Directors believes that the merger is advisable, fair to and in the best interests of, Quickturn and Quickturn stockholders. Accordingly, the Quickturn Board of Directors has unanimously approved the merger agreement and unanimously recommends that Quickturn stockholders vote for the adoption of the merger agreement and the transactions contemplated thereby, including the merger.

  The Quickturn Board of Directors has approved the merger because it believes that the greater strength of the combined company, as compared to that of Quickturn on its own, will provide significant benefits to Quickturn stockholders. The Quickturn Board of Directors believes that the merger presents a unique opportunity to combine two of the nation's strongest electronics simulation and verification businesses with sufficient capital to accelerate new product development and a powerful worldwide distribution network for Quickturn's products. As the complexity of integrated circuit design increases, the Quickturn Board of Directors believes that the complexity of design verification will increase at an even greater rate. As a result of the integration of Quickturn's hardware-based emulation approach with Cadence's design and simulation systems, the Quickturn Board of Directors expects that the combined company should significantly improve its ability to meet customer demand for faster development of high-speed integrated circuits and "systems on a chip."

  The Quickturn Board of Directors also believes that the merger will increase value for Quickturn stockholders, as well as Quickturn's employees and customers, and should allow Quickturn to continue to pursue its business strategy. In particular, the Quickturn Board of Directors believes that Quickturn should be able to leverage Cadence's strong international sales channels to make Quickturn's technology available to a larger customer base than is currently the case. As a result, the Quickturn Board of Directors believes that the merger will yield for Quickturn stockholders an attractive price for their shares of Quickturn common stock, while enabling them to share in Cadence's growth over the long term.

  The discussion of reasons for the merger above includes forward-looking statements about possible or assumed future results of operations of the combined company and the performance of the combined company after the merger. Future results and performance are subject to risks and uncertainties, which could cause such results and performance to differ materially from those expressed in these statements.


                                       42
THE MERGER

  In reaching its decision to approve the merger agreement and the option agreement, the Quickturn Board of Directors consulted with Quickturn's management, as well as with its financial and legal advisors, and considered a number of factors.

  The Quickturn Board of Directors reviewed a variety of historical information concerning Quickturn's and Cadence's businesses, financial performances and conditions, operations, technologies, managements and competitive positions. The Board considered available information on Cadence including its public reports for its most recently completed fiscal year and subsequent fiscal quarters as filed with the Securities and Exchange Commission. The Board concentrated particularly on the two companies' financial condition, results of operations, business and prospects before and after giving effect to the merger. In particular, the Quickturn Board noted that Cadence is the leading company in the entire electronic design industry and that Cadence has a very strong balance sheet. Based in part upon these factors, the Quickturn Board of Directors believed that a combination with Cadence would be very attractive.

  The Quickturn Board of Directors also examined current financial market conditions and historical market prices, volatility and trading information with respect to Quickturn common stock and Cadence common stock. The Quickturn Board began by noting that the financial markets in general, and technology stocks in particular, had experienced great price volatility and significant turmoil in the preceding six months. The Quickturn Board noted that the recent trading price of Quickturn common stock had been artificially stabilized by the presence of the fixed price offer by Mentor. Nonetheless, these factors created additional uncertainty as to the likely future trading prices of Quickturn as a stand-alone entity in the absence of the Mentor offer. The Quickturn Board then focused particularly on the trading price of Quickturn common stock in the months prior to the announcement of Mentor's offer, and noted favorably that the analysis of Hambrecht & Quist showed that the original $14.00 merger price was substantially higher than the closing price of Quickturn common stock on the day before that announcement and the average closing prices over the one week, four weeks and three months preceding the announcement. Details of this analysis are set forth below under "--Opinion of Quickturn's Financial Advisor." Based on this analysis, the Quickturn Board concluded that the original Cadence merger price provided Quickturn stockholders with a substantial premium over historical trading prices during these periods.

  The Quickturn Board of Directors then compared the consideration to be received by Quickturn stockholders in the merger with the consideration received in various comparable merger transactions. The details of this comparison are set forth below under "Opinion of Quickturn's Financial Advisor." Based on this comparison, the Quickturn Board of Directors believed that $14.00 worth of Cadence common stock fell within the range of what is reasonable for transactions of this type.

  The Quickturn Board of Directors viewed the terms of the merger agreement and option agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, as reasonable in light of the entire transaction. The Quickturn Board of Directors considered that the provisions in these agreements for the benefit of Quickturn reasonably protected the interests of Quickturn stockholders, and those for the benefit of Cadence did not present impediments substantial enough to reject the transaction.

  The Quickturn Board also considered favorably the detailed financial analyses and pro forma and other information relating to the two companies presented by Hambrecht & Quist, including Hambrecht & Quist's opinion that the $14.00 worth of Cadence common stock originally to be received by Quickturn stockholders in the merger was fair to them from a financial point of view. The Quickturn Board viewed the analyses and opinion of an independent, nationally recognized financial advisor such as Hambrecht & Quist to be important factors in reaching a determination that the transaction should be approved.

  In addition, the Quickturn Board of Directors considered the anticipated impact of the proposed transaction on the combined company's future performance, financial and otherwise. In this regard, the Quickturn Board of Directors expected that the combined companies might be able to realize synergies in their

                                       43
THE MERGER
combined operations, especially given that the two companies' businesses are complementary in a number of ways. Such synergies could arise from the combined entity's ability to offer customers a unified product line which addresses multiple facets of their integrated circuit design and verification needs. The Quickturn Board of Directors also speculated on the potential for any cost savings. The Quickturn Board of Directors also noted favorably that the former Quickturn stockholders, as stockholders of Cadence, would share the benefits of any of these synergies. This would not be the case for the all-cash offer proposed by Mentor, in which the Quickturn stockholders would have no continuing interest in the combined entity and any resulting synergies would benefit only Mentor.

  The Quickturn Board also considered the merger's impact on Quickturn's customers and employees. Generally, the Quickturn Board viewed the impact on employees as positive, in that they would become part of the leading company in the entire electronic design automation industry, one that had substantially greater resources than Quickturn. The Quickturn Board also generally viewed the impact on Quickturn's customers as positive, in that they would also have the benefits of the industry leader standing behind Quickturn's product lines; they would also have the ability to obtain a wider range of electronic design automation products and services from one supplier. At the same time, however, the Quickturn Board noted that the transaction could create some transitional dislocation and uncertainty, although these problems already existed to some extent as a result of Mentor's offer. In fact, both employees and customers might view the relative certainty of a negotiated transaction with Cadence favorably, as compared to the uncertainty and turmoil of an unsolicited transaction with Mentor.

  The Quickturn Board also received reports from Quickturn's management and financial advisors as to the results of their due diligence investigation of Cadence. Such reports indicated no significant issues that would preclude the Quickturn Board's approval of the deal with Cadence.

  The Quickturn Board of Directors also considered the terms of the proposed merger agreement regarding Quickturn's rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the option agreement and the provisions regarding liquidated damages. In addition, the Quickturn Board of Directors noted that the merger is expected to be accounted for as a pooling-of-interests and that no goodwill is expected to be created on the books of the combined company as a result thereof. In this regard, the Quickturn Board of Directors noted that pooling-of-interests treatment is often viewed favorably by the market when considering the ongoing financial outlook for the acquirer. If the market were to do so in this case, the Quickturn stockholders could benefit once they become stockholders of Cadence. In contrast, Mentor's offer could not be accounted for as a pooling-of-interests because Mentor proposed to pay cash in exchange for the Quickturn common stock.

  The Quickturn Board of Directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the risk that the potential benefits sought in the merger might not be fully realized;

  . the possibility that the merger might not be consummated and the effect of public announcement of the merger on:

    (1) Quickturn's sales, operating results and stock price,

    (2) Quickturn's ability to attract and retain key management, sales and marketing and technical personnel and

    (3) the progress of certain development projects;

  . the possibility of substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

  . the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

  . risks associated with fluctuations in Cadence's stock price prior to closing of the merger; and

  .  various other risks.

                                       44
THE MERGER

  The Quickturn Board also considered what alternatives existed to the merger, including reviewing the prospects for Quickturn as an independent company. In light of the factors described above, the Quickturn Board determined that the value and benefits to Quickturn stockholders from the merger exceeded the potential they might realize from Quickturn's continuing as an independent company. At the same time, the Quickturn Board still believed that Mentor's offer at $12.125 per share was not in the best interests of Quickturn stockholders and would provide them even less long-term value than if Quickturn were to remain independent. Yet, the Board recognized that it was not at all certain that Mentor would not be successful in acquiring Quickturn. In such case, in the absence of the merger with Cadence, Quickturn stockholders would never have the opportunity to realize this greater independent value. The Quickturn Board of Directors therefore viewed the merger with Cadence as a different means to obtain higher value for the Quickturn stockholders, if Quickturn were unable to continue as an independent entity.

  The Quickturn Board also considered the potential that another third party might be willing to enter into a strategic relationship with or acquire Quickturn. The Quickturn Board did not, however, view this as likely, given that there are a limited number of suitable candidates and, except for Cadence, none had made any substantive proposal for a relationship or acquisition in the four months since Mentor had announced its offer. In this light, the Quickturn Board of Directors also considered that it was a condition of the merger with Cadence that Quickturn agree to the provisions of the merger agreement limiting Quickturn's rights to consider and negotiate acquisition proposals with others. It appeared unlikely to the Quickturn Board that Quickturn would be able to enter into a transaction with Cadence without these provisions. In such case, the Quickturn stockholder would not realize any of the value or benefits offer by the Cadence merger.

  The Quickturn Board also considered the potential that Mentor would make a revised proposal to acquire Quickturn. While the Quickturn Board could only speculate on what the terms of a new Mentor proposal would be, the Quickturn Board noted once again that Mentor's current offer was inadequate and inferior to the Cadence merger.

  In connection with the January 4, 1999 amendment of the merger agreement to increase the value of the shares of Cadence common stock to be issued in the merger from $14.00 to $15.00 per share of Quickturn common stock, the Quickturn Board of Directors again considered each of the factors listed above and, in addition, the fact that the amendment made no other changes in the merger agreement or the transactions contemplated thereby other than the increase in the value per share. The Quickturn Board of Directors also considered the recent announcement by Mentor of its revised offer, which the Quickturn Board of Directors had already rejected. Based on all such factors, the Quickturn Board of Directors determined that the amendment to the merger agreement was in the best interests of Quickturn stockholders.

  The above discussion of the information and factors considered by the Quickturn Board of Directors is not intended to be exhaustive but includes all material factors considered by it. In reaching its determination to approve and recommend the merger, the Quickturn Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Quickturn Board of Directors is unanimous in its recommendation that Quickturn stockholders vote for approval and adoption of the merger agreement. For a discussion of the interests of the executive officers and directors of Quickturn in the merger, see "--Interests of Quickturn's Management in the Merger."

Opinion of Quickturn's Financial Advisor

  Quickturn engaged Hambrecht & Quist to act as its exclusive financial advisor in connection with Mentor's offer and the evaluation of strategic alternatives, including the merger and to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Quickturn common stock of the consideration to be received by said holders of Quickturn common stock. Hambrecht & Quist was selected by the Quickturn Board of Directors based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's prior investment banking relationship and familiarity with Quickturn and the electronic design automation industry.

                                       45
THE MERGER

  Hambrecht & Quist rendered its oral opinion, subsequently confirmed in writing, on December 8, 1998 to the Quickturn Board of Directors that, as of such date, the consideration to be received by the holders of Quickturn common stock is fair from a financial point of view.

  The full text of the opinion delivered by Hambrecht & Quist to the Quickturn Board of Directors dated December 8, 1998, which sets forth the assumptions made, general procedures followed, matters considered, and limitations on the scope of review undertaken by Hambrecht & Quist in rendering its opinion, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference.

  Hambrecht & Quist's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of Quickturn common stock and does not constitute a recommendation to any Quickturn stockholder as to how any Quickturn stockholder should vote with respect to the merger agreement. The summary of Hambrecht & Quist's fairness opinion set forth below is qualified by reference to the full text of such fairness opinion attached hereto as Appendix C. Quickturn stockholders are urged to read the opinion carefully.

  In its review of the merger, and in arriving at its opinion, Hambrecht & Quist, among other things:

  . reviewed the publicly available consolidated financial statements of Cadence for recent years and interim periods to date and certain other relevant financial and operating data of Cadence, including its capital structure, made available to it from published sources;

  . discussed the business, financial condition and prospects of Cadence with certain members of senior management of Cadence;

  . reviewed the publicly available consolidated financial statements of Quickturn for recent years and interim periods to date and certain other relevant financial and operating data of Quickturn made available to it from published sources and from the internal records of Quickturn;

  . reviewed certain internal financial and operating information relating to Quickturn prepared by the senior management of Quickturn;

  . discussed the business, financial condition and prospects of Quickturn with certain members of senior management of Quickturn;

  . reviewed the recent reported prices and trading activity for Cadence common stock and Quickturn common stock and compared such information and certain financial information for Cadence and Quickturn with similar information for certain other companies engaged in businesses it considers comparable;

  . reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  .  reviewed a draft of the merger agreement dated December 7, 1998; and

  . performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

  Hambrecht & Quist did not independently verify any of the information concerning Quickturn or Cadence considered in connection with its review of the merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of Quickturn or Cadence, nor did it conduct a physical inspection of the properties and facilities of Quickturn or Cadence.

                                       46
THE MERGER

  With respect to the financial forecasts and projections published by securities research analysts or provided to it by Quickturn and used in its analysis, Hambrecht & Quist assumed that these forecasts and projections reflected the best currently available estimates and judgments of the expected future financial performance of Cadence and Quickturn. For the purposes of its opinion, Hambrecht & Quist also assumed that neither Quickturn nor Cadence was a party to any pending transactions, including external financings other than those contemplated that have been disclosed to Hambrecht & Quist, recapitalizations or merger discussions, other than the merger and those activities undertaken in the ordinary course of conducting their respective businesses.

  For purposes of its opinion, Hambrecht & Quist assumed that the merger will qualify as a tax-free reorganization under the Code for the Quickturn stockholders and that the merger will be accounted for as a pooling-of-interests.

  Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in these conditions would require a reevaluation of such opinion.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Quickturn Board of Directors. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selection of portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Quickturn Board of Directors and its opinion.

  In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Quickturn and Cadence. The analyses performed by Hambrecht & Quist and summarized below are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  In performing its analyses, Hambrecht & Quist used published Wall Street research estimates and selected financial and operating data made available to it from the internal records of Quickturn for projections of Quickturn's calendar years 1999 and 2000 financial performance, as well as unpublished Hambrecht & Quist research estimates, for calendar year 2000. Hambrecht & Quist used published Wall Street research estimates for projections of Cadences calendar year 1999, as well as unpublished Hambrecht & Quist research estimates for Cadence, for calendar year 2000.

  All such analyses were performed using a $14.00 value per Quickturn share, which was the value agreed upon by the parties as of the date of such opinion and Quickturn Board of Directors approval. As the January 4, 1999 amendment only increased the value per share of Quickturn common stock, no further analysis was performed by Hambrecht & Quist.

  The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to the Quickturn Board of Directors on December 8, 1998. Certain of the financial analyses summarized below include information presented in tabular format. In order to understand Hambrecht & Quist's financial analysis fully, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Hambrecht & Quist's financial analysis.

                                       47
THE MERGER

  Contribution Analysis. Hambrecht & Quist analyzed the contribution of each of Quickturn and Cadence to a number of calendar year 1998, 1999 and 2000 financial statement categories of the pro forma combined company. The financial statement categories included revenue, gross profit, earnings before interest and taxes and net income. This contribution analysis was then compared to the pro forma ownership percentage of Quickturn and Cadence stockholders in the pro forma post-merger combined company. Hambrecht & Quist observed that, calculated on a treasury share basis, and based upon an implied exchange ratio of 0.464 shares of Cadence common stock for each share of Quickturn common stock, Quickturn stockholders are expected to own approximately 3.6% of the combined company's equity at the close of the merger and Cadence stockholders are expected to own approximately 96.4% of the combined company's equity at the close of the merger.

                                1998              1999              2000
                          ----------------- ----------------- -----------------
                          Cadence Quickturn Cadence Quickturn Cadence Quickturn
                          ------- --------- ------- --------- ------- ---------
   Revenue..............    92.4%    7.6%    91.8%     8.2%    91.9%     8.1%
   Gross profit.........    93.1%    6.9%    92.3%     7.7%    92.0%     8.0%
   Earnings before
    interest and taxes..   102.7%   (2.7%)   96.7%     3.3%    95.0%     5.0%
   Net income...........   100.7%   (0.7%)   96.4%     3.6%    94.8%     5.2%
   Ownership............    96.4%    3.6%    96.4%     3.6%    96.4%     3.6%

  Pro Forma Merger Analysis. Hambrecht & Quist analyzed the pro forma impact of the merger on the combined company's calendar year 1999 and 2000 earnings per share using financial and operating data made available to it from the internal records of Quickturn for projections of Quickturn's calendar year 1999 and 2000 financial performance and published Wall Street research estimates for projections of Cadence's calendar year 1999 financial performance, as well as unpublished Hambrecht & Quist research estimates for Cadence for calendar year 2000 financial performance. Hambrecht & Quist observed that this resulted in lower earnings per share in calendar year 1999 for the combined company than for Cadence on a stand-alone basis and higher earnings per share in calendar year 2000 than for Cadence on a stand-alone basis. The foregoing analysis did not assume any adjustments in revenues or costs resulting from the operating synergies potentially realized from the merger. The actual results and savings achieved by the combined company after the merger may vary from the projected results and such variations may be material.

  Analysis of Publicly Traded Comparable Companies. To provide contextual data and comparative market information, Hambrecht & Quist compared selected historical and projected financial information of Quickturn to publicly traded electronic design automation companies that Hambrecht & Quist deemed to be comparable to Quickturn. Electronic design automation companies deemed comparable were Ansoft Corp., Avant! Corp., Cadence, Mentor Graphics Corporation, Summit Design Inc., and Synopsys, Inc. This information included the ratio of market value to projected net income as well as the ratio of the enterprise value, which is market value plus debt less cash, to historical and projected revenue. The foregoing multiples were applied to historical financial results of Quickturn for the latest twelve-month period ended June 30, 1998 and projected revenue and net income for calendar year 1998 and 1999 based on Wall Street consensus estimates and selected financial and operating data made available to Hambrecht & Quist from the internal records of Quickturn.

                                       48
THE MERGER

  The following table summarizes the equity value ranges of Quickturn implied by these comparable companies:

                                                      Median  Implied Quickturn
                                                     Multiple  Per Share Value
                                                     -------- -----------------
   Enterprise Value to:
     Latest twelve-month Revenues..................    2.2x        $15.27
     1998 Revenues (Wall Street Consensus
      Estimates)...................................    2.0x        $13.45
     1999 Revenues (Quickturn Internal Data).......    1.5x        $13.74
   Equity Value to:
     1998 Earnings per share (Wall Street Consensus
      Estimates)...................................   17.2x        $ 6.38
     1999 Earnings per share (Quickturn Internal
      Data)........................................   17.2x        $10.33
   Original Cadence Offer..........................                $14.00

  Analysis of Selected Merger and Acquisition Transactions. Hambrecht & Quist compared the proposed merger with selected merger and acquisition transactions. This analysis included 23 transactions involving companies in the electronic design automation industry since 1991. These transactions were deemed to be relevant and comparable because they reflect valuations paid in negotiated transactions among companies, both public and private, that operate in the electronic design automation market. In examining these transactions, Hambrecht & Quist analyzed income statement parameters of the acquired company relative to the consideration offered. The foregoing multiples were applied to the latest twelve-month revenue of Quickturn for the twelve-month period ended September 30, 1998. The median multiple offered in the selected comparable merger and acquisition transactions was 6.4 times latest twelve-month revenues. Based on the analysis of selected comparable merger and acquisition transactions, Quickturn's implied equity value from applying multiples to historical results was $38.74 per share. This implied equity value range compared to an offer in the proposed merger as of December 8, 1998 of $14.00 per share.

  Since Quickturn's last twelve-months of operations generated operating losses, comparable merger and acquisition multiples could be applied only to Quickturn's last twelve-month revenues. Because of this limited information, Hambrecht & Quist considered this factor to be of limited significance.

  No company or transaction used in the "Analysis of Publicly Traded Comparable Companies" and "Analysis of Selected Merger and Acquisition Transactions" is identical to Quickturn or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  Premium Analysis. Hambrecht & Quist compared the implied premium of the offer as of December 8, 1998 to similar premiums for transactions in the electronic design automation industry as well as to a broader range of 95 acquisitions of public technology companies. The following table summarizes the premiums paid in these two classes of transactions and compares them to the premium implied by the original merger price of $14.00 per share.

                                           Period Prior
                                         to Announcement
                                         of Mentor Offer
                                         -----------------
                                                    Four    Implied Quickturn
                                         One Day   Weeks     Per Share Value
                                         -------  --------  -----------------
   Electronic Design Automation
    Transactions........................    19.3%    31.8%     $9.54-$9.89
   Negotiated Technology Acquisitions...    25.9%    41.5%    $10.07-$10.61
   Original $14.00 Cadence Offer........    75.0%    85.1%

                                       49
THE MERGER

  Hambrecht & Quist also analyzed the implied premiums to closing prices for the one week and three months prior to August 12, 1998 using the original merger offer price of $14.00 and found that the implied premiums were 89.8% and 41.8%, respectively.

  Potential Future Market Valuation. Hambrecht & Quist compared the offer in the proposed merger to a range of potential future market values based on projected earnings and revenue and ranges of corresponding forward multiples. Hambrecht & Quist applied multiples of earnings of 15.0, 17.5, and 20.0 times forward earnings and multiples of revenue of 1.5, 2.0, and 2.5 times trailing revenue to projected results for Quickturn based on Wall Street consensus estimates and selected financial and operating data made available to it from the internal records of Quickturn. By applying discount rates based on Quickturn's expected cost of capital to the implied future market value, Hambrecht & Quist was able to determine a present value of the implied future market values. Hambrecht & Quist used a range of discount rates from 14% to 22% for purposes of discounting Quickturn's projected market value.

  The following table summarizes the values implied by this analysis and compares them to the original offer of $14.00 per share.

                                                                      Implied
                                                                   Quickturn Per
                                                                    Share Value
                                                                   -------------
     Wall Street Consensus Estimates
       1999 Earnings Per Share....................................   $5.70-$7.60
       2000 Earnings Per Share....................................  $8.36-$11.93
       1999 Revenues..............................................  $9.28-$14.91
       2000 Revenues..............................................  $8.36-$14.59
     Quickturn Internal Data
       1999 Earnings Per Share....................................  $8.99-$11.99
       2000 Earnings Per Share.................................... $13.40-$19.13
       1999 Revenues.............................................. $10.02-$16.24
       2000 Revenues..............................................  $9.66-$17.06
     Original Cadence Offer ......................................    $14.00

  The foregoing description of Hambrecht & Quist's opinion is qualified by reference to the full text of the opinion which is attached as Appendix C to this proxy statement/prospectus.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist has acted as a financial advisor to the Quickturn Board of Directors in connection with the merger, and it will receive a fee for its services, which include the rendering of the fairness opinion.

  In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to Quickturn and has received fees for rendering these services. Hambrecht & Quist served as co-manager in Quickturn's December 1993 initial public offering, advised Quickturn in the January 1996 adoption of its Shareholder Rights Plan, advised Quickturn in its February 1997 acquisition of SpeedSim, Inc., and advised Quickturn in its June 1997 acquisition of the assets of Arkos Design, Inc. from Synopsys, Inc. During the past two years, Quickturn has paid Hambrecht & Quist aggregate fees of approximately $1.7 million, including $250,000 paid in connection with the merger, as described below. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Quickturn and receives customary compensation in connection therewith, and also provides research coverage for Cadence and Quickturn. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Cadence and Quickturn for its own account and for the accounts of its customers and, accordingly,

                                       50
THE MERGER
may at any time hold a long or short position in such securities. Moreover, Hambrecht & Quist and its affiliates own 40,000 shares of Quickturn common stock. Hambrecht & Quist may in the future provide investment banking or other financial advisory services to Cadence or Quickturn.

  Pursuant to an engagement letter dated August 14, 1998, Quickturn has agreed to pay Hambrecht & Quist a fee of $250,000 in connection with the delivery of the fairness opinion rendered on December 8, 1998. Quickturn has agreed to pay Hambrecht & Quist upon consummation of the merger, a fee of 1.0% of the aggregate consideration paid in the transaction, less any fees previously paid. This fee is expected to total approximately $3.16 million. Quickturn also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

The Merger

  Once the conditions to completing the merger contained in the merger agreement have been satisfied or waived, the merger will be completed in accordance with Delaware law. Quickturn will become a wholly-owned subsidiary of Cadence and you will become Cadence stockholders.

Conversion of Quickturn Stock; Treatment of Quickturn Stock Options and
Warrants

  As a result of the merger, each outstanding share of Quickturn common stock will be converted into $15 worth of Cadence common stock. Because the value of Cadence common stock will be based on the average closing prices over a five day period that ends two business days before the merger closes, the number of shares of Cadence common stock that Quickturn stockholders will receive in the merger cannot be determined in advance. Also, since the market price of Cadence common stock fluctuates, the value of Cadence common stock that Quickturn stockholders receive in the merger may increase or decrease in the two day period after the valuation has been set but before the merger occurs.

  Each stock option to acquire Quickturn common stock granted under Quickturn's stock option and incentive plans, which we refer to as the Quickturn stock plans, and each warrant to acquire Quickturn common stock outstanding and unexercised immediately before the merger will be converted automatically in the merger into a stock option and warrant, respectively, to purchase Cadence common stock. In each case, the number of shares of Cadence common stock subject to the new Cadence options and warrants will be equal to the number of shares of Cadence common stock that the holder of the Quickturn option or warrant would have been entitled to receive in the merger had the holder exercised the option or warrant in full immediately before the merger at a price per share equal to the pre-merger exercise price divided by the number of shares of Cadence common stock to be issued in exchange for each share of outstanding Quickturn common stock. For example, assuming that 0.5 of a share of Cadence common stock will be issued for each Quickturn share, an option for Quickturn common stock with an exercise price before the merger of $10.00 per share would have a post-merger exercise price of $10.00 / 0.5, or $20.00 per share. The terms of each new Cadence option and warrant will be substantially the same as the corresponding Quickturn option and warrant. In any event, options that are incentive stock options under the Internal Revenue Code will be adjusted as provided by the Internal Revenue Code.

  Soon after the merger occurs, Cadence will deliver to the holders of Quickturn options and warrants notices that describe these holders' rights under the Quickturn stock plans and warrants, as applicable, and confirmation that the terms of the agreements evidencing the grants of the options or warrants continue subject to adjustments giving effect to the merger.

Exchange of Certificates; Fractional Shares

  At or before the merger, Cadence will deliver to its designated exchange agent certificates representing the shares of Cadence common stock, and cash instead of any fractional shares that would otherwise be issued to

                                      51
THE MERGER

Quickturn stockholders under the merger agreement in exchange for the outstanding shares of Quickturn common stock.

  Soon after the merger occurs, the exchange agent will mail to Quickturn stockholders a form of transmittal letter. The form of transmittal letter will contain instructions for the surrender of certificates representing Quickturn common stock.

  Please do not return Quickturn common stock certificates with the enclosed proxy and do not forward your certificates to the exchange agent unless and until you receive a letter of transmittal following the merger.

  Upon surrender of the certificates representing Quickturn common stock after the merger, you will be paid cash instead of any fractional shares of Cadence common stock you would otherwise receive. The amount of cash you receive instead of a fractional share will be equal to:

  .  the fraction of a share you would otherwise receive multiplied by

  . the average of the closing prices of Cadence common stock, as reported on the New York Stock Exchange Composite Transactions reporting system, for the five trading days immediately preceding the date that is two business days before the merger.

  Cadence will pay you dividends or other distributions declared on Cadence common stock only after the merger has occurred.

  If a certificate for Quickturn common stock has been lost, stolen or destroyed, the exchange agent will issue your shares of Cadence common stock and any cash instead of a fractional share only after you have delivered an affidavit as to the loss, theft or destruction of the certificate and as to your ownership of the certificate. Cadence or the exchange agent may require you to post bond in such amount as Cadence or the exchange agent may determine is necessary as indemnity against any claim that may be made against Cadence with respect to the lost, stolen or destroyed certificate.

Closing

  The closing date of the merger will be a date specified by Cadence and Quickturn, but will be no later than two business days after the satisfaction or waiver of the latest to occur of the conditions to the merger in the merger agreement. Cadence and Quickturn anticipate that the merger will close no later than May 25, 1999. However, a delay in obtaining any required governmental approval may delay closing the merger. We cannot assure you if or when these approvals will be obtained or that the merger will, in fact, be completed. If the merger does not occur on or before June 30, 1999, the merger agreement may be terminated by either Cadence or Quickturn, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements in the merger agreement. See "--Conditions to Completing the Merger" and "--Regulatory Approvals Required for the Merger."

Representations and Warranties

  The merger agreement contains representations and warranties of Cadence and Quickturn. These include:

  . due organization, existence, good standing and qualification to do business and, in the case of Quickturn, its subsidiaries.

  . capitalization and, in the case of Quickturn, the capitalization of its subsidiaries.

  . corporate power and authority to enter into the merger agreement and perform its obligations under the merger agreement.

  . compliance of the merger agreement with each party's charter documents, material agreements and applicable law.

                                       52
THE MERGER

  .  governmental and third-party approvals.

  .  filing required regulatory reports on time.

  . each party's financial statements and filings with the Securities Exchange Commission.

  .  broker's fees arising from the merger.

  . absence of significant and negative changes in its business since September 30, 1998.

  .  absence of material legal proceedings and injunctions.

  . accuracy of the information about each party included in this proxy statement/prospectus.

  . each party's and Quickturn's subsidiaries' compliance with applicable law.

  .  absence of undisclosed liabilities.

  .  absence of material environmental liabilities.

  . qualification of the merger as a reorganization under 368(a) of the Internal Revenue Code and for pooling-of-interests accounting treatment.

  The merger agreement contains additional representations and warranties of Quickturn. These include its:

  .  tax returns.

  .  employee benefit plans and related matters.

  .  insurance.

  .  lawful business practices.

  .  intellectual property.

  .  product warranties and guaranties.

  .  customers and suppliers.

  .  its rights plan not being triggered.

  .  ""Year 2000" compliance.

Conduct of Business Before the Merger

  Each of Cadence and Quickturn has agreed to do several things before the merger occurs. These include:

  .  conducting its business in the ordinary course.

  . seeking to preserve intact its business organization and advantageous business relationships.

  .  retaining the services of its current officers and employees.

  Cadence and Quickturn have also agreed to:

  . cooperate with each other and use all reasonable efforts to make all filings, and to obtain consents and approvals of all third parties and governmental authorities necessary to complete the merger, and to comply with the terms and conditions of these consents and approvals.

  . furnish to the other party all information about itself and its subsidiaries as the other party reasonably requests.

  . use all reasonable efforts to take all actions to comply promptly with legal requirements imposed on it and to complete the merger.

  Cadence has also agreed to use all reasonable efforts to list its shares to be issued in the merger on the New York Stock Exchange. Subject to the merger agreement, Cadence has agreed to use all reasonable efforts to cause the merger to occur as soon as practicable after Quickturn stockholders approve the merger.

                                       53
THE MERGER

  Quickturn has agreed:

  .  not to redeem any of the rights issued under its rights plan.

  . not to amend its rights plan in any way that would make it easier for someone other than Cadence to acquire a large number of shares of Quickturn common stock, unless the merger agreement is first terminated in accordance with its terms.

  Unless the merger agreement permits, Quickturn has agreed for itself and its subsidiaries not to:

  .  amend its charter documents.

  . issue or agree to issue any stock of any class or any other securities, except bank loans, or equity equivalents, except for shares of Quickturn common stock issued under options or warrants granted before the date of the merger agreement.

  .  split, combine or reclassify any shares of its capital stock.

  . declare or pay any dividend or other payment of any kind in respect of its capital stock.

  .  acquire any of its or its subsidiaries' securities.

  . adopt a plan of complete or partial liquidation, dissolution, merger or other reorganization other than the merger with Cadence.

  .  alter any subsidiary's corporate structure or ownership.

  . incur or assume any debt, except under existing lines of credit in the ordinary course of business.

  . become responsible for the obligations of any other person except for obligations of Quickturn's subsidiaries incurred in the ordinary course of business.

  . make any loans to or investments in any other person, except its subsidiaries or for customary loans or advances to employees in the ordinary course of business consistent with its past practices.

  .  encumber its capital stock.

  . mortgage or pledge any of its material assets or create or permit any material lien on these assets.

  . except as required by law, enter into, adopt, modify or terminate any employee compensation or benefit plan or increase any compensation or fringe benefits except in the ordinary course of year-end compensation reviews consistent with its past practices to the extent that these compensation increases and bonus arrangements do not significantly increase benefits or compensation expense to Quickturn or the applicable Quickturn subsidiary.

  . acquire or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $100,000 in the aggregate, except for sales of its products in the ordinary course of business consistent with its past practices.

  . except as required as a result of a change in law or in generally accepted accounting principles, change any of its accounting principles, practices or methods.

  . revalue in any material respect any of its assets other than in the ordinary course of business.

  .  acquire any other business.

  . enter into any material agreement other than in the ordinary course of business consistent with its past practices.

  .  modify or waive any right under its important contracts.

  . modify its standard product warranty terms or modify any existing product warranties in any significant and negative manner.

  . authorize any new capital expenditure(s) individually in excess of $100,000 or all together in excess of $300,000, except as required by existing customer contracts.

  . make any material tax election or settle or compromise any material income tax liability.

                                       54
THE MERGER

  . settle or compromise any legal proceeding that relates to the merger agreement or has a significant and negative effect on Quickturn.

  . begin or terminate any significant software development project, except under the terms of existing contracts with customers or as contemplated by Quickturn's project development budget.

  .  agree to take any of the actions described above.

  Quickturn has also agreed to use all reasonable efforts not to do anything that would make any of its representations or warranties contained in the merger agreement untrue.

  Cadence has agreed for itself and its subsidiaries not to:

  . knowingly do anything that would prevent Cadence common stock from trading on the New York Stock Exchange.

  . acquire or agree to acquire any other business except in the ordinary course of business consistent with its past practices, if doing so would prevent or significantly delay completion of the merger.

  . adopt or propose to adopt any amendments to its charter documents that might prevent our completion of the merger.

  . agree to take any of the actions described above or any other action that would make any of Cadence's representations or warranties in the merger agreement untrue.

  The merger agreement restricts Quickturn's ability to discuss or negotiate proposals for certain significant transactions with anyone other than Cadence. These provisions require Quickturn not to have or continue discussions with anyone else for any third party acquisition.

  We use the term third party acquisition to mean any of the following:

  .  an acquisition of Quickturn.

  . the acquisition of any significant portion of Quickturn's assets, other than the sale of its products in the ordinary course of business consistent with its past practices.

  . an acquisition of 15% or more of the outstanding shares of Quickturn common stock.

  . Quickturn's adoption of a plan of liquidation or declaration or payment of an extraordinary dividend.

  .  Quickturn's repurchase of more than 10% of its outstanding shares.

  . Quickturn's acquisition of any interest or investment in any business whose annual revenue, net income or assets is equal to or greater than 10% of the annual revenue, net income or assets of Quickturn.

Quickturn has agreed that it will:

  . not encourage, solicit or participate in discussions with or provide any non-public information to anyone except Cadence concerning any third party acquisition. However, the merger agreement does not prohibit the Quickturn Board of Directors from taking and disclosing to Quickturn stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934 with regard to a tender or exchange offer made by someone other than Cadence.

  . notify Cadence if Quickturn receives any communication about a third party acquisition.

  . advise Cadence from time to time of the status and any significant developments concerning any communication about a third party acquisition.

  The Quickturn Board of Directors may not withdraw its recommendation of the merger with Cadence. It also may not approve or recommend or cause Quickturn to enter into any agreement for any third party acquisition. However, if the Quickturn Board determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that its fiduciary duties require it to do so, the Quickturn Board may

                                       55
THE MERGER
withdraw its recommendation of the merger, or approve or recommend any bona fide proposal to acquire more than 50% of the shares of Quickturn common stock then outstanding, or all or substantially all of Quickturn's assets, on terms that the Quickturn Board of Directors by a majority vote determines in good faith, based on the written advice of Hambrecht & Quist or another well-known financial advisor, to be more favorable to Quickturn stockholders than the merger with Cadence. We sometimes refer to any proposal described in the prior sentence as a superior proposal. The Quickturn Board of Directors may do so only after providing written notice to Cadence advising Cadence that the Quickturn Board of Directors has received this proposal. This notice must specify the significant terms and conditions and identify the person making the superior proposal. Cadence will then have five business days to make an offer that the Quickturn Board of Directors by a majority vote determines in good faith, based on the written advice of a financial advisor of nationally recognized reputation, to be at least as favorable to Quickturn stockholders as the superior proposal. If Cadence fails to make this response, Quickturn may enter into an agreement with respect to the superior proposal only after the merger agreement is terminated in accordance with its terms and Quickturn has paid all of the $10,557,000 liquidated damages due to Cadence under the merger agreement as described below under "--Termination of the Merger Agreement-- Effect of Termination". Any disclosure that the Quickturn Board of Directors must make with respect to a proposed third party acquisition or otherwise in order to comply with its fiduciary duties under Delaware law or Rule 14d-9 or 14e-2 under the Securities Exchange Act of 1934 will not be a violation of the merger agreement, so long as the disclosure states that the Quickturn Board of Directors won't take any action in violation of the provisions described above.

Conditions to Completing the Merger

  Neither of us must complete the merger unless:

  .  Quickturn stockholders have approved the merger agreement.

  . no law or order by any United States federal or state court or governmental authority prohibits or restricts the merger.

  . we have received all governmental approvals or other requirements necessary to complete the merger and generally operate Quickturn's business after the merger as it was operated prior to the merger.

  . the registration statement containing this proxy statement/prospectus is not subject to any stop order or proceedings seeking a stop order by the Securities and Exchange Commission.

  . Cadence's and Quickturn's independent accountants have agreed with the companies' determination that the merger will be accounted for as a pooling-of-interests.

  Quickturn will not be required to complete the merger unless:

  . except for insignificant defects, Cadence's representations and warranties in the merger agreement and in the option agreement are true on the closing date of the merger.

  . Cadence has performed each of its agreements to be performed before the merger.

  . the Cadence common stock issuable to Quickturn stockholders in the merger will be listed on the New York Stock Exchange.

  . Quickturn has received an opinion from its tax counsel stating that generally the merger will be tax-free to Quickturn, Cadence and Quickturn stockholders for federal income tax purposes.

  . Quickturn has received an opinion from Cadence's legal counsel relating to Cadence's corporate status and the merger.

  . Cadence has received any significant and necessary consents and approvals for completing the merger.

  .  there has been no significant and negative event regarding Cadence.

                                       56
THE MERGER

  Cadence will not be required to complete the merger unless:

  . except for insignificant defects, Quickturn's representations and warranties contained in the merger agreement are true on the closing date of the merger.

  . Quickturn has performed each of its agreements to be performed before the merger.

  .  there have been no significant and negative events regarding Quickturn.

  . Cadence has received the opinion of its tax counsel stating that generally the merger will be tax-free for federal income tax purposes.

  . Cadence has received the opinion of legal counsel to Quickturn relating to Quickturn's corporate status and the merger.

  . Quickturn has received the consent or approval of each person required to permit Quickturn to maintain any obligation, right or interest under agreements listed on Quickturn's disclosure schedule to the merger agreement.

  . Keith R. Lobo has not challenged his employment agreement or continued employment with Quickturn post-merger.

  We cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

Regulatory Approvals Required for the Merger

  General. Cadence and Quickturn have agreed to use all reasonable efforts to do all things reasonably necessary under applicable laws to complete the merger. These things include:

  . obtaining consents of all third parties and governmental authorities necessary to complete the merger.

  .  contesting any legal action designed to prevent the merger.

  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the U.S. Federal Trade Commission's rules, we may not complete the merger until we have filed the required notifications with the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice, and have waited a specified period of time. On December 11, 1998, Cadence and Quickturn filed the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as certain information required to be given to the Federal Trade Commission and the Justice Department. On
January 10, 1999, the Hart-Scott-Rodino waiting period expired without a request for additional documents or information. However, at any time before or after the merger, and even though the Hart-Scott-Rodino Antitrust Improvements Act of 1976 waiting period has expired, the Justice Department, the Federal Trade Commission or any state or foreign governmental authority could take action under the antitrust laws as it deems necessary in the public interest. This action could include seeking to enjoin the merger or seeking Cadence's divestiture of Quickturn or Cadence's divestiture of its or Quickturn's businesses. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, Cadence and Quickturn believe that the merger will comply with all significant federal, state and foreign antitrust laws. However, we cannot assure you that there will not be a challenge to the merger on antitrust grounds or that, if this kind of challenge were made, we would prevail.

  Cadence and Quickturn are not aware of any other regulatory approvals or actions that are required for the merger. If any additional governmental approvals or actions are required, we intend to try to get them. We cannot assure you, however, that we will be able to obtain any additional approvals or actions.

Material Federal Income Tax Consequences

  The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to Quickturn stockholders exchanging their Quickturn common stock for Cadence common

                                       57
THE MERGER
stock. This discussion does not deal with all federal income tax considerations that may be relevant to particular Quickturn stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are banks, insurance companies or tax-exempt organizations, who are subject to alternative minimum tax, who hold their shares as part of a hedge, straddle or other risk reduction transaction, who are foreign persons or who acquired their Quickturn common stock through stock option or stock purchase programs or otherwise as compensation. In addition, it does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Quickturn common stock in anticipation of the merger.

  Quickturn stockholders are urged to consult their own tax advisors regarding the tax consequences to them of the merger based on their own circumstances, including the applicable federal, state, local and foreign tax consequences to them of the merger.

  The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement/prospectus, all of which are subject to change. Any such changes could be applied retroactively and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Cadence, Quickturn and/or their stockholders.

  Neither Cadence nor Quickturn has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Gibson, Dunn & Crutcher LLP, counsel to Cadence, has rendered its opinion to Cadence and Wilson Sonsini Goodrich & Rosati, counsel to Quickturn, has rendered an opinion to Quickturn that the following are the material U.S. federal income tax consequences of the merger:

  . the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

  . each of Cadence and Quickturn will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

  . No gain or loss will be recognized by a Quickturn stockholder upon the receipt of Cadence common stock solely in exchange for Quickturn common stock in the merger, except for gain resulting from cash received in lieu of fractional shares as discussed below.

  . The aggregate tax basis of the Cadence common stock received by a Quickturn stockholder in the merger, including any fractional share of Cadence common stock for which cash is received, will be the same as the aggregate tax basis of the Quickturn common stock exchanged for the Cadence stock.

  . The holding period of the Cadence common stock received by each Quickturn stockholder in the merger will include the period for which the Quickturn common stock exchanged therefor was considered to be held, provided that the Quickturn common stock was held as a capital asset at the time of the merger.

  . A Quickturn stockholder receiving cash instead of a fractional share of Cadence common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share.

  . Neither Cadence nor Quickturn will recognize gain or loss solely as a result of the merger.

As a condition to the merger, each counsel must reaffirm the foregoing opinions at the closing of the merger. The opinions that have been rendered and to be reaffirmed at the closing of the merger are and will be subject to the limitations and qualifications referred to in this discussion, and will be conditioned upon the following assumptions:

  . the truth and accuracy of the statements, covenants, representations and warranties in the merger agreement, in the representations received from Cadence and Quickturn to support the opinions, and in other documents related to Cadence and Quickturn relied upon by each counsel, for those opinions.

                                       58
THE MERGER

  . the performance of all covenants contained in the merger agreement and the tax representations without waiver or breach of any material provision thereof.

  . the accuracy of any representation or statement made "to the best of knowledge" or qualified in a similar manner.

  . the reporting of the merger as a reorganization under Section 368(a) of the Internal Revenue Code by Cadence and Quickturn in their respective federal income tax returns.

  . other customary assumptions as to the accuracy and authenticity of documents provided to each counsel.

  Opinions of counsel are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service determines successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Quickturn stockholders must recognize gain or loss with respect to each share of Quickturn common stock surrendered equal to the difference between the tax basis in the share and the fair market value of the Cadence common stock received in exchange for the Quickturn share. In this event, a Quickturn stockholder's aggregate basis in the Cadence common stock received would equal its fair market value, and the stockholder's holding period for the stock would begin the day after the merger.

  A recipient of shares of Cadence common stock will recognize gain to the extent that the shares are received in exchange for services or property other than solely Quickturn common stock. All or a portion of this gain may be taxable as ordinary income. A Quickturn stockholder would also have to recognize gain to the extent that he or she received consideration other than Cadence common stock in exchange for Quickturn common stock.

  Payments in respect of Quickturn common stock or a fractional share of Cadence common stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply to a payment to a stockholder who completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to Cadence and its exchange agent that it is exempt from backup withholding.

Accounting Treatment

  We believe that the merger will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Under this method of accounting, the book value of the assets, liabilities and stockholders' equity of each of Cadence and Quickturn, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the merger occurs.

  The unaudited pro forma financial information in this proxy statement/prospectus has been prepared using the pooling-of-interests accounting method to account for the merger.

Termination of the Merger Agreement

  Termination. The merger agreement may be terminated at any time prior to the merger, before or after it has been approved by Quickturn stockholders. This termination may occur in the following ways:

  .  Cadence and Quickturn both decide to terminate it.

  .  Cadence or Quickturn decides to terminate it because:

      1. a United States court or other governmental authority has issued a non-appealable, final ruling prohibiting the merger; or

                                       59
THE MERGER

      2. the merger is not completed by June 30, 1999, unless the failure to close by that date is due to the failure of the party seeking to terminate the merger agreement to perform its agreements in the merger agreement.

  .  Quickturn decides to terminate it because:

      1. Cadence's representations or warranties in the merger agreement are untrue to the extent that the conditions to Quickturn's obligation to complete the merger could not be satisfied by June 30, 1999, so long as Quickturn has not seriously breached its own obligations under the merger agreement;

      2. Cadence failed to perform its agreements in the merger agreement, and this failure substantially adversely affects Cadence or the merger, so long as Quickturn has not seriously breached its own obligations in the merger agreement;

      3. Quickturn has failed to obtain its stockholders' approval of the merger agreement; or

      4. The Quickturn Board has received a superior proposal and responded in a way that permits termination of the merger agreement.

  .  Cadence decides to terminate it because:

      1. Quickturn's representations or warranties in the merger agreement are untrue to the extent that the conditions to Cadence's obligation to complete the merger could not be satisfied by June 30, 1999, so long as Cadence has not seriously breached its own obligations in the merger agreement;

      2. Quickturn has failed to perform its agreements in the merger agreement, and this failure substantially adversely affects Quickturn or the merger, so long as Cadence has not seriously breached its own obligations in the merger agreement;

      3. the Quickturn Board has recommended to its stockholders a superior proposal;

      4. the Quickturn Board has withdrawn or negatively modified its recommendation of the merger with Cadence;

      5. Quickturn has stopped using all reasonable efforts to hold a stockholders' meeting to vote on the merger with Cadence; or

      6. Quickturn convened a meeting of the Quickturn stockholders to vote on the merger but did not obtain their approval.

  Effect of Termination. Even after the merger agreement has been terminated, its confidentiality and fees and expenses provisions will remain in effect. Also, termination will not relieve either party from liability for any breach by it of the merger agreement before it was terminated.

  Liquidated Damages and Expenses. Quickturn has agreed to pay Cadence $10,557,000 as liquidated damages if the merger agreement is terminated as follows:

  . It is terminated by Quickturn because the Quickturn Board of Directors received a superior proposal and responded in a way that permitted termination.

  . It is terminated by Cadence because the Quickturn Board recommended that stockholders approve a Superior Proposal, the Quickturn Board is no longer recommending the merger with Cadence or Quickturn stops trying to convene a stockholders meeting to approve the merger with Cadence.

  . It is terminated by Cadence because of a significant breach by Quickturn and, within a year after termination, Quickturn enters into another agreement for the sale of a substantial interest in Quickturn or its business with someone it had contact with relating to this kind of transaction before our merger agreement was terminated.

                                       60
THE MERGER

  In addition, Quickturn has agreed to pay Cadence $3,500,000 as reimbursement of its fees and expenses if the merger agreement is terminated as follows:

  . It is terminated by Quickturn because Quickturn held a stockholders meeting to vote on the merger but did not obtain stockholder approval or the Quickturn Board received a superior proposal and responded in a way that permitted termination.

  .  It is terminated by Cadence for any of the following reasons:

      1. Quickturn's representations or warranties in the merger agreement are untrue to the extent that the conditions to Cadence's obligation to complete the merger could not be satisfied by June 30, 1999.

      2. Quickturn failed to perform its agreements in the merger agreement, and this failure substantially adversely affects Quickturn or delays the merger.

      3. The Quickturn Board withdrew or negatively modified its recommendation of the merger.

      4. Quickturn stopped using all reasonable efforts to hold a stockholders' meeting to vote on the merger.

      5. Quickturn held a stockholders meeting to vote on the merger but did not obtain stockholder approval.

  Further, Cadence has agreed to pay Quickturn $3,500,000 as reimbursement of its fees and expenses if the merger agreement is terminated by Quickturn because:

  . Cadence's representations or warranties in the merger agreement are untrue to the extent that the conditions to Quickturn's obligation to complete the merger could not be satisfied by June 30, 1999.

  . Cadence failed to perform its agreements in the merger agreement, and this failure adversely effects Cadence or the merger.

  Except as described above, whether or not the merger occurs, we have agreed to pay our own fees and expenses incurred in connection with the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

  Extension and Waiver. At any time prior to the merger, Cadence and Quickturn may agree to:

  . Extend the time for the performance of any of the obligations or other acts of the other party.

  .  Waive any inaccuracies in the other's representations and warranties.

  . Waive the other's compliance with any of the agreements or conditions in the merger agreement.

  Amendment. The merger agreement may be changed by us at any time before or after Quickturn stockholders approve the merger. However, any change which by law requires the approval of Quickturn stockholders will require their subsequent approval to be effective.

Employee Benefits and Plans

  After the merger, the employee or director benefit plans, arrangements and agreements of Quickturn existing on the date of the merger agreement, will remain in effect with respect to Quickturn employees covered by these plans when the merger occurs until such time as Cadence modifies or terminates any of these Quickturn benefit plans.

Interests of Quickturn's Management in the Merger

  Certain members of Quickturn's management have interests in the merger that are in addition to their interests as Quickturn stockholders generally. The Quickturn Board was aware of these interests and considered them in approving the merger agreement.

                                       61
THE MERGER

  The directors, officers and principal stockholders of Quickturn and their associates may have had in the past, and may have in the future, transactions in the ordinary course of business with Cadence. Any of these transactions were, and are expected to be, on substantially the same terms as those between Cadence and others for similar transactions.

  Employment Agreements. At the time it entered into the merger agreement, Cadence and Quickturn also entered into employment agreements with Keith Lobo, K.C. Chu, Christopher Tice, Tung-Sun Tung, Kevin Ladd, Mikhail Bershteyn and Ming Wang. Each employment agreement becomes effective when the merger occurs and runs for a term of 18 months. During the employment period, Mr. Lobo and each of these other employees will serve Quickturn in roughly the same capacities as he serves in his current position with Quickturn. He will also be entitled to a specified annual base salary and a bonus based on a percentage of base salary. In addition to his cash compensation, each employee will be entitled to receive options to purchase shares of Cadence common stock.

  The employment agreements further provide that, upon termination of the employee's employment with Quickturn at any time before the one year anniversary of the merger, the employee's compensation will be determined solely in accordance with the applicable Quickturn retention plan, as described below. If, between the one year anniversary and the date which is 18 months after we complete the merger, there occurs a:

  .  Termination without cause,

  .  Voluntarily termination as a result of a reduction in base pay,

  .  Reduction in title or a material change in job responsibilities,

  . Relocation to more than 35 miles from his work location immediately before the merger,

the employee will be entitled to a cash payment equal to his base salary for the remainder of the 18-month employment period. Upon termination at any time during the employment period, the Cadence stock options granted to the terminated employee during the employment period will no longer vest and all other employee medical, dental and other benefits will terminate, except as otherwise required under the applicable Quickturn retention plan described below.

  Each employee has also agreed not to compete with Quickturn and Cadence before the later of the 18 month anniversary of the merger and the employee's termination of employment with Quickturn.

  In addition, until one year after termination of his employment, the employee may not:

  . Solicit Cadence's or post-merger Quickturn's employees, clients or customers.

  .  Use any Cadence or Quickturn trade secret or proprietary information.

  . Interfere or attempt to interfere with post-merger Quickturn's or Cadence's relationship with its customers or clients.

  . Solicit the business of any client or customer of Cadence or post-merger Quickturn.

  Management Retention Plan. The Quickturn management retention plan provides severance benefits to Quickturn management employees where their employment is constructively terminated within the twelve-month period after a change of control of Quickturn. The merger will be a change of control for purposes of the Quickturn management retention plan. Constructive termination includes:

  . A significant reduction of the employee's duties or responsibilities, annual base salary, bonus or employee benefits.

  . Relocation more than 35 miles from his work location immediately before the merger.

  . Cadence's failure to assume the Quickturn management retention plan after the merger.

  .  Any constructive termination under applicable law.

                                       62
THE MERGER

  Upon constructive termination, each employee would be entitled to receive a payment equal to between 150% and 250% of his base salary and the average of his bonus over the prior three years, and, if not previously paid, an additional pro-rated bonus for the year in which the employee is terminated. Mr. Lobo would receive an amount representing 250% of his base salary plus average annual bonus for the prior three years, and benefits for two and one-half years after his termination date. Messrs. Tice and Tung would be entitled to receive 200% of their base salaries plus average annual bonus, and benefits for two years after their respective termination dates. Messrs. Chu, Ladd, and Wang would be entitled to receive 150% of their base salaries plus average annual bonus, and benefits for one and a half years after their respective termination dates.

  Under the Quickturn management retention plan, all benefits and payments are reduced only to avoid triggering the golden parachute excise tax and non-deductibility provisions of the Internal Revenue Code if doing so would maximize the after-tax economic benefit to such officers.

  Employee Retention Plan. The Quickturn employee retention plan provides severance benefits for employees who are not participants in the Quickturn management retention plan, including Mr. Bershteyn. If the participant is involuntarily terminated without cause within 12 months after a change of control, the Quickturn employee retention plan entitles the employee to a severance payment equaling two weeks' base salary for each full year of employment with Quickturn up to and including the date of the change of control, with a minimum payment of three months, or six months for director-level employees and employees designated as key contributors by the chief executive officer, including Mr. Bershteyn. The merger will be a change of control for purposes of the Quickturn employee retention plan.

  If the golden parachute excise tax and non-deductibility provisions of the Internal Revenue Code would be triggered by the payments and benefits under the Quickturn employee retention plan, a participant's payments and benefits may be reduced to the largest amount that would not trigger these tax provisions.

  Indemnification; Directors' and Officers' Insurance. The merger agreement provides that, after the merger, Cadence will, as permitted by law, indemnify persons who were directors, officers or employees of Quickturn before the merger who suffer liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or on the fact that the person was a director, officer or employee of Quickturn. The merger agreement further provides that Cadence will cause the officers and directors of Quickturn immediately before the merger to be covered for at least six years after the merger by Quickturn's directors' and officers' liability insurance policy or a similar policy. In addition, Cadence has agreed to honor Quickturn's agreements and charter provisions to indemnify its officers and directors in effect on December 8, 1998.

Option Agreement

  In addition to executing the merger agreement, Cadence and Quickturn have entered into an option agreement which granted Cadence an option to purchase Quickturn common stock.

  The option agreement permits Cadence to purchase up to 3,619,100 shares of Quickturn common stock at a cash exercise price of $14 per share. This total number of shares issuable upon exercise of the option represents 19.99% of the Quickturn common stock outstanding on December 8, 1998, not including the option shares.

  Cadence may exercise the option, in whole or in part, if the merger agreement is terminated in a manner obligating Quickturn to pay Cadence the $10,557,000 liquidated damages. Cadence may exercise the option until the 12 month anniversary of the date on which the merger agreement has been terminated. However, Cadence may not exercise the option if it has willfully and significantly breached the merger agreement.

  If before the option expires any third party acquires or agrees to acquire 30% or more of the outstanding shares of Quickturn common stock, or Quickturn enters into an agreement with any person other than Cadence

                                       63
THE MERGER
providing for an acquisition of Quickturn or any significant part of its assets, then Cadence, instead of exercising the option, will have the right to receive in cancellation of the option cash equal to:

  1. the lesser of:

    . a specified spread between the market value of a share of Quickturn common stock, or equivalent if there has been a sale of Quickturn assets, and the exercise price of the option and

    .  $3.8890884474

  multiplied by

  2. the number of Quickturn shares then covered by the option.

  The economic benefit that Cadence may derive under the option agreement is limited to $14,075,000 less the amount of liquidated damages Quickturn has paid it under the merger agreement. The option may not be exercised for a number of Quickturn shares as would, at exercise, result in Cadence's receiving a total value exceeding this amount. Any amount Cadence receives in excess of $14,075,000 must be paid to Quickturn.

  As of the date of this proxy statement/prospectus, we do not believe any event triggering Cadence's ability to exercise the option has occurred.

  Quickturn is obligated to issue its shares upon exercise of the option only if there is no legal or regulatory restriction on the exercise and Cadence's representations and warranties in the option agreement are substantially correct.

  If Cadence has acquired Quickturn shares upon exercise of the option, then, at any time during the period that begins 13 months after the exercise and ends 25 months after the exercise, Quickturn may require Cadence to sell to Quickturn any of these shares still held by Cadence. The per share purchase price will be the higher of:

  . the exercise price of the option, less any dividends paid on the option shares to be repurchased by Quickturn, plus an amount representing an annual return of 15% of the exercise price of the option and

  . the average of the high and low trading prices of Quickturn common stock for the 30 trading day period ending one day before Quickturn delivers notice to Cadence of Quickturn's intent to purchase the option shares.

  Subject to any limitations imposed on Quickturn under any other registration rights in effect, Quickturn will register under the Securities Act of 1933 the offering and sale of the Quickturn shares that have been acquired by or are issuable to Cadence upon exercise of the option, if requested by Cadence within two years after an event triggering exercise of the option. Any registration request must be for at least 20% of the option shares or, if for less than 20% of the originally issuable option shares, all of Cadence's remaining option shares. Cadence may demand up to two registrations. Cadence's registration rights terminate when Cadence may sell all of its option shares under Rule 144(k) of the Securities Act of 1933. Quickturn may include any other securities in any registration demanded by Cadence only with Cadence's consent. Quickturn will use all reasonable efforts to cause each registration statement to become effective and remain so for 90 days and to obtain all consents or waivers required from third parties. Quickturn's obligation to file a registration statement and to maintain its effectiveness may be suspended for 90 days if the Quickturn Board of Directors determines this registration would seriously and negatively affect Quickturn, or if financial statements required to be included in the registration statement are not yet available. If Quickturn proposes to register the offering and sale of Quickturn common stock for cash for itself or any other Quickturn stockholder in a firm underwriting, it will generally allow Cadence to participate in the registration so long as Cadence agrees to participate in the underwriting.

  The expenses of preparing and filing any registration statement for these Quickturn shares and any sale covered by it will generally be paid by Quickturn, except for underwriting discounts or commissions or brokers' fees, and the fees and disbursements of Cadence's counsel.

                                       64
THE MERGER

  For each registration of option shares, Quickturn and Cadence have agreed to customary indemnification provisions for losses and liabilities under the Securities Act of 1933 or otherwise. However, Cadence will not be required to indemnify Quickturn beyond Cadence's proceeds from the offering of its option shares.

  Upon the issuance of option shares, Quickturn will promptly list the shares on Nasdaq or on any other exchange on which Quickturn common stock is then listed.

Restrictions on Resales by Affiliates

  The shares of Cadence common stock issuable to Quickturn stockholders in the merger and upon exercise of outstanding Quickturn stock options or warrants after the merger have been registered under the Securities Act of 1933. Therefore, these shares of Cadence common stock may be traded freely and without restriction by those Quickturn stockholders and holders of Quickturn stock options or warrants who are not affiliates of Quickturn as defined under the Securities Act of 1933. An affiliate of Quickturn is a person who controls, is controlled by, or is under common control with, Quickturn. Any subsequent transfer of these shares by a person who is an affiliate of Quickturn at the time the merger is voted on by the Quickturn stockholders will require one of the following:

  .  further registration of these shares under the Securities Act of 1933.

  .  compliance with Rule 145 under the Securities Act of 1933.

  .  the availability of another exemption from registration.

  These restrictions are expected to apply to Quickturn's directors and executive officers and the holders of 10% or more of its outstanding shares of common stock. Cadence will give stop transfer instructions to its transfer agent and legend certificates representing the Cadence common stock to be received by affiliated persons.

  Securities and Exchange Commission guidelines for qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Securities and Exchange Commission guidelines also indicate that the pooling-of-interests method will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if the affiliates do not transfer any of the shares of the company they own or shares of a company they receive in a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined company have been published.

  Quickturn and Cadence have agreed to use all reasonable efforts to cause each of their affiliates to deliver to the other party a written agreement intended to ensure compliance with the Securities Act of 1933 and preserve the companies' ability to treat the merger as a pooling-of-interests.

                                       65
THE MERGER

                          MANAGEMENT AFTER THE MERGER

Boards of Directors

  The Cadence Board of Directors will not change as a result of the merger. Immediately after the merger, the Board of Directors of Quickturn will consist of three directors selected by Cadence.

Management

  The composition of Cadence's management will not change as a result of the merger. It is expected that after the merger, Mr. Lobo and each of Messrs. Chu, Tice, Tung, Ladd and Wang will remain with Quickturn post-merger with responsibilities comparable to those of their current positions as specified in their employment agreements with Cadence.

  Other key staff positions within Quickturn post-merger have not been finally determined. From time to time before the merger, decisions may be made with respect to the management and operations of Quickturn post-merger, including its other officers and managers.

  Information about the current Cadence directors and executive officers can be found in Cadence's Annual Report on Form 10-K for the year ended January 2, 1999 (as amended by Form 10-K/A). Information about the current Quickturn directors and executive officers can be found in Quickturn's Annual Report on Form 10-K/A for the year ended December 31, 1998. Cadence's and Quickturn's Annual Reports on Forms 10-K and 10-K/A are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

                                       66
MANAGEMENT AFTER THE MERGER

                          PRICE RANGE OF COMMON STOCK

  Cadence. Cadence common stock is listed on the New York Stock Exchange under the symbol "CDN." The following table shows, for the periods indicated, the high and low reported closing sale prices per share of Cadence common stock on the New York Stock Exchange Composite Transactions reporting system. Cadence has never declared or paid any cash dividends on its common stock, and does not plan on declaring any dividends in the near future.

                                                                Price Range of
                                                                 Common Stock
                                                                ---------------
                                                                 High     Low
                                                                ------- -------
   1996
     First Quarter............................................. $ 15.17 $ 11.50
     Second Quarter............................................   21.88   14.84
     Third Quarter.............................................   18.94   11.50
     Fourth Quarter............................................   20.69   16.32
   1997
     First Quarter.............................................   21.94   15.69
     Second Quarter............................................   19.00   13.38
     Third Quarter.............................................   27.50   16.75
     Fourth Quarter............................................   28.75   22.31
   1998
     First Quarter.............................................   37.44   22.75
     Second Quarter............................................   38.00   27.63
     Third Quarter.............................................   31.13   20.69
     Fourth Quarter............................................   30.63   19.19
   1999
     First Quarter (through April 19, 1999)....................   33.50   21.00

  Quickturn. Quickturn common stock is listed on the Nasdaq National Market System, or Nasdaq, under the symbol "QKTN." The following table shows the high and low closing sales prices for Quickturn common stock for the periods indicated, as reported on Nasdaq. Quickturn has never declared or paid any cash dividends on its common stock, and does not plan on declaring any dividends in the near future.

                                                                Price Range of
                                                                 Common Stock
                                                                ---------------
                                                                 High     Low
                                                                ------- -------
   1996
     First Quarter............................................. $ 11.50 $  9.00
     Second Quarter............................................   16.50   11.13
     Third Quarter.............................................   15.13   11.88
     Fourth Quarter............................................   21.63   11.75
   1997
     First Quarter.............................................   21.00   15.00
     Second Quarter............................................   15.88    6.69
     Third Quarter.............................................   16.63   12.13
     Fourth Quarter............................................   16.31   10.69
   1998
     First Quarter.............................................   15.50    9.94
     Second Quarter............................................   10.63    6.50
     Third Quarter.............................................   11.38    7.38
     Fourth Quarter............................................   14.67    9.50
   1999
     First Quarter (through April 19, 1999)....................   15.25   13.38

  The merger agreement prohibits Quickturn from paying cash dividends on Quickturn common stock before the merger.

                                       67
PRICE RANGE OF COMMON STOCK

                           INFORMATION ABOUT CADENCE

General

  Cadence provides software technology and comprehensive design and consulting services and technology for the product development requirements of the world's leading electronics companies. Cadence licenses its leading-edge electronic design automation software technology and provides a range of professional services to companies throughout the world ranging from consulting services to help optimize performance of the customer's product, to design services to create the actual design of the electronic system for the customer's product. Cadence is a supplier of "design realization" solutions, which are used by companies to design and develop complex chips and electronic systems including semiconductors, computer systems and peripherals, telecommunications and networking equipment, mobile and wireless devices, automotive electronics, consumer products, and other advanced electronics.

  Cadence serves the worldwide electronics industry, which is quickly evolving from a business-to-business mode to more of a consumer electronics industry. The shift of the electronics industry to the consumer electronics industry is evidenced by the incorporation of electronic content in consumer items such as home appliances, automotive products, entertainment products and games, and personal communication and organization devices. The electronics industry presents challenges for developers of electronic products, where time-to-market, cost, performance, quality, reliability and the need for product diversity become the focus in a fast-paced and volatile industry.

  Cadence's product offerings include a variety of electronic design automation tools, which enable electronic product engineers to increase the productivity and quality of the electronic design process. These products include software tools that enable engineers to design, optimize and verify electronic systems and complex chips from architectural to physical design, and to design and optimize printed circuit boards used in electronic systems.

  Cadence offers developers of electronic products a broad range of design and consulting services. Cadence provides a variety of services that help improve design environments, from training classes and custom software coding, to flow and methodology deployment, to complete design process re-engineering. Cadence's Educational Services offer more than 50 training courses within many areas of Cadence technology. Cadence's Applications Services help developers of electronic products to maximize their productivity with Cadence software applications by transferring knowledge from Cadence applications engineers to customer design teams in new methodologies and technologies. In addition, Cadence offers Design Process Service solutions including optimizing existing product development processes, creating new design methodologies, migrating to new methodologies based on significant upgrades of integrated circuit technology, constructing high re-use product development systems, and transferring technological competency. In addition, Cadence offers services to perform design projects for electronic system components such as integrated circuits or software.

  As of December 31, 1998, Cadence employed approximately 4,400 persons, including approximately 2,465 in services, sales, marketing and support activities, approximately 1,287 in product development, and approximately 680 in management, administration, and finance.

  Cadence was formed as a result of the merger of SDA Systems, Inc. into ECAD, Inc. in May 1988. Cadence's executive offices are located at 2655 Seely Avenue, Building 5, San Jose, California 95134, and its telephone number at that location is (408) 943-1234.

Management and Additional Information

  Information relating to executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, relationships and related transactions between Cadence and its management or major stockholders and other related matters as to Cadence is incorporated by reference or set forth in Cadence's Annual Report on Form 10-K for the year ended January 2, 1999 (as amended by Form 10-K/A), incorporated into this proxy statement/prospectus by reference. Quickturn stockholders desiring copies of such documents may contact Cadence at its address or telephone number indicated under "Where You Can Find More Information."

                                       68
INFORMATION ABOUT CADENCE

                          INFORMATION ABOUT QUICKTURN

General

  Quickturn is a leading provider of complex computer systems that emulate the performance and operation of computer chips and electronic systems. Quickturn products are used to verify that the customers' computer chips and electronic systems perform in accordance with their desired specifications. Quickturn also provides its SpeedSim brand of simulation software products that enable engineers to simulate the performance and operation of individual computer chips early in the design process in order to verify that each chip performs in accordance with its desired specifications. Quickturn is also a leading provider of engineering services that enable designers of electronic systems and complex computer chips to reduce the time it takes from designing a product to marketing it. Quickturn's system and software products serve the needs of chip and electronic system designers in a variety of industries, including the merchant semiconductor, computer, workstation, telecommunications, networking, multimedia and graphic industries.

  Quickturn's principal design verification products include the System Realizer(TM), Mercury Design Verification System(TM) ("Mercury") and CoBALT(TM) (Concurrent Broadcast Array Logic Technology) emulators, and SpeedSim(TM) cycle-based simulation software.

  An emulation system is comprised of a reprogrammable computer, which is sold to the customer, along with Quickturn's Quest(TM) brand of software, which is licensed to the customer. This combination of hardware and software enables the customer to load a chip design into the reprogrammable computer and to verify that the chip design functions as intended. Quickturn provides powerful related software tools to help the customer identify computer chip errors, to correct those errors and to re-load the corrected chip design into the reprogrammable computer to continue testing the chip design. Quickturn's emulators are designed to help customers identify and correct chip design errors much faster than alternative methods, thereby enabling the customer to develop products faster than otherwise. Quickturn's customers create computer chips by linking together units referred to as logic gates. Quickturn's emulation systems are sold in "modules" that are measured in logic gates. For example, Quickturn's Mercury and CoBALT emulators are typically sold in modules of 1,000,000 logic gates of capacity. The Mercury emulator has a total capacity of 10 modules or 10,000,000 logic gates. The CoBALT emulator has a total capacity of 20,000,000 logic gates. A chip designed by a typical Quickturn customer can comprise from 100,000 to more than 3,000,000 logic gates. As customers design chips of greater complexity, they utilize more logic gates in their designs and may buy additional modules of emulation capacity to verify increasingly complex designs. As emulator capacity increases, with an increase in logic modules, the selling price of the emulator increases correspondingly.

  Quickturn was incorporated in California in July 1987 and reincorporated in Delaware in December 1993. Quickturn began shipping its emulation products in 1989 and in January 1997, Quickturn commenced shipment of its CoBALT(TM) emulation system which was co-developed with IBM. In February 1997, Quickturn merged with SpeedSim, Inc., a provider of simulation software. In June 1997, Quickturn purchased from Synopsys, Inc. certain assets relating to Synopsys Inc.'s emulation business of Arkos Design, Inc. Also in June 1997, Quickturn extended its relationship with IBM to develop the next generation of custom processor-based emulation systems. In November 1997, Quickturn moved its corporate headquarters to San Jose, California. Late in 1997, Quickturn introduced release 5.1 of its Quest(TM) II emulation software, which is designed to enable customers to more quickly and easily compile their computer chip designs. In June 1998, Quickturn announced its new Mercury Design Verification System, which is designed to replace Quickturn's System Realizer emulation product.

  Quickturn's principal executive offices are located at 55 W. Trimble Road, San Jose, California, 95131, and its telephone number is (408) 914-6000.
(TM)System Realizer, CoBALT, Mercury Design Verification System, SpeedSim and Quest are trademarks of Quickturn Design Systems, Inc.

                                       69
INFORMATION ABOUT QUICKTURN

Management and Additional Information

  Information relating to executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, relationships and related transactions between Quickturn and its management or major stockholders and other related matters as to Quickturn is incorporated by reference or set forth in Quickturn's Annual Report on Form 10-K/A for the year ended December 31, 1998, incorporated herein by reference. Quickturn stockholders desiring copies of such documents may contact Quickturn at its address or telephone number indicated under "Where You Can Find More Information."


                                       70
INFORMATION ABOUT QUICKTURN

                           CADENCE CAPITAL STOCK AND
                        COMPARISON OF STOCKHOLDER RIGHTS

  When we complete the merger, Quickturn stockholders will become Cadence stockholders.

  The following is a description of the Cadence common stock to be issued in the merger and a summary of the significant differences between the rights of holders of Cadence common stock and Quickturn common stock.

Description of Cadence Capital Stock

  The authorized capital stock of Cadence consists of 600,000,000 shares of common stock, $0.01 par value, and 400,000 shares of preferred stock, $0.01 par value.

 Cadence Common Stock. At March 31, 1999, there were approximately 227,566,692 shares of Cadence common stock outstanding held of record by approximately 1,595 persons, not including those shares held in street or nominee name. Cadence common stock is listed on the New York Stock Exchange under the symbol "CDN." Holders of Cadence common stock are entitled to one vote per share on all matters to be voted upon by Cadence stockholders. Cadence stockholders may not cumulate votes for the election of directors. Cadence common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Cadence Board of Directors out of funds legally available for dividend payments. In the event of a liquidation, dissolution or winding up of Cadence, Cadence common stockholders are entitled to share ratably in all assets remaining after payment of liabilities. The Cadence common stock has no preemptive or conversion rights or other subscription rights nor do redemption or sinking fund provisions apply to the Cadence common stock. All outstanding shares of Cadence common stock are fully paid and non-assessable, and the shares of Cadence common stock to be outstanding after the merger will be fully paid and non-assessable. Harris Trust and Savings Bank, 311 West Monroe Street, 14th Floor, Chicago, Illinois, 60690 is the transfer agent and registrar for the shares of Cadence common stock.

 Cadence Preferred Stock. The Cadence Board of Directors may issue up to 400,000 shares of Cadence preferred stock in one or more series and, subject to the Delaware General Corporation Law, may

  .  fix its rights, preferences, privileges and restrictions,

  .  fix the number of shares and designation of any series, and

  . increase or decrease the number of shares of any series if not below the number of outstanding shares.

  At the date of this proxy statement/prospectus, no shares of Cadence preferred stock were outstanding. Although Cadence presently does not intend to do so, its Board may issue Cadence preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of the Cadence common stockholders without stockholder approval. The issuance of Cadence preferred stock may delay or prevent a change in control of Cadence.

  Cadence's certificate of incorporation designates 400,000 shares of preferred stock as Series A Junior Participating Preferred Stock in connection with Cadence's rights plan, as described below. We refer to Cadence's Series A Junior Participating Preferred Stock as the Series A preferred shares.

Cadence Rights Plan

  General. On February 20, 1996, Cadence's Board of Directors paid a dividend of one Cadence stockholder right for each outstanding share of Cadence common stock in connection with its prior adoption of a rights plan. Each Cadence stockholder right entitles the registered holder to purchase one one-thousandth of a share of Cadence Series A preferred stock at a price of $240 each one-thousandth. This plan is commonly known as a poison pill. The terms of the Cadence stockholder rights are fully described in Cadence's rights plan.


                                       71
CADENCE CAPITAL STOCK AND
COMPARISON OF STOCKHOLDER RIGHTS

  We use the term distribution date to mean the earlier to occur of the following:

  . ten days after a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of Cadence common stock or

  . ten business days after the commencement or announcement of a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Cadence common stock, or earlier redemption or expiration of Cadence stockholder rights, the Cadence stockholder rights will be transferred only with the shares of Cadence common stock and represented by the certificates for Cadence common stock. After the distribution date, separate Cadence right certificates alone will evidence the Cadence stockholder rights.

  The Cadence stockholder rights are not exercisable until the distribution date. The Cadence stockholder rights will expire on February 9, 2006 unless this expiration date is extended or unless the Cadence stockholder rights are earlier redeemed or exchanged by Cadence, as described below.

  The number of outstanding Cadence stockholder rights is also subject to adjustment in the event of a stock split, stock dividend, or subdivisions, consolidations or combinations of the shares of Cadence common stock before the distribution date.

  Cadence Series A preferred shares are not redeemable but will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share and an aggregate dividend and minimum preferential liquidation payment of 1,000 times any dividend or liquidation payment paid per share of Cadence common stock. Each Cadence Series A preferred share will have 1,000 votes, voting together with the shares of Cadence common stock. Finally, in the event of any transaction in which shares of Cadence common stock are exchanged, each Cadence Series A preferred share will be entitled to receive 1,000 times the amount received for each share of Cadence common stock. These rights and the exercise price are protected by customary antidilution provisions.

  The value of the one one-thousandth interest in a Cadence Series A preferred share purchasable upon exercise of each Cadence stockholder right should approximate the value of one share of Cadence common stock.

  A Cadence stockholder's rights become void upon becoming a beneficial owner of 15% or more of the outstanding shares of Cadence's common stock, and each other right holder may receive for the exercise price of the right, that number of shares of Cadence common stock with a market value of two times such exercise price. In the event that, after a person or group, Cadence is acquired in a change of control transaction or sale of 50% or more of its consolidated assets or earning power, each holder of a Cadence stockholder right other than a 15% beneficial owner will have the right to receive upon the exercise of the right at its exercise price, that number of shares of common stock of the other party to the transaction or its parent, with a market value of two times the exercise price.

  At any time after any person or group becomes a 15% beneficial owner before a change of control transaction, the Cadence Board of Directors may exchange each Cadence stockholder right not owned by a 15% beneficial owner for one share of Cadence common stock, or one one-thousandth of a Cadence Series A preferred share or other Cadence preferred stock with similar rights.

  At any time before a person or group becomes a beneficial owner of 15% or more of the outstanding shares of Cadence's common stock, the Cadence Board of Directors may redeem the Cadence stockholder rights in whole, but not in part, at a price of $.01 per Cadence stockholder right on conditions the Cadence Board establishes. After redemption, the Cadence stockholder rights will terminate and the only right of the holders of Cadence stockholder rights will be to receive the redemption price of $.01 per Cadence stockholder right.

                                       72
CADENCE CAPITAL STOCK AND
COMPARISON OF STOCKHOLDER RIGHTS

  For so long as the Cadence stockholder rights are redeemable, Cadence may amend them in any manner, except the redemption price of $.01 per Cadence stockholder right. After the Cadence stockholder rights are not redeemable, Cadence may amend the Cadence stockholder rights in any manner that does not negatively affect the interests of holders of the Cadence stockholder rights, except the redemption price of $.01 per Cadence stockholder right. Until a Cadence stockholder right is exercised, its holder will have no rights as a Cadence stockholder, including the right to vote or to receive dividends.

  Cadence Stockholder Rights Have Certain Anti-Takeover Effects. The Cadence stockholder rights will cause substantial dilution to a person or group that attempts to acquire Cadence on terms not approved by the Cadence Board of Directors, except for an offer conditioned on a substantial number of Cadence stockholder rights being acquired. The Cadence stockholder rights should not interfere with any merger or other business combination approved by the Cadence Board of Directors since the Cadence stockholder rights may be redeemed by Cadence at the $.01 redemption price before a person or group has become a beneficial owner of 15% or more of the outstanding shares of Cadence's common stock.

  Cadence's rights plan will expire on February 9, 2006. Before then, Cadence may renew its rights plan or enter into a similar successor rights agreement.

  This description of the Cadence stockholder rights is qualified by reference to Cadence's Rights Agreement, which is incorporated in this proxy statement/prospectus by reference. See "Where You Can Find More Information."

Comparison of Rights of Cadence Stockholders and Quickturn Stockholders

  The rights of holders of Cadence common stock are governed by the Delaware General Corporation Law, the Cadence certificate of incorporation and Cadence by-laws, while the rights of Quickturn stockholders are governed by the Delaware General Corporation Law, the Quickturn certificate of incorporation and Quickturn by-laws. In most respects, the rights of Quickturn stockholders are similar to those of Cadence stockholders. The following discussion summarizes the significant differences between the companies' charter documents. This summary is not a complete discussion of, and is qualified by reference to, the Cadence certificate of incorporation, the Cadence by-laws, the Quickturn certificate of incorporation, the Quickturn by-laws and the Delaware General Corporation Law.

  Capital Stock. Cadence's charter provides that Cadence's authorized capital stock consists of 600,000,000 shares of Cadence common stock and 400,000 shares of Cadence preferred stock designated as "Series A Junior Participating Preferred Stock."

  Quickturn's charter provides that its authorized capital stock consists of 40,000,000 shares of Quickturn common stock and 2,000,000 shares of Quickturn preferred stock.

  As of April 9, 1999, there were 18,395,730 shares of Quickturn common stock outstanding held by approximately 332 record holders in addition to approximately 4,500 holders who do not hold shares in their own names. Quickturn common stock is listed on Nasdaq under the symbol "QKTN."

  The holders of Quickturn common stock are entitled to one vote for each share held on all matters submitted to a stockholder vote. Subject to preferences that may apply to any outstanding Quickturn preferred stock, the holders of Quickturn common stock are entitled to receive ratably dividends, if any, as the Quickturn Board of Directors may declare out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of Quickturn, the holders of Quickturn common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding Quickturn preferred stock. No shares of Quickturn preferred stock are outstanding as of the date of this proxy statement/prospectus. Holders of Quickturn common stock have no preemptive rights, redemption rights, sinking fund provisions or rights to convert their Quickturn common stock into any other securities. All outstanding shares of Quickturn common stock are fully paid and non-assessable.

                                       73
CADENCE CAPITAL STOCK AND
COMPARISON OF STOCKHOLDER RIGHTS

  Directors. Cadence's by-laws provide for the Cadence Board of Directors to consist of five or more members, with the exact number to be designated by board resolution. Board vacancies may be filled by the affirmative vote of a majority of the remaining directors.

  The Quickturn by-laws provide for the Quickturn Board of Directors to consist of eight members, which number may be changed from time to time by a by-law adopted by the Quickturn stockholders or by the Quickturn Board of Directors. Quickturn Board vacancies may be filled by the affirmative vote of a majority of the remaining directors.

  Stockholder Proposals. The Cadence by-laws do not provide a procedure by which a stockholder may bring business before any meeting of Cadence stockholders. However, the Cadence by-laws provide that any stockholder of record seeking to have the Cadence stockholders authorize or take corporate action by written consent must, by written notice to the secretary of Cadence, request that the Cadence Board of Directors fix a record date for determining the stockholders entitled to consent to corporate action in writing without a meeting. The request must include a brief description of the action proposed to be taken. The Cadence Board of Directors must, within 10 days of receipt of the request, adopt a resolution fixing a record date. The record date may not precede the date on which the Cadence Board of Directors adopts the resolution and may not be more than 10 days after the date upon which the resolution was adopted. If the Cadence Board of Directors fails to adopt a record date within the required 10 days, and no prior action by the Board is required by the Delaware General Corporation Law, the record date shall be the first date a signed written consent setting forth the action taken or proposed to be taken is delivered to Cadence. If no record date is fixed and prior action is required by the Cadence Board of Directors under the Delaware General Corporation Law, the record date shall be the close of business when the Cadence Board of Directors adopts the resolution taking such prior action.

  The Quickturn by-laws provide that in order to properly bring nominations for the election of directors or other business before a stockholder meeting, a stockholder must give timely notice in proper form of his or her intent to bring the business before the meeting. To be timely, the stockholder's notice must be delivered to or mailed and received by the secretary of Quickturn not less than 90 days before the meeting. However, if less than 100 days' notice or prior public disclosure of the date of the meeting is given, notice must be received not later than the close of business on the 10th day after the day this notice was mailed or public disclosure was made. To be acknowledged by the chairman of the meeting, the stockholder's notice to the secretary must set forth:

  . The name and address of the stockholder who seeks to bring the action and the nature of the business to be proposed or the name and address of the person(s) to be nominated.

  . The stockholder's representation that he or she is a holder of record of Quickturn stock entitled to vote at the meeting and that the stockholder intends to appear at the meeting to present the nominee or matter of business to be proposed.

  . A description of all arrangements or understandings between the stockholder and each nominee.

  . Other information regarding the nominee or matter of business to be proposed as would be required to be included in a proxy statement under the proxy rules of the Securities and Exchange Commission had the nominee or business been proposed by the Quickturn Board of Directors.

  . If applicable, the consent of each nominee to serve as a director if elected.

  Right to Call Special Meetings of Stockholders. Cadence's by-laws provide that special meetings of Cadence stockholders may be called by the Cadence Board of Directors, the chairman, the chief executive officer or the president of Cadence or by stockholders holding shares representing not less than 10% of the votes entitled to vote at the meeting.

  The Quickturn by-laws provide that special meetings of stockholders of Quickturn may be called by the Quickturn Board of Directors, the chairman, the president or the chief executive officer of Quickturn or one or more Quickturn stockholders holding not less than 10% of the votes entitled to vote at the meeting.

                                       74
CADENCE CAPITAL STOCK AND
COMPARISON OF STOCKHOLDER RIGHTS

  A stockholder entitled to call a special meeting must submit a written request by registered mail to Quickturn's president or chief executive officer. The Quickturn Board of Directors determines the place and time for the meeting. The time set for the special meeting will not be less than 90 nor more than 100 days after the receipt of the request for the special meeting and the determination of its validity and the Quickturn Board of Directors will set a record date to determine the stockholders entitled to vote at the special meeting. Following the receipt of the request, the secretary of Quickturn must give notice of the special meeting to the stockholders entitled to vote at the meeting.

  Quickturn Rights Plan. In January 1996, the Quickturn Board of Directors approved a poison pill plan for Quickturn. The Board declared a dividend of one Quickturn stockholder right for each outstanding share of Quickturn common stock which are evidenced by and trade with the Quickturn common stock certificates. Quickturn will mail rights certificates to Quickturn stockholders and the Quickturn stockholder rights will become transferable apart from the Quickturn common stock upon the earlier of:

  . the tenth day or such later date as may be determined by a majority of the Quickturn Board of Directors not affiliated with the acquiring person or group after such person or group acquires beneficial ownership of 15% or more of Quickturn's common stock or

  . the tenth day or such later date as may be determined by the directors not affiliated with the acquiring person or group after such person or group announces a tender or exchange offer, the completion of which would result in ownership by a person or group of 15% or more of Quickturn's common stock.

  After either event listed above occurs, Quickturn stockholder right holders may purchase, for $50, a fraction of a share of Quickturn preferred stock with economic terms similar to one share of Quickturn common stock. If an acquiror obtains 15% or more of Quickturn's common stock other than from a tender offer deemed adequate and in the best interests of Quickturn and its stockholders by the Quickturn Board of Directors, thereby becoming an "acquiring person" under the terms of the rights plan, then each Quickturn stockholder right other than those owned by the acquiring person or its affiliates will entitle the holder thereof to purchase, for the exercise price, a number of shares of Quickturn's common stock having a then current market value of twice the exercise price, which we refer to as a flip-in. If, after the first date of public announcement that someone has become an acquiring person, Quickturn merges with or into another entity or Quickturn sells more than 50% of its assets or earning power, then each Quickturn stockholder right other than Quickturn stockholder rights owned by the acquiring person or its affiliates will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction with a then current market value of twice the rights' exercise price in most circumstances unless the transaction is consummated with a person who acquired shares pursuant to a tender offer deemed adequate and in the best interests of Quickturn and its stockholders by the Quickturn Board of Directors in which case the rights will expire, which we refer to as a flip-over.

  At any time after an event triggering flip-in or flip-over rights and before the acquisition by the acquiring person of 50% or more of the outstanding shares of Quickturn common stock, the Quickturn Board of Directors may exchange the Quickturn stockholder rights, other than Quickturn stockholder rights owned by the acquiring person or its affiliates, into one share of Quickturn common stock per Quickturn stockholder right. Quickturn stockholder rights are redeemable at Quickturn's option for $0.01 per Quickturn right at any time on or before the date the rights separate from the Quickturn common stock.

  The Quickturn stockholder rights expire on the earliest of January 10, 2006 or exchange, redemption or expiration of the Quickturn stockholder rights. The terms of the Quickturn stockholder rights and Quickturn's rights plan may be amended without Quickturn stockholder approval on or before the date on which the rights separate from the Quickturn common stock, after which stockholder approval is required except to cure any ambiguities or to make changes which do not negatively affect the interests of Quickturn stockholder rights holders other than the acquiring person. Quickturn stockholder rights do not have any voting rights but have the benefit of certain customary anti-dilution provisions.

                                       75
CADENCE CAPITAL STOCK AND
COMPARISON OF STOCKHOLDER RIGHTS

  On December 8, 1998, in connection with the merger, the Quickturn Board of Directors amended Quickturn's rights plan to provide that neither Cadence's entering into the merger agreement, the option agreement or the merger, nor Cadence's exercise of its option will cause the Quickturn stockholder rights to become exercisable or cause Cadence to become a beneficial owner of 15% or more of Quickturn common stock for purposes of its rights plan.

  After the merger, Quickturn will be subject to Cadence's rights plan until the rights plan's expiration, and may be covered thereafter by a renewal of the rights plan or a successor rights agreement.

  This summary of the principal terms of Quickturn's rights plan is qualified by reference to the detailed terms of Quickturn's Rights Agreement dated as of January 10, 1996, as amended.

                                       76
CADENCE CAPITAL STOCK AND
COMPARISON OF STOCKHOLDER RIGHTS

                          DISSENTERS' APPRAISAL RIGHTS

  Quickturn stockholders will not be entitled to dissenters' appraisal rights under the Delaware General Corporation Law or any other statute in connection with the merger.

                                 LEGAL MATTERS

  The validity of the Cadence common stock to be issued in connection with the merger has been passed upon by Gibson, Dunn & Crutcher LLP, San Francisco, California.

                                    EXPERTS

  The consolidated audited financial statements and schedules of Cadence and its subsidiaries incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated in this proxy statement/prospectus in reliance upon authority of said firm as experts in giving said reports.

  The consolidated financial statements of Quickturn and its subsidiaries incorporated in this proxy statement/prospectus by reference to the Quickturn Annual Report on Form 10-K/A for the year ended December 31, 1998 have been so incorporated by reference in this proxy statement/prospectus in reliance on the report with respect thereto of PricewaterhouseCoopers LLP, independent public accountants, given upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Ambit Design Systems, Inc. and its subsidiaries incorporated in this proxy statement/prospectus by reference to the Cadence Form 8-K/A filed December 11, 1998, have been so incorporated by reference in this proxy statement/prospectus in reliance on the report with respect thereto of PricewaterhouseCoopers LLP, independent public accountants, given upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Cooper & Chyan Technology, Inc. for the year ended December 31, 1996 included in Cadence Design Systems, Inc. Annual Report (Form 10-K) for the year ended January 2, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  Quickturn will hold a 1999 annual meeting of stockholders only if the merger does not occur before the time of the annual meeting. If the annual meeting is held, any proposals of Quickturn stockholders intended to be presented at the 1999 annual meeting must be received by the secretary of Quickturn no later than the close of business on the 10th day after the date Quickturn's notice of the meeting is mailed or public disclosure of the date of the 1999 annual meeting is made in order to be considered for inclusion in the Quickturn proxy materials relating to the meeting. Any proposal submitted by a Quickturn stockholder that fails to comply with Rule 14a-8 under the Exchange Act of 1934 will not be included in proxy materials to be sent to Quickturn stockholders by Quickturn, but must be received by the secretary of Quickturn not earlier than 90 days before nor later than 120 days before the date of the meeting. However, if less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to Quickturn stockholders, a stockholder proposal must be received no later than the close of business on the 10th day after the date on which Quickturn's notice was mailed or public disclosure was made with respect to the meetings.

                                 OTHER MATTERS

  As of the date of this proxy statement/prospectus, the Quickturn Board of Directors and the Cadence Board of Directors know of no matters that will be presented for consideration at the Quickturn special meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before the Quickturn special meeting or any adjournment or postponement of the special meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Quickturn.

                      WHERE YOU CAN FIND MORE INFORMATION

  Cadence has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Quickturn stockholders of the shares of Cadence common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Cadence and Cadence common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

  In addition, Cadence and Quickturn file reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the following locations of the Securities and Exchange Commission:

   Public Reference         New York Regional Office      Chicago Regional
         Room                 7 World Trade Center             Office
   450 Fifth Street,               Suite 1300              Citicorp Center
         N.W.               New York, New York 10048      500 West Madison
       Room 1024                                               Street
   Washington, D.C.                                          Suite 1400
         20549                                            Chicago, Illinois
                                                             60661-2511

  You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

  The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Cadence and Quickturn, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

  The Securities and Exchange Commission allows Cadence and Quickturn to "incorporate by reference" information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

  This proxy statement/prospectus incorporates by reference the documents listed below that Cadence and Quickturn have previously filed with the Securities and Exchange Commission. They contain important information about our companies and their financial condition.

Cadence SEC Filings                                             Period
-------------------                                             ------
Annual Report on Form 10-K...................... Year ended January 2, 1999 (as amended by Form 10-K/A filed April
                                                 19, 1999)
The description of Cadence common stock set
 forth in the Registrant's Registration
 Statement on Form 8-A.......................... Filed: August 29, 1990
The description of Cadence preferred stock
 purchase rights set forth in Exhibit 1A, 1B and
 1C to the Registrant's Current Report on Form
 8-K.......................................      Filed: February 16, 1996
Current Reports on Form 8-K..................... Filed: December 10, 1998 (as amended by Forms 8-K/A filed December 22,
                                                 1998 and January 6, 1999)


                                       79
WHERE YOU CAN FIND
MORE INFORMATION

Quickturn SEC Filings                                           Period
---------------------                                           ------
Annual Report on Form 10-K...................... Year ended December 31, 1998 (as amended by Form 10-K/A
                                                 filed April 14, 1999)
The description of Quickturn common stock set
 forth in Quickturn's Registration Statement on
 Form 8-A....................................... Filed: October 29, 1993
The description of Quickturn preferred stock
 purchase rights set forth in Quickturn's
 Registration Statement on Form 8-A............. Filed: January 17, 1996
Amendment No. 1 to the preferred share purchase
 rights set forth in Amendment No. 1 to
 Quickturn's Registration Statement on Form 8-
 A/A............................................ Filed: August 25, 1998
Amendment No. 2 to the preferred share purchase
 rights set forth in Amendment No. 2 to
 Quickturn's Registration Statement on Form 8-
 A/A............................................ Filed: December 16, 1998
Current Reports on Form 8-K..................... Filed: December 16, 1998 (as amended
                                                    by   Forms 8-K/A filed December
                                                    22,   1998 and January 6, 1999)

  Cadence and Quickturn incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Quickturn special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  Cadence has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Cadence, as well as all pro forma financial information, and Quickturn has supplied all such information relating to Quickturn.

  You can obtain any of the documents incorporated by reference in this document through Cadence or Quickturn, as the case may be, or from the Securities and Exchange Commission through the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

              Cadence                                  Quickturn
        Investor Relations                     Investor/Public Relations
   Cadence Design Systems, Inc.             Quickturn Design Systems, Inc.
         2655 Seely Avenue                        55 W. Trimble Road
    San Jose, California 95134                San Jose, California 95131
     Telephone: (408) 943-1234                 Telephone: (408) 914-6000

  If you would like to request documents, please do so by May 14, 1999 to receive them before the Quickturn special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.


                                       80
WHERE YOU CAN FIND
MORE INFORMATION

  We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                       81
WHERE YOU CAN FIND
MORE INFORMATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial statements give effect to the proposed merger and Cadence's acquisition of Ambit, which closed in the quarter ended October 3, 1998, and should be read in conjunction with the historical financial statements and accompanying notes incorporated by reference. The merger is subject to approval by Quickturn's stockholders.

  The unaudited pro forma condensed combined balance sheet has been prepared as if the merger, which will be accounted for as a pooling-of-interests, had been completed as of January 2, 1999. The acquisition of Ambit is reflected in the historical condensed balance sheet of Cadence as of January 2, 1999. The unaudited pro forma combined statements of operations for the fiscal year ended January 2, 1999, gives effect to the proposed merger and the acquisition of Ambit, which was accounted for as a purchase in the quarter ended October 3, 1998, as if these transactions had been completed at the beginning of the period presented. The unaudited pro forma combined statements of operations for the two fiscal years in the period ended January 3, 1998 give effect to the proposed merger as if the merger had been completed at the beginning of the period presented.

  The pro forma information is presented for illustrative purposes only and does not necessarily reflect what the operating results or financial position of the companies if these transactions had occurred at the beginning of the earliest period presented, nor does it necessarily predict or suggest future operating results or financial position.

                                       82
UNAUDITED PRO FORMA
CONDENSED COMBINED
FINANCIAL INFORMATION

                             CADENCE AND QUICKTURN
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                JANUARY 2, 1999
                                 (In thousands)

                                    Cadence   Quickturn  Adjustments     Total
                                   ---------- ---------  -----------   ----------
             ASSETS
Current Assets:
  Cash and cash investments......  $  183,066 $ 26,552                 $  209,618
  Short-term investments.........      26,686   13,717                     40,403
  Receivables, net...............     277,599   27,905                    305,504
  Inventories....................         --     9,904                      9,904
  Prepaid expenses and other.....      92,359    8,726                    101,085
                                   ---------- --------                 ----------
    Total current assets.........     579,710   86,804                    666,514
Marketable securities............         --    19,969                     19,969
Property, plant and equipment,
 net.............................     262,675   11,533                    274,208
Software development costs, net..      13,045      --                      13,045
Acquired intangibles, net........     282,489    3,599                    286,088
Installment contract
 receivables.....................     100,529      --                     100,529
Other assets.....................     167,510   12,723                    180,233
                                   ---------- --------                 ----------
                                   $1,405,958 $134,628                 $1,540,586
                                   ========== ========                 ==========
         LIABILITIES AND
       STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term
   debt..........................  $    1,273 $    --      $           $    1,273
  Accounts payable and accrued
   liabilities...................     211,220   33,412      13,500 (1)    258,132
  Income taxes payable...........      19,133      --                      19,133
  Deferred revenue...............      96,286   10,861                    107,147
                                   ---------- --------                 ----------
    Total current liabilities....     327,912   44,273                    385,685
                                   ---------- --------                 ----------
Long-Term Liabilities:
  Long-term debt.................     136,380      --                     136,380
  Deferred income taxes..........      58,927      --                      58,927
  Minority interest liability....         377      --                         377
  Other long-term liabilities....      24,883      --                      24,883
                                   ---------- --------                 ----------
    Total long-term liabilities..     220,567      --                     220,567
                                   ---------- --------                 ----------
Stockholders' Equity:
  Common stock and capital in
   excess of par value...........     725,325   94,464                    819,789
  Treasury stock at cost.........   (219,417)   (1,461)                 (220,878)
  Deferred compensation..........         --      (346)                     (346)
  Retained earnings (deficit)....     360,916   (2,594)    (13,500)(1)    344,822
  Accumulated other comprehensive
   loss..........................     (9,345)      292                    (9,053)
                                   ---------- --------                 ----------
    Total stockholders' equity...     857,479   90,355                    934,334
                                   ---------- --------                 ----------
                                   $1,405,958 $134,628                 $1,540,586
                                   ========== ========                 ==========

--------
(1) Reflects anticipated expenses of the merger with Quickturn.

                                       83
UNAUDITED PRO FORMA
CONDENSED COMBINED
FINANCIAL INFORMATION

                          CADENCE, AMBIT AND QUICKTURN

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED JANUARY 2, 1999
                    (In thousands, except per share amounts)

                          Cadence    Ambit   Adjustments     Subtotal  Quickturn  Adjustments     Total
                         ---------- -------  -----------    ---------- ---------  -----------   ----------
Revenue
  Product............... $  695,036 $ 8,562                 $  703,598 $ 65,405                 $  769,003
  Services..............    255,787     381                    256,168    9,423                    265,591
  Maintenance...........    265,247   1,873                    267,120   29,281                    296,401
                         ---------- -------                 ---------- --------                 ----------
   Total revenue........  1,216,070  10,816                  1,226,886  104,109                  1,330,995
                         ---------- -------                 ---------- --------                 ----------
Costs and Expenses
  Cost of product.......     51,539     189                     51,728   25,974                     77,702
  Cost of services......    185,683   1,363                    187,046    3,110                    190,156
  Cost of maintenance...     43,453     --                      43,453    8,933                     52,386
  Amortization of
   acquired
   intangibles..........     17,443     --      21,662 (1)      39,105    1,028                     40,133
  Marketing and sales...    302,332   8,432                    310,764   37,962                    348,726
  Research and
   development..........    179,394   4,519                    183,913   23,416                    207,329
  General and
   administrative.......     67,444   2,578                     70,022   19,385                     89,407
  Unusual items.........    263,594     --    (106,500)(2)     157,094      --                     157,094
                         ---------- -------                 ---------- --------                 ----------
   Total costs and
    expenses............  1,110,882  17,081                  1,043,125  119,808                  1,162,933
                         ---------- -------                 ---------- --------                 ----------
Income (loss) from
 operations.............    105,188  (6,265)                   183,761  (15,699)                   168,062
Other income, net.......      7,479     435                      7,914    3,079                     10,993
                         ---------- -------                 ---------- --------                 ----------
Income (loss) before
 provision for income
 taxes..................    112,667  (5,830)                   191,675  (12,620)                   179,055
Provision (benefit) for
 income taxes...........     80,685      25     (8,665)(3)      72,045   (5,762)                    66,283
                         ---------- -------                 ---------- --------                 ----------
  Net income (loss)..... $   31,982 $(5,855)                $  119,630 $ (6,858)                $  112,772
                         ========== =======                 ========== ========                 ==========
  Basic net income
   (loss) per share..... $     0.15                         $     0.56 $  (0.39)                $     0.51
                         ==========                         ========== ========                 ==========
  Diluted net income
   (loss) per share..... $     0.14                         $     0.51 $  (0.39)                $     0.46
                         ==========                         ========== ========                 ==========
  Weighted average
   common shares
   outstanding..........    211,975                            211,975   17,802     (6,533)(4)     223,244
                         ==========                         ========== ========     ======      ==========
  Weighted average
   common and potential
   common shares
   outstanding--assuming
   dilution.............    233,647                            233,647   17,802     (5,744)(4)     245,705
                         ==========                         ========== ========     ======      ==========

--------
(1) Reflects amortization of acquired intangibles from the Ambit acquisition as if Cadence and Ambit had been combined at the beginning of the fiscal year ended January 2, 1999 ($28.9 million per year for 7 years).
(2) Eliminates nonrecurring charge related to the write-off of acquired in-process technology from the Ambit acquisition.
(3) Reflects the tax effect of the pro forma adjustment for amortization of acquired intangibles.
(4) Converts Quickturn's weighted average common shares and potential common shares outstanding to Cadence common stock based on an assumed exchange ratio of 0.633 to 1.00.

                                       84
UNAUDITED PRO FORMA
CONDENSED COMBINED
FINANCIAL INFORMATION

                             CADENCE AND QUICKTURN

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FISCAL YEAR ENDED JANUARY 3, 1998
                    (In thousands, except per share amounts)

                                     Cadence  Quickturn  Adjustments     Total
                                     -------- ---------  -----------   ----------
Revenue
  Product........................... $537,490 $ 80,850                 $  618,340
  Services..........................  160,890    7,899                    168,789
  Maintenance.......................  227,989   21,655                    249,644
                                     -------- --------     ------      ----------
    Total revenue...................  926,369  110,404                  1,036,773
                                     -------- --------     ------      ----------
Costs and Expenses
  Cost of product...................   40,064   34,117                     74,181
  Cost of services..................  114,711    2,696                    117,407
  Cost of maintenance...............   27,838    6,200                     34,038
  Amortization of acquired
   intangibles......................    1,946      514                      2,460
  Marketing and sales...............  263,054   36,775                    299,829
  Research and development..........  143,746   23,499                    167,245
  General and administrative........   58,412   11,485                     69,897
  Unusual items.....................   44,053    3,957                     48,010
                                     -------- --------     ------      ----------
    Total costs and expenses........  693,824  119,243                    813,067
                                     -------- --------     ------      ----------
Income (loss) from operations.......  232,545   (8,839)                   223,706
Other income, net...................   26,215    2,175                     28,390
                                     -------- --------     ------      ----------
Income (loss) before provision for
 income taxes.......................  258,760   (6,664)                   252,096
Provision (benefit) for income
 taxes..............................   78,384   (3,686)                    74,698
                                     -------- --------     ------      ----------
  Net income (loss) before
   cumulative effect of change in
   accounting method................ $180,376 $ (2,978)                $  177,398
                                     ======== ========     ======      ==========
  Basic net income (loss) per share
   before cumulative effect of
   change in accounting method...... $   0.93 $  (0.17)                $     0.86
                                     ======== ========     ======      ==========
  Diluted net income (loss) per
   share before cumulative effect of
   change in accounting method...... $   0.82 $  (0.17)                $     0.77
                                     ======== ========     ======      ==========
  Weighted average common shares
   outstanding......................  194,900   17,110     (6,279)(1)     205,731
                                     ======== ========     ======      ==========
  Weighted average common and
   potential common shares
   outstanding--assuming dilution...  219,552   17,110     (5,264)(1)     231,398
                                     ======== ========     ======      ==========

--------
(1) Converts Quickturn's weighted average common shares and potential common shares outstanding to Cadence common stock based on an assumed exchange ratio of 0.633 to 1.00.

                                       85
UNAUDITED PRO FORMA
CONDENSED COMBINED
FINANCIAL INFORMATION

                             CADENCE AND QUICKTURN
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED DECEMBER 28, 1996
                    (In thousands, except per share amounts)

                                       Cadence  Quickturn Adjustments    Total
                                       -------- --------- -----------   --------
Revenue
  Product............................. $441,263  $88,090                $529,353
  Services............................  114,620    4,846                 119,466
  Maintenance.........................  223,181   16,642                 239,823
                                       --------  -------                --------
    Total revenue.....................  779,064  109,578                 888,642
                                       --------  -------                --------
Costs and Expenses
  Cost of product.....................   49,469   26,050                  75,519
  Cost of services....................   80,963    1,575                  82,538
  Cost of maintenance.................   25,067    5,038                  30,105
  Amortization of acquired
   intangibles........................      929      --                      929
  Marketing and sales.................  240,740   31,982                 272,722
  Research and development............  123,065   19,706                 142,771
  General and administrative..........   60,049    7,254                  67,303
  Unusual items.......................  100,543      --                  100,543
                                       --------  -------                --------
    Total costs and expenses..........  680,825   91,605                 772,430
                                       --------  -------                --------
Income from operations................   98,239   17,973                 116,212
Other income, net.....................      226    1,879                   2,105
                                       --------  -------                --------
Income before provision for income
 taxes................................   98,465   19,852                 118,317
Provision for income taxes............   64,155    5,721                  69,876
                                       --------  -------                --------
  Net income.......................... $ 34,310  $14,131                $ 48,441
                                       ========  =======                ========
  Basic net income per share.......... $   0.19  $  0.87                $   0.26
                                       ========  =======                ========
  Diluted net income per share........ $   0.16  $  0.79                $   0.22
                                       ========  =======                ========
  Weighted average common shares
   outstanding........................  178,399   16,323    (5,991)(1)   188,731
                                       ========  =======                ========
  Weighted average common and
   potential common shares
   outstanding--assuming dilution.....  208,444   17,912    (6,574)(1)   219,782
                                       ========  =======                ========

--------
(1) Converts Quickturn's weighted average common shares and potential common shares outstanding to Cadence common stock based on an assumed exchange ratio of 0.633 to 1.00.

                                       86
UNAUDITED PRO FORMA
CONDENSED COMBINED
FINANCIAL INFORMATION

                          CADENCE, AMBIT AND QUICKTURN

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
                          CADENCE, QUICKTURN AND AMBIT

Basis of Presentation

  The unaudited pro forma condensed combined financial statements combine the historical financial statements of Cadence and Quickturn for all periods presented following the pooling-of-interests method of accounting. No adjustments were necessary to conform the accounting policies of Cadence and Quickturn. The unaudited pro forma condensed combined statement of operations for the year ended January 2, 1999 include Cadence's acquisition of Ambit which has been accounted for under the purchase method of accounting.

  The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus have been prepared by Cadence and Quickturn, without audit, following the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted complying with such rules and regulations. However, Cadence and Quickturn believe that the disclosures are adequate to make the information presented not misleading.

  The preparation of unaudited pro forma condensed combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited pro forma condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pro Forma Net Income (Loss) Per Share

  The net income (loss) per share is based on the combined weighted average number of common and dilutive potential common shares of Cadence and Quickturn based upon an assumed exchange ratio of 0.633 shares of Cadence common stock for each share of Quickturn common stock and outstanding Quickturn stock options and warrants.

Merger Related Expenses of Cadence and Quickturn

  Cadence and Quickturn estimate that they will incur approximately $13.5 million of merger-related expenses, consisting mostly of transaction costs for investment bankers, attorneys, accountants, financial printing, and other related charges. This estimate is subject to change. These non-recurring expenses will be charged to operations during the period in which the merger occurs. The pro forma condensed combined balance sheet gives effect to these expenses as if they had been incurred as of January 2, 1999, but the pro forma condensed combined statements of operations do not give effect to these expenses as these expenses are non-recurring.

Purchase Price

  The purchase price for the acquisition of Ambit is computed as follows (in thousands):

   Cash payment to Ambit shareholders................................. $252,990
   Cadence ownership prior to acquisition.............................    2,000
                                                                       --------
     Total purchase price............................................. $254,990
                                                                       ========

                                       87
UNAUDITED PRO FORMA
CONDENSED COMBINED
FINANCIAL INFORMATION

                          CADENCE, AMBIT AND QUICKTURN

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
                          CADENCE, QUICKTURN AND AMBIT


In-Process Technology

  Cadence's acquisition of Ambit was accounted for as a purchase, allocating the purchase price based upon the estimated fair value of the assets acquired and the liabilities assumed. Cadence's management estimates that $106.5 million of the purchased intangibles was purchased in-process technology that had not yet reached technological feasibility and has no alternative future use. This amount was charged to expense in the period ended October 3, 1998, but has been excluded from the pro forma condensed combined statement of operations for that period included in this proxy statement/prospectus because it is a non-recurring expense. The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility has not been established. The remaining intangible assets of $144.4 million were assigned to purchased software and intangibles, net and will be amortized on a straight-line basis over their estimated useful lives of seven years. Cadence management believes that the unamortized balance is recoverable through future operating results. If these projects are not successfully developed, the business, operating results, and financial condition of Cadence may be adversely affected. Additionally, the value of the other intangible assets acquired may become impaired.

                                       88
UNAUDITED PRO FORMA
CONDENSED COMBINED
FINANCIAL INFORMATION

                                                                      Appendix A
--------------------------------------------------------------------------------

                          Agreement and Plan of Merger

                          Dated as of December 8, 1998

                                     among

                         Cadence Design Systems, Inc.,

                        Quickturn Design Systems, Inc.,

                                      and

                             CDSI Acquisition, Inc.

                                   as amended
                            on December 16, 1998 and
                                January 4, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 THE MERGER.......................................................   1
  Section 1.1.  The Merger.................................................   1
  Section 1.2.  Effective Time.............................................   1
  Section 1.3.  Closing of the Merger......................................   1
  Section 1.4.  Effects of the Merger......................................   2
  Section 1.5.  Certificate of Incorporation and Bylaws....................   2
  Section 1.6.  Directors..................................................   2
  Section 1.7.  Officers...................................................   2
  Section 1.8.  Conversion of Shares.......................................   2
  Section 1.9.  Dissenters and Appraisal Rights............................   2
  Section 1.10. Exchange of Certificates...................................   3
  Section 1.11. Stock Options..............................................   4
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................   5
  Section 2.1.  Organization and Qualification; Subsidiaries; Investments..   5
  Section 2.2.  Capitalization of the Company and its Subsidiaries.........   6
  Section 2.3.  Authority Relative to this Agreement; Recommendation.......   7
  Section 2.4.  SEC Reports; Financial Statements..........................   7
  Section 2.5.  Information Supplied.......................................   7
  Section 2.6.  Consents and Approvals; No Violations......................   8
  Section 2.7.  No Default.................................................   8
  Section 2.8.  No Undisclosed Liabilities; Absence of Changes.............   8
  Section 2.9.  Litigation.................................................   9
  Section 2.10. Compliance with Applicable Law.............................  10
  Section 2.11. Employee Benefit Plans; Labor Matters......................  10
  Section 2.12. Environmental Laws and Regulations.........................  11
  Section 2.13. Taxes......................................................  11
  Section 2.14. Intellectual Property......................................  12
  Section 2.15. Insurance..................................................  16
  Section 2.16. Certain Business Practices.................................  16
  Section 2.17. Product Warranties.........................................  16
  Section 2.18. Suppliers and Customers....................................  16
  Section 2.19. Vote Required..............................................  16
  Section 2.20. Tax Treatment; Pooling.....................................  16
  Section 2.21. Affiliates.................................................  17
  Section 2.22. Opinion of Financial Adviser...............................  17
  Section 2.23. Brokers....................................................  17
  Section 2.24. Company Rights Agreement...................................  17
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.........  17
  Section 3.1.  Organization...............................................  17
  Section 3.2.  Capitalization of Parent and its Subsidiaries..............  18
  Section 3.3.  Authority Relative to this Agreement.......................  18
  Section 3.4.  SEC Reports; Financial Statements..........................  19
  Section 3.5.  Information Supplied.......................................  19
  Section 3.6.  Consents and Approvals; No Violations......................  19
  Section 3.7.  No Default.................................................  20
  Section 3.8.  No Undisclosed Liabilities; Absence of Changes.............  20

  Section 3.9.  Litigation..................................................  20
  Section 3.10. Compliance with Applicable Law..............................  20
  Section 3.11. Tax Treatment; Pooling......................................  20
  Section 3.12. Opinion of Financial Adviser................................  21
  Section 3.13. Brokers.....................................................  21
  Section 3.14. No Prior Activities.........................................  21
  Section 3.15 Environmental Laws and Regulations...........................  21
ARTICLE 4 COVENANTS.........................................................  21
  Section 4.1.  Conduct of Business of the Company..........................  21
  Section 4.2.  Conduct of Business of Parent...............................  23
  Section 4.3.  Preparation of S-4 and the Proxy Statement..................  23
  Section 4.4.  Other Potential Acquirers...................................  24
  Section 4.5.  Comfort Letters.............................................  25
  Section 4.6.  Meeting of Stockholders.....................................  25
  Section 4.7.  Stock Exchange Listing......................................  25
  Section 4.8.  Access to Information.......................................  25
  Section 4.9.  Certain Filings; Reasonable Efforts.........................  26
  Section 4.10. Public Announcements........................................  27
  Section 4.11. Indemnification and Directors' and Officers' Insurance......  27
  Section 4.12. Notification of Certain Matters.............................  28
  Section 4.13. Affiliates; Pooling; Tax-Free Reorganization................  28
  Section 4.14. Additions to and Modification of Company Disclosure
   Schedule.................................................................  28
  Section 4.15. Company Rights Agreement....................................  29
ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER..........................  29
  Section 5.1.  Conditions to Each Party's Obligations to Effect the
   Merger...................................................................  29
  Section 5.2.  Conditions to the Obligations of the Company................  29
  Section 5.3.  Conditions to the Obligations of Parent and Acquisition.....  30
ARTICLE 6 TERMINATION; AMENDMENT; WAIVER....................................  31
  Section 6.1.  Termination.................................................  31
  Section 6.2.  Effect of Termination.......................................  32
  Section 6.3.  Fees and Expenses...........................................  32
  Section 6.4.  Amendment...................................................  33
  Section 6.5.  Extension; Waiver...........................................  33
ARTICLE 7 MISCELLANEOUS.....................................................  33
  Section 7.1.  Nonsurvival of Representations and Warranties...............  33
  Section 7.2.  Entire Agreement; Assignment................................  33
  Section 7.3.  Validity....................................................  33
  Section 7.4.  Notices.....................................................  33
  Section 7.5.  Governing Law...............................................  34
  Section 7.6.  Descriptive Headings........................................  34
  Section 7.7.  Parties in Interest.........................................  34
  Section 7.8.  Certain Definitions.........................................  34
  Section 7.9.  Personal Liability..........................................  35
  Section 7.10. Specific Performance........................................  35
  Section 7.11. Counterparts................................................  35

                               TABLE OF EXHIBITS

 Exhibit A-1.................... Form of Letter Agreement with Company
                                  Affiliates
 Exhibit A-2.................... Form of Letter Agreement with Parent
                                  Affiliates
 Exhibit B-1.................... Form of Representations related to Tax
                                  Matters of the Company
 Exhibit B-2.................... Form of Representations Related to Tax
                                  Matters of Parent and Acquisition
 Exhibit C ..................... Matters to be Covered by Opinion of Legal
                                  Counsel to the Company
 Exhibit D...................... Matters to be Covered by Opinion of Legal
                                  Counsel to Parent and Acquisition
 Exhibit E...................... Form of Certificate of Merger

                               TABLE OF CONTENTS
                                       TO
                          COMPANY DISCLOSURE SCHEDULE

Section 2.1(a)................... Subsidiaries
Section 2.1(c)................... Equity Investments
Section 2.6...................... Consents and Approval
Section 2.7...................... Defaults
Section 2.8...................... Undisclosed Liabilities; Absence of Changes
Section 2.9...................... Litigation
Section 2.11(a).................. Employee Plans
Section 2.11(b).................. Employment and Related Agreements
Section 2.11(c).................. Employee Benefits Affected by this Transaction
Section 2.11(d).................. Employee Benefits to Former Employees
Section 2.11(e).................. Employee Matters
Section 2.13(b).................. Delinquent or Inaccurate Tax Returns
Section 2.13(c).................. All Taxes Paid
Section 2.13(d).................. Tax Claims
Section 2.13(e).................. Excess Parachute Payments
Section 2.14(a).................. Intellectual Property
Section 2.14(e)(1)............... Inbound License Agreements
Section 2.14(e)(2)............... Outbound License Agreements
Section 2.14(i).................. Pending or Threatened Infringement Claims
Section 2.14(j).................. Infringement Matters
Section 2.14(k).................. Existing Software Products
Section 2.14(l).................. Non Company Intellectual Property Rights
Section 2.14(m).................. Existing and Currently Manufactured Software
Section 2.14(o).................. Year 2000 Compliance
Section 2.17..................... Product Warranties
Section 2.18..................... Suppliers and Customers
Section 2.21..................... Affiliates
Section 4.1...................... Conduct of Business
Section 5.3(i)................... Third Party Consents

                             TABLE OF DEFINED TERMS

                                                    Cross Reference
Term                                                 in Agreement          Page
----                                                ---------------        ----
Acquisition................................. Preamble....................    1
affiliate................................... Section 7.8(a)..............   34
Agreement................................... Preamble....................    1
business day................................ Section 7.8(b)..............   34
Business System............................. Section 2.14(o)(i)..........   15
capital stock............................... Section 7.8(c)..............   34
Certificate of Merger....................... Section 1.2.................    1
Certificates................................ Section 1.10(b).............    3
Closing Date................................ Section 1.3.................    1
Closing..................................... Section 1.3.................    1
Code........................................ Preamble....................    1
Company..................................... Preamble....................    1
Company Acquisition......................... Section 7.8(d)..............   35
Company Affiliates.......................... Section 2.21................   17
Company Board............................... Section 2.3(a)..............    7
Company Financial Adviser................... Section 2.22................   17
Company Permits............................. Section 2.10................   10
Company Plans............................... Section 1.11(a).............    4
Company Rights Agreement.................... Section 2.2(a)..............    6
Company Rights.............................. Section 2.2(a)..............    6
Company SEC Reports......................... Section 2.4(a)..............    7
Company Securities.......................... Section 2.2(a)..............    6
Company Stock Option or Options............. Section 1.11(a).............    4
DGCL........................................ Section 1.1.................    1
Effective Time.............................. Section 1.2.................    1
Employee Plans.............................. Section 2.11(a).............   10
Environmental Claim......................... Section 2.12(a).............   11
Environmental Laws.......................... Section 2.12(a).............   11
ERISA Affiliate............................. Section 2.11(a).............   10
ERISA....................................... Section 2.11(a).............   10
Exchange Act................................ Section 2.2(c)..............    7
Exchange Agent.............................. Section 1.10(a).............    3
Exchange Fund............................... Section 1.10(a).............    3
Exchange Ratio.............................. Section 1.8(b)..............    2
Governmental Entity......................... Section 2.6.................    8
HSR Act..................................... Section 2.6.................    8
include..................................... Section 7.8(e)..............   35
Indemnified Liabilities..................... Section 4.11................   27
Indemnified Persons......................... Section 4.11................   27
Insurance Policies.......................... Section 2.15................   16
IRS......................................... Section 2.11(a).............   10
ISOs........................................ Section 1.11(a).............    4
knowledge or known.......................... Section 7.8(d)..............   35
Lien........................................ Section 2.2(b)..............    6
Material Adverse Effect on Parent........... Section 3.1(b)..............   17
Material Adverse Effect on the Company...... Section 2.1(b)..............    5

                                                     Cross Reference
Term                                                  in Agreement          Page
----                                                 ---------------        ----
Merger Consideration......................... Section 1.8(a)..............    2
Merger....................................... Section 1.1.................    1
Notice of Superior Proposal.................. Section 4.4(b)..............   24
Other Interests.............................. Section 2.1(b)..............    5
Parent....................................... Preamble....................    1
Parent Common Stock.......................... Section 1.8(a)..............    2
Parent Financial Adviser..................... Section 3.12................   21
Parent Permits............................... Section 3.10................   20
Parent Rights................................ Section 3.2(a)..............   18
Parent SEC Reports........................... Section 3.4(a)..............   19
Parent Securities............................ Section 3.2(a)..............   18
person....................................... Section 7.8(f)..............   35
Pooling Transaction.......................... Section 2.20................   16
Proxy Statement.............................. Section 2.5.................    7
S-4.......................................... Section 2.5.................    7
SEC.......................................... Section 2.4(a)..............    7
Securities Act............................... Section 2.4(a)..............    7
Share........................................ Section 1.8(a)..............    2
Shares....................................... Section 1.8(a)..............    2
Stock Option Agreement....................... Section 5.2(a)..............   29
subsidiary or subsidiaries................... Section 7.8(g)..............   35
Superior Proposal............................ Section 4.4(c)..............   24
Surviving Corporation........................ Section 1.1.................    1
Tax or Taxes................................. Section 2.13(a)(i)..........   11
Tax Return................................... Section 2.13(a)(ii).........   12
Third Party Acquisition...................... Section 4.4(c)..............   24
Third Party.................................. Section 4.4(c)..............   24
Year 2000 Compliant.......................... Section 2.14(o)(i)..........   15

                          AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of December 8, 1998, is by and among Quickturn Design Systems, Inc., a Delaware corporation (the "Company"), Cadence Design Systems, Inc., a Delaware corporation ("Parent"), and CDSI ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

  WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined below) is advisable and fair and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, certain officers and employees of the Company have entered into employment and non-competition agreements, effective upon consummation of the Merger, as an inducement to Parent to enter into this Agreement; and

  WHEREAS, the Merger is intended to be treated as a "pooling of interests" for financial accounting purposes.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

  Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. At the election of the parties, the Merger may be structured so that the Company shall be merged with and into Acquisition with the result that Acquisition shall become the "Surviving Corporation." The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Parent, as the sole stockholder of Acquisition, hereby approves the Merger and this Agreement.

  Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3), a Certificate of Merger substantially in the form of Exhibit E (the "Certificate of Merger") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to Section 251 of the DGCL. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with
Section 251 of the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

  Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5, at the offices of Gibson, Dunn & Crutcher LLP, One Montgomery Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties hereto.

  Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

  Section 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

  Section 1.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

  Section 1.8. Conversion of Shares.

  (a) At the Effective Time, each share of common stock, $0.001 par value per share, of the Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Merger Consideration"). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock and to the Shares shall include the associated Parent Rights (as such term is defined in Section 3.2(a) hereof) and associated Company Rights (as defined in Section 2.2(a)), respectively. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

  (b) The "Exchange Ratio" shall be (i) $15.00 divided by (ii) the average closing price of one share of Parent Common Stock (as reported on the NYSE Composite Transactions reporting system) during the five trading days immediately preceding the second business day prior to the Closing Date.

  (c) At the Effective Time, each outstanding share of the common stock, $0.01 par value per share, of Acquisition shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

  (d) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no shares of Parent Common Stock shall be delivered with respect thereto.

  Section 1.9. Dissenters and Appraisal Rights. The holders of the Shares will not be entitled to dissenters and appraisal rights in accordance with Section 262 of the DGCL.

  Section 1.10. Exchange of Certificates.

  (a) From time to time following the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition (the "Exchange Agent") for the benefit of the holders of Shares for exchange in accordance with this Article I: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to
Section 1.8, and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares.

  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Certificates") and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article I and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.10.

  (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 1.10(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

  (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

  (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  (f) No fractions of a share of Parent Common Stock shall be issued in the Merger but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the average closing price for Parent Common Stock as reported on the NYSE Composite Transactions reporting system for the five (5) business days prior to the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

  (g) Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the expiration of twelve (12) months after the Effective Time shall be delivered to Parent upon demand and any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock and cash in lieu of fractional shares as the case may be and any applicable dividends or distributions with respect to Parent Common Stock.

  (h) Neither Parent nor the Company shall be liable to any holder of Shares or Parent Common Stock as the case may be for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 1.11. Stock Options.

  (a) At the Effective Time, each outstanding option or warrant to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options") issued pursuant to the Company's 1988 Stock Option Plan, 1990 Stock Option Plan, 1992 Key Executive Stock Option Plan, 1993 Employee Qualified Stock Purchase Plan, 1996 Supplemental Stock Plan, as amended, 1997 Stock Option Plan, as amended, 1994 Outside Director Stock Option Plan, Key Executive Stock Option Plan, SpeedSim, Inc. 1995 Incentive and Nonqualified Stock Option Plan, or other agreement or arrangement, whether vested or unvested, shall be converted as of the Effective Time into options or warrants, as applicable, to purchase shares of Parent Common Stock in accordance with the terms of this
Section 1.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued other than outstanding warrants are referred to collectively as the "Company Plans." Each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full immediately prior to the Effective Time at a price per share equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (y) the product of
(i) the number of Shares otherwise purchasable pursuant to such Company Stock Option, multiplied by (ii) the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options" or "ISOs") the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

  (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plan and that the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions

(subject to the adjustments required by this Section 1.11 after giving effect to the Merger). Parent shall comply with the terms of the Company Plans and ensure, to the extent required by and subject to the provisions of such Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 1.11. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by persons who are directors, officers or employees of the Company or its subsidiaries and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

  (d) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 1.11.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Schedule (the "Company Disclosure Schedule") delivered by the Company to Parent in accordance with
Section 4.15 (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) that:

  Section 2.1. Organization and Qualification; Subsidiaries; Investments.

  (a) Section 2.1(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and bylaws (or similar governing documents), as currently in full force and effect, of the Company and its subsidiaries. Section 2.1(a) of the Company Disclosure Schedule identifies all the material subsidiaries of the Company. The Company has no operating subsidiaries other than those incorporated in a state of the United States.

  (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect on the Company" means any circumstance, change in, or effect on (or circumstance, change in, or effect involving a prospective change on) the Company and its subsidiaries, taken as a whole, (a) that is, or is reasonably likely in the future to be, materially adverse to the operations, assets or liabilities (including contingent liabilities), earnings or results of operations, or the business (financial or otherwise) of the Company and its subsidiaries, taken as a whole, excluding from the foregoing the effect, if any, of (i) changes in general economic conditions or changes affecting the industry in which the Company operates,
(ii) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, (iii) of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of the Company (provided that such effect is direct and that the Company shall have the burden of proving such direct effect), or (iv) any action or inaction required of the Company by Parent under Section 4.1, or (b) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

  (c) Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each equity investment in an amount of One Hundred Thousand Dollars ($100,000) or more or that represents a five percent (5%) or greater ownership interest in the subject of such investment made by the Company or any of its subsidiaries in any other person other than the Company's subsidiaries ("Other Interests"). The Other Interests are owned by the Company, by one or more of the Company's subsidiaries or by the Company and one or more of its subsidiaries, in each case free and clear of all Lien (as defined below), except for Liens that may be created by any partnership or joint venture agreements for Other Interests.

  Section 2.2. Capitalization of the Company and its Subsidiaries.

  (a) The authorized capital stock of the Company consists of Forty Million (40,000,000) Shares, of which, as of November 30, 1998, 18,095,580 Shares were issued and outstanding and Two Million (2,000,000) shares of preferred stock, $0.001 par value per share, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of November 30, 1998, approximately 4,396,556 Shares were reserved for issuance and, as of December 5, 1998, 3,597,768 were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Between December 5, 1998 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and between December 5, 1998 and the date hereof no stock options have been granted. Except as set forth above and for the rights (the "Company Rights") issued pursuant to the Company's Preferred Shares Rights Agreement, dated as of January 10, 1996, as amended between the Company and BankBoston, N.A. (the "Company Rights Agreement"), as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or any of its subsidiaries, and, except as described in the Company SEC Reports (as defined below), no obligations of the Company or any of its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). As of the date hereof, there are no outstanding rights or obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

  (b) All of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). There are no
(i) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for, (ii) options or (iii) except for the Company Rights, other rights to acquire from the Company or any of its subsidiaries any capital stock or other ownership interests in or any other securities of any subsidiary of the Company, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such capital stock. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 2.13(d) of the Company Disclosure Schedule or that are otherwise not material, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

  (c) The Company Rights and the Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Section 2.3. Authority Relative to this Agreement; Recommendation.

  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board"), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and constitutes, assuming the due authorization, execution and delivery hereof by Parent and Acquisition, a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

  (b) The Company Board has unanimously resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

  Section 2.4. SEC Reports; Financial Statements.

  (a) The Company has filed all required forms, reports and documents ("Company SEC Reports") with the Securities and Exchange Commission (the "SEC") since January 1, 1997, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present, in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  (b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications that are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Exchange Act.

  Section 2.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement insofar as it relates to the meeting of the Company's stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition which is contained in or omitted from any of the foregoing documents.

  Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, materially and adversely affect the business operations of the Company after the Merger or its ability to consummate the Merger. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) except as set forth in Section 2.6 of the Company Disclosure Schedule, violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 2.7. No Default. Except as set forth in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of its properties or assets, except, in the case of clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto), other than liabilities and obligations which, individually or in the aggregate, will not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, since September 30, 1998, there have been no events, changes or effects with respect to the Company or its subsidiaries that have had or reasonably would be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in
Section 2.8 of the Company Disclosure Schedule, since September 30, 1998, the Company and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any (i) change in the financial condition, properties, business or results of operations of the Company and its subsidiaries, except for those changes that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company; (ii) material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, not covered by insurance; (iii) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any of its subsidiaries (other than wholly-owned subsidiaries) or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries; (iv) amendment of any material term of any outstanding security of the Company or any of its subsidiaries; (v) incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; (vi) creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices; (vii) loan, advance or capital contributions made by the Company or any of its subsidiaries to, or investment in, any person other than (x) loans or advances to employees in connection with business-related travel, (y) loans made to employees consistent with past practices that are not in the aggregate in excess of Fifty Thousand Dollars ($50,000), and (z) loans, advances or capital contributions to or investments in wholly-owned subsidiaries, and in each case made in the ordinary course of business consistent with past practices; (viii) transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its subsidiaries of any contract, agreement or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; (ix) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or (x) change by the Company or any of its subsidiaries in its accounting principles, practices or methods. Since September 30, 1998, except as disclosed in the Company SEC Reports filed prior to the date hereof or increases in the ordinary course of business consistent with past practices, there has not been any increase in the compensation payable or that could become payable by the Company or any of its subsidiaries to (a) officers of the Company or any of its subsidiaries or (b) any employee of the Company or any of its Subsidiaries whose annual cash compensation is One Hundred Thousand Dollars ($100,000) or more.

  Section 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen in the future, would reasonably be expected to have a Material Adverse Effect on the

Company or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except (i) that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12) and (ii) for violations or possible violations of any United States or foreign laws, ordinances or regulations that do not and, insofar as reasonably can be foreseen in the future, will not result in any charges, assessments, levies, fines or other liabilities being imposed upon or incurred by the Company that will equal or exceed Five Hundred Thousand Dollars ($500,000) for any single violation or One Million Dollars ($1,000,000) in the aggregate. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 2.11. Employee Benefit Plans; Labor Matters.

  (a) Section 2.11(a) of the Company Disclosure Schedule lists as of the date hereof all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee or former employee of the Company, any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or
Section 4212(c) of ERISA (together the "Employee Plans"), excluding Employee Plans under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. The Company has made available to Parent a copy of
(i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required and (ii) the documents and instruments governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA). No event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including any liability under Title IV of ERISA, that would have a Material Adverse Effect on the Company.

  (b) Section 2.11(b) of the Company Disclosure Schedule sets forth a list as of the date hereof of (i) all employment agreements with officers of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding Fifty Thousand Dollars ($50,000); (iii) all severance agreements, programs and policies of the Company with or relating to its employees except such programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change in control provisions whether or not listed in other parts of the Company Disclosure Schedule. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

  (c) Except as disclosed in Section 2.11(c) of the Company Disclosure Schedule, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

  (d) No Employee Plan that is a welfare benefit plan within the meaning of
Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws.

  (e) There are no controversies relating to any Employee Plan or other labor matters pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees, which controversies, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect of the Company. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries except as disclosed in Section 2.11(e) of the Company Disclosure Schedule, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of the Company or any of its subsidiaries.

  Section 2.12. Environmental Laws and Regulations.

  (a) Except as publicly disclosed by the Company in the Company SEC Reports,
(i) each of the Company and its subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively "Environmental Laws") except for non-compliances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) neither the Company nor any of its subsidiaries has received written notice of or, to the knowledge of the Company, is the subject of any action, cause of action, claim, investigation, demand or notice by any person alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"); and (iii) to the knowledge of the Company, there are no existing facts that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as disclosed in the Company SEC Reports, there are no Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company that are pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

  Section 2.13. Taxes.

  (a) Definitions. For purposes of this Agreement:

    (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and
  (C) any liability for the payment of amounts described in clauses (A) or
  (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

    (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

  (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, the Company and its subsidiaries have timely filed all material Tax Returns they are required to have filed; and such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

  (c) The Company and its subsidiaries have paid or adequately provided in the financial statements included in the SEC Reports for all Taxes (whether or not shown on any Tax Return) they are required to have paid or to pay, which amounts are not material either individually or in the aggregate.

  (d) Except as set forth in Section 2.13(d) of the Company Disclosure Schedule, no material claim for assessment or collection of Taxes is presently being asserted against the Company or its subsidiaries and neither the Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation.

  (e) Except as set forth in Section 2.13(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code.

  Section 2.14. Intellectual Property.

  (a) Section 2.14(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others, by the Company or any of its subsidiaries, a complete and accurate list of all United States and foreign (a) patents and patent applications; (b) Trademark registrations and applications and material unregistered Trademarks; and (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). For purposes of this Agreement, "Intellectual Property" means: trademarks and service marks (whether register or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any continuations, continuations in part, renewals and applications for any of the foregoing)(collectively "Patents"); copyrights (including any registrations and applications therefor and whether registered or unregistered)(collectively "Copyrights"); computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, "Trade Secrets").

  (b) Trademarks.

    (i) All Trademark registrations are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Trademark in question.

    (ii) No registered Trademark has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the Company's knowledge, no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

    (iii) To the knowledge of the Company and its subsidiaries, there has been no prior use of any material Trademark by any third party which would confer upon said third party superior rights in any such Trademark.

    (iv) All material Trademarks registered in the United States have been in continuous use by the Company or its subsidiaries.

    (v) The Company and its subsidiaries have adequately policed the Trademarks against third party infringement; and the material Trademarks registered in the United States have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates.

    (c) Patents.

    (i) All Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question.

    (ii) No Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office. To the Company's knowledge, no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

    (iii) To the Company's knowledge, there is no patent or patent application of any person that conflicts in any material respect with any Patent.

    (d) Trade Secrets.

    (i) The Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and Trade Secrets of the Company.

    (ii) Without limiting the generality of Section 2.14(d)(i) and except as would not be materially adverse to the Company or its business, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms that assign to the Company all rights to any Intellectual Property rights relating to the Company's business and that otherwise appropriately protect the Intellectual Property of the Company, and, except under confidentiality obligations, there has been no disclosure by the Company or any subsidiary of material confidential information or Trade Secrets.

    (e) License Agreements.

    Section 2.14(e)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company or any of its subsidiaries any material right to use or practice any rights under any Intellectual Property other than office automation software used generally in the Company's or any of its subsidiaries' operations and other software that is not used in connection with the design, development, use, maintenance and support, testing, assembly and manufacture of the Company's or any such subsidiary's products and is commercially available on reasonable terms to any person for a license fee of no more than $100,000 (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder. Section 2.14(e)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company or any of its subsidiaries licenses software or grants other rights in to use or practice any rights under any Intellectual Property, excluding licenses with customers that in the twelve-month period prior to the date hereof have purchased or licensed products for which the total payments to the Company and its subsidiaries did not exceed $100,000 (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. There is no material outstanding or, to the Company's knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

  (f) Ownership; Sufficiency of IP Assets. The Company or one of its subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of its Intellectual Property used in its business. The Intellectual Property identified in Section 2.14(a) of the Company Disclosure Schedule, together with the Company's and its subsidiaries' unregistered copyrights and the Company's and such subsidiaries' rights under the licenses granted to the Company or any of its subsidiaries under the Inbound License Agreements, constitute all the material Intellectual Property rights used in the operation of the Company's and its subsidiaries' businesses as they are currently conducted and are all the Intellectual Property rights necessary to operate such businesses after the Effective Time in substantially the same manner as such businesses have been operated by the Company prior thereto.

  (g) Protection of IP. The Company has taken reasonable steps to protect the Intellectual Property of the Company and its subsidiaries.

  (h) No Infringement by the Company. To the Company's knowledge, the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company's and its subsidiaries' businesses as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including without limitation, any Intellectual Property of any third party.

  (i) No Pending or Threatened Infringement Claims. Except and to the extent publicly disclosed in the Company SEC Reports, no litigation is now or, within the three (3) years prior to the date of this Agreement, was pending and, to the Company's knowledge, no notice or other claim in writing has been received by the Company within the one (1) year prior to the date of this Agreement, (A) alleging that the Company any of its subsidiaries has engaged in any activity or conduct that infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by the Company. Except as specifically disclosed in one or more Sections of the Company Disclosure Schedules pursuant to this Section 2.14, no Intellectual Property owned or licensed by the Company or any of its subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any such subsidiary or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its subsidiaries to any person.

  (j) No Infringement by Third Parties. Except as and to the extent publicly disclosed in the Company SEC Reports or as set forth in Section 2.14(j) of the Company Disclosure Schedule, to the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned or exclusively licensed by the Company or any of its subsidiaries, and no such claims have been brought against any third party by the Company or any of its subsidiaries.

  (k) Assignment; Change of Control. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's or any of its subsidiaries' rights to own any of its Intellectual Property or their respective rights under the License

Agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

  (l) Software. The Software owned or purported to be owned by the Company or any of its subsidiaries, was either (i) developed by employees of Company or any of its subsidiaries within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or any of its subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or a subsidiary from a third party. Except as set forth in Section 2.14(l) of the Company Disclosure Schedule, the Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company or any of its subsidiaries, except for such materials or development environments obtained by the Company or any of its subsidiaries from other persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this Section 2.14(l), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and
(iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

  (m) Performance of Existing Software Products. The Company's and its subsidiaries' existing and currently manufactured and marketed Software products listed and described on Section 2.14(m) of the Company Disclosure Schedule perform in all material respects, free of significant bugs or programming errors, the functions described in any agreed specifications or end user documentation or other information provided to customers of the Company on which such customers relied when licensing or otherwise acquiring such products.

  (n) Documentation. The Company and its subsidiaries have taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

  (o) Year 2000 Compliance.

    (i) Except as set forth in Section 2.14(o) of the Company Disclosure Schedule, all of the Company's and its subsidiaries' material products (including products currently under development) will record, store, process and calculate and present calendar dates falling on and after December 31, 1998, and will calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1998, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant"). Except as set forth in Section 2.14(o) of the Company Disclosure Schedule, (A) all of the Company's and its subsidiaries' material products will lose no significant functionality with respect to the introduction of records containing dates falling on or after December 31, 1998; (B) all of the Company's and its subsidiaries' internal computer systems comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) related to the Company's and its subsidiaries' businesses (collectively, a "Business System"), that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company and its subsidiaries, including its accounting systems, are Year 2000 Compliant. Except as set forth on Section 2.14(o) of the Company Disclosure Schedule, the current versions of the Company's and its subsidiaries' software and all other Intellectual Property may be used prior to, during and after December 31, 1998, such that such Software and Intellectual Property will operate prior to, during and after such time period without error caused by date data that represents or references different centuries or more than one century.

    (ii) To the knowledge of the Company, all of the Company's products and the conduct of the Company's business with customers and suppliers will not be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. To the knowledge of the Company and except as set forth on Section 2.14(o) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is reasonably likely to incur material expenses arising from or relating to the failure of any of its Business Systems or any products (including all products sold on or prior to the date hereof) as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000.

  Section 2.15. Insurance. Each of the Company and its subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

  Section 2.16. Certain Business Practices. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or
(iii) made any other unlawful payment.

  Section 2.17. Product Warranties. Section 2.17 of the Company Disclosure Schedule sets forth complete and accurate copies of the written warranties and guaranties by the Company or any of its subsidiaries currently in effect with respect to its products. There have not been any material deviations from such warranties and guaranties, and neither the Company, any of its subsidiaries nor any of their respective salesmen, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Neither the Company nor any of its subsidiaries has made any oral warranty or guaranty with respect to its products.

  Section 2.18. Suppliers and Customers. The documents and information supplied by the Company to Parent or any of its representatives in connection with this Agreement with respect to relationships and volumes of business done with its significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, the Company has received no notices of termination or written threats of termination from any of the five (5) largest suppliers or the five (5) largest customers of the Company and its subsidiaries.

  Section 2.19. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

  Section 2.20. Tax Treatment; Pooling. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take action that would prevent the Merger from (a) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the rules regulations and interpretations of the SEC (a "Pooling Transaction").

  Section 2.21. Affiliates. Except for the directors and executive officers of the Company, each of whom is listed in Section 2.21 of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates").

  Section 2.22. Opinion of Financial Adviser. Hambrecht & Quist LLC (the "Company Financial Adviser") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

  Section 2.23. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  Section 2.24. Company Rights Agreement. The Company has taken all necessary action to ensure that neither its entering into this Agreement or the Stock Option Agreement, nor the consummation of the Merger, nor exercise of Parent's rights under such Stock Option Agreement in accordance with its terms, will cause the Company Rights to become exercisable, cause Parent or Acquisition to become an "Acquiring Person" (each as defined in the Company Rights Agreement), or cause there to occur a "Triggering Event" or a "Distribution Date" (each as defined in the Company Rights Agreement).

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

  Parent and Acquisition hereby represent and warrant to the Company as follows:

  Section 3.1. Organization.

  (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware, respectively, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation and bylaws as currently in full force and effect, of Parent and Acquisition.

  (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. When used in connection with Parent or Acquisition the term "Material Adverse Effect on Parent" means any circumstance, change in, or effect on (or circumstance, change in, or effect involving a prospective change on) Parent and its subsidiaries, taken as a whole, (a) that is, or is reasonably likely in the future to be, materially adverse to the operations, assets or liabilities (including contingent liabilities), earnings or results of operations, or the business (financial or otherwise) of Parent and its subsidiaries, taken as a whole, excluding from the foregoing the effect, if any, of (i) changes in general economic conditions or changes affecting the industry in which Parent operates, (ii) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, (iii) the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of the Parent (provided that such effect is direct and that Parent shall have the burden of proving such direct effect), or (iv) any action or inaction required of Parent by the Company under this Agreement, or (b) that would reasonably be expected to prevent or materially delay or impair the ability of Parent and Acquisition to consummate the transactions contemplated by this Agreement.

  Section 3.2. Capitalization of Parent and its Subsidiaries.

  (a) The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock, of which, as of December 7, 1998, 218,140,000 shares of Parent Common Stock were issued and outstanding (each together with a Parent Common Stock purchase right (the "Parent Rights") issued pursuant to the Rights Agreement dated as of February 9, 1996 between Parent and Harris Trust and Savings Bank) and 400,000 shares of preferred stock, $.01 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of December 7, 1998, 58,185,625 shares of Parent Common Stock were reserved for issuance and 39,311,061 were issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants. Between December 7, 1998 and the date hereof, no shares of Parent's capital stock have been issued other than pursuant to stock options and warrants already in existence on such date and except for grants of stock options to employees, officers and directors in the ordinary course of business consistent with past practice. Between December 7, 1998 and the date hereof, no stock options or warrants have been granted. Except as set forth above and except for the Parent Rights, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent (ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of Parent (iii) no options or other rights to acquire from Parent or its subsidiaries and no obligations of Parent or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (iv) except for the Parent Rights, the Automated Systems, Inc. 1983 Stock Option Plan, Cooper & Chyan Technology, Inc. 1989 Stock Option Plan, Cooper & Chyan Technology, Inc. 1993 Equity Incentive Plan, Unicad, Inc. Stock Option Plan, Cadence Design Systems, Inc. 1997 Nonstatutory Stock Option Plan, High Level Design Systems 1993 Stock Option Plan, High Level Design Systems 1995 Special Nonstatutory Stock Option Plan, Ambit Design Systems, Inc. 1994 Incentive Stock Option Plan, Ambit Design Systems, Inc. 1996 Incentive Stock Option Plan, Ambit OP (Shares Issued Outside Plans), Cadence Design Systems, Inc. 1993 Non-Statutory Stock Option Plan, Cadence Design Systems, Inc. 1993 Directors Stock Option Plan, Cadence Design Systems, Inc. 1995 Directors Stock Option Plan, Cadence Design Systems, Inc. 1997 Nonstatutory Stock Option Plan, OP Stock Option Plan (shares issued outside CDN Directors Plan) and warrants issued to Comdisco and Goldman, Sachs & Co., no equity equivalent interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (collectively, "Parent Securities"). As of the date hereof, other than in connection with the Company's seasoned authorized stock repurchase program, there are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent.

  (b) The Parent Rights and Parent Common Stock constitute the only classes of equity securities of Parent or any of its subsidiaries registered or required to be registered under the Exchange Act.

  Section 3.3. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes, assuming the due authorization, execution and delivery hereof by the Company, a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

  Section 3.4. SEC Reports; Financial Statements.

  (a) Parent has filed all required forms, reports and documents ("Parent SEC Reports) with the SEC since December 31, 1997, each of which, complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each law as in effect on the dates such forms reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  (b) Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of any amendments or modifications that are required to be filed with the SEC but have not yet been filed with the SEC to agreements documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Exchange Act.

  Section 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference to (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.

  Section 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate or Certificate of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's other subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

  Section 3.7. No Default. Neither Parent nor any of its subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

  Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities and obligations incurred in the ordinary course of business since September 30, 1998, which, individually or in the aggregate, will not have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, since September 30, 1998, there have been no events changes or effects with respect to Parent or its subsidiaries having or that would reasonably be expected to have a Material Adverse Effect on Parent.

  Section 3.9. Litigation. Except as publicly disclosed by Parent in the Parent SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent threatened, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Parent in the Parent SEC Reports, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen in the future would reasonably be expected to have a Material Adverse Effect on Parent or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

  Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any law ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations that do not and, insofar as reasonably can be foreseen in the future, will not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as publicly disclosed by Parent in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than in each case those that Parent reasonably believes will not have a Material Adverse Effect on Parent.

  Section 3.11. Tax Treatment; Pooling. Neither Parent, Acquisition nor, to the knowledge of Parent, any of its affiliates has taken, proposes to take, or has agreed to take any action that would prevent the Merger

(a) from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code or (b) from being treated as a Pooling Transaction for financial accounting purposes.

  Section 3.12. Opinion of Financial Adviser. Goldman, Sachs & Co. (the "Parent Financial Adviser") has delivered to the Board of Directors of Parent its opinion to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Parent.

  Section 3.13. Brokers. No broker finder or investment banker (other than the Parent Financial Adviser) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

  Section 3.14. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

  Section 3.15 Environmental Laws and Regulations.

  (a) Except as publicly disclosed by Parent in the Parent SEC Reports (i) each of Parent and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliances that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent, which compliance includes, but is not limited to, the possession by the Parent and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) neither Parent nor any of its subsidiaries has received written notice of or, to the knowledge of Parent, is the subject of any Environmental Claim, and (iii) to the knowledge of Parent, there are no existing facts that are reasonably likely to prevent or interfere with such material compliance in the future.

  (b) Except as disclosed in the Parent SEC Reports, there are no Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company that are pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or, to the knowledge of Parent, against any person whose liability for any Environmental Claim the Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

                                   ARTICLE 4

                                   COVENANTS

  Section 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement seek, to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent and Acquisition:

  (a) amend its Certificate or Articles of Incorporation or bylaws (or other similar governing instrument);

  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to options granted under the Company Plans prior to the date hereof;

  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

  (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

  (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;

  (f) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Company incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice);
(iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

  (g) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units); provided, however, that this paragraph (g) shall not prevent the Company or its subsidiaries from increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1998 in the ordinary course of year-end compensation reviews consistent with past practice (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company or any such subsidiary);

  (h) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, other than sales of its products in the ordinary course of business consistent with past practices;

  (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

  (j) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business;

  (k) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its subsidiaries, taken as a whole; (iii) amend, modify or waive any right under any material contract of the Company or any of its subsidiaries; (iv) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Company or any of its subsidiaries; or (v) authorize any new capital expenditure or expenditures that individually is in excess of One Hundred Thousand Dollars ($100,000) or in the aggregate are in excess of Three Hundred Thousand Dollars ($300,000); provided that nothing in the foregoing clause (v) shall limit any capital expenditure required pursuant to existing customer contracts;

  (l) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

  (m) settle or compromise any pending or threatened suit, action or claim that
(i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would have a Material Adverse Effect on the Company;

  (n) commence any material software development project or terminate any material software development project that is currently ongoing, in either case except pursuant to the terms of existing contracts with customers or except as contemplated by the Company's project development budget previously provided to Parent; or

  (o) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(n) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect).

  Section 4.2. Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will and will cause each of its subsidiaries to conduct their operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

  (a) knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the New York Stock Exchange ("NYSE");

  (b) acquire or agree to acquire by merging or consolidating with by purchasing an equity interest in or the assets of or by any other manner any business or any corporation, partnership or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement;

  (c) adopt or propose to adopt any amendments to its charter documents that would have an adverse impact on the consummation of the transactions contemplated by this Agreement; or

  (d) take or agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through 4.2(c) or any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect.

  Section 4.3. Preparation of S-4 and the Proxy Statement. The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4 in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Company Stock Options and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

  Section 4.4. Other Potential Acquirers.

  (a) The Company, its affiliates (as reasonably determined by the Company) and their respective officers and other employees with managerial responsibilities, directors, representatives and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). Neither the Company nor any of its affiliates (as reasonably determined by the Company) shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition; provided, however, that nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer. The Company shall promptly notify the Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and shall advise Parent from time to time of the status and any material developments concerning the same.

  (b) Except as set forth in this Section 4.4(b), the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined in subsection (c) below), but in each case only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within five (5) business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 6.1 and the Company has paid all amounts due to Parent pursuant to Section 6.3. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 4.4(b).

  (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion of the assets of the Company and its subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares; or (vi) the acquisition by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of Hambrecht & Quist LLC or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

  Section 4.5. Comfort Letters.

  (a) The Company shall use all reasonable efforts to cause PricewaterhouseCoopers LLP to deliver a letter dated not more than five days prior to the date on which the S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

  (b) Parent shall use all reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated not more than five (5) days prior to the date of the S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

  Section 4.6. Meeting of Stockholders. The Company shall take all actions necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws. The Company will, through the Company Board, recommend to its stockholders approval of such matters subject to the provisions of Section 4.4(b). The Company shall promptly prepare and file with the SEC the Proxy Statement for the solicitation of a vote of the holders of Shares approving the Merger, which, subject to the provisions of
Section 4.4(b), shall include the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. Parent shall use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto, provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested.

  Section 4.7. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

  Section 4.8. Access to Information.

  (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries as Parent may reasonably require, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent shall make available to the Company, as reasonably requested by the Company, a designated officer of Parent to answer questions and make available such information regarding Parent and its subsidiaries as is reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement.

  (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent (1) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with December 1998), an unaudited balance sheet as of the end of such month and the related statements of earnings, stockholders' equity (deficit) and cash flows, (2) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended, and (3) within two (2) business days following preparation thereof (and in any event within ninety
(90) calendar days after the end of each fiscal year, an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (1), (2) and (3) to prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

  (c) Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated December 4, 1998.

  Section 4.9. Certain Filings; Reasonable Efforts.

  (a) Subject to the terms and conditions herein provided, including, without limitation, Section 4.4(b), each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following, (i) cooperate in the preparation and filing of the Proxy Statement and the S-4 and any amendments thereto, any filings that may be required under the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. The Company agrees to use all reasonable efforts to encourage its employees to accept any offers of employment extended by Parent. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

  (b) Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein.

  Section 4.10. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except (i) as may be required by applicable law, or by the rules and regulations of, or pursuant to any listing agreement with, the NYSE or the Nasdaq National Market, as determined by Parent, Acquisition or the Company, as the case may be, or (ii) following a change, if any, of the Company Board's recommendation of the Merger (in accordance with Section 4.4(b)), after which event no such consultation shall be required. Notwithstanding the preceding sentence, the first public announcement of this Agreement and the Merger shall be a joint press agreed upon by Parent and the Company.

  Section 4.11. Indemnification and Directors' and Officers' Insurance.

  (a) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 4.11 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 4.11 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 4.11. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.11 and may specifically enforce its terms. This Section 4.11 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect.

  (b) From and after the Effective Time, Parent will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof (or indemnification agreements in the Company's customary form for directors joining the Company's Board of Directors prior to the Effective Time) and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time.

  (c) For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 150% of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

  (d) The provisions of this Section 4.11 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Surviving Corporation to merge or consolidate with any other Person unless the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 4.11.

  Section 4.12. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 4.13. Affiliates; Pooling; Tax-Free Reorganization.

  (a) The Company shall use all reasonable efforts to obtain from all Company Affiliates and from any person who may be deemed to have become a Company Affiliate, after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A-1 hereto as soon as practicable.

  (b) Parent shall use all reasonable efforts to obtain from each of its directors, officers and any other person who may be deemed to be an affiliate of Parent pursuant to Rule 145 under the Securities Act, as soon as practicable after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A-2 hereto.

  (c) Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

  (d) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction and shall not take and shall use all reasonable efforts to prevent any affiliate of such party from taking any actions that could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction, and shall take all reasonable actions to remedy the effects of any prior actions so as to permit such treatment.

  (e) The Company, on the one hand, and Parent and Acquisition, on the other hand, shall execute and deliver to legal counsel to the Company and Parent certificates substantially in the form attached hereto as Exhibits B-1 and B-2, respectively, at such time or times as reasonably requested by such legal counsel in connection with its delivery of an opinion with respect to the transactions contemplated hereby and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Acquisition shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the representations in Exhibits B-1 or B-2.

  Section 4.14. Additions to and Modification of Company Disclosure
Schedule. Concurrently with the execution and delivery of this Agreement, the Company has delivered a Company Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, the Company shall deliver to Parent and Acquisition such additions to or modifications of any Sections of the Company

Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Article 2, nor limit the rights and remedies of Parent and Acquisition under this Agreement for any breach by the Company of such representation and warranties.

  Section 4.15. Company Rights Agreement. The Company shall not redeem any of the Company Rights issued pursuant to the Company Rights Agreement nor will the Company take any action to amend the Company Rights Agreement to facilitate the acquisition of Shares by any person other than Parent or Acquisition unless this Agreement is first terminated in accordance with Article 6 of this Agreement.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

  Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

  (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

  (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired;

  (d) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Business after the Effective Time in all material respects as it was operated prior thereto (other than under the HSR Act) shall have been given, obtained or complied with, as applicable;

  (e) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger; and

  (f) The Company shall have received from PricewaterhouseCoopers LLP and Parent shall have received from Arthur Andersen LLP, independent accountants for the Company and Parent, respectively, a copy of a letter addressed to the Company and Parent, respectively, each dated the Closing Date, in substance reasonably satisfactory to Parent and the Company (and which may contain customary qualifications and assumptions), to the effect that such independent accountants concur with the Company's and Parent's managements' conclusions that no conditions exist related to the Company or Parent, respectively, that would preclude Parent from accounting for the Merger as a "pooling of interests."

  Section 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) the representations and warranties of Parent and Acquisition contained in this Agreement or in the Stock Option Agreement of even date herewith between Parent and the Company (the "Stock Option Agreement") shall be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Parent) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

  (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

  (c) the shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

  (d) the Company shall have received the opinion of tax counsel to the Company to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion may rely on the representations set forth in Exhibits B-1 and B-2 and such other representations as such counsel reasonably deems appropriate and such opinion shall not have been withdrawn or modified in any material respect;

  (e) the Company shall have received the opinion of legal counsel to Parent as to the matters set forth in Exhibit C;

  (f) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent; and

  (g) there shall have been no events, changes or effects with respect to Parent or its subsidiaries having or that would reasonably be expected to have a Material Adverse Effect on Parent,

  Section 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) the representations and warranties of the Company contained in this Agreement (other than those contained in Section 2.24) and in the Stock Option Agreement shall be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification) and the representations and warranties of the Company contained in Section 2.24 shall be true and correct in all respects at and as of the Effective Time, and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

  (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

  (c) Parent shall have received from each affiliate of the Company referred to in Sections 2.21 and 4.13(a) an executed copy of the letter attached hereto as Exhibit A-1;

  (d) there shall have been no events, changes or effects with respect to the Company or its subsidiaries having or that, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect on the Company;

  (e) Parent shall have received the opinion of tax counsel to Parent to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion may rely on the representations set forth in Exhibits B-1 and B-2 and such other representations as such counsel reasonably deems appropriate, and such opinion shall not have been withdrawn or modified in any material respect;

  (f) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit D;

  (g) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation right or interest of the Company or any subsidiary of the Company the agreements and instruments, set forth in Section 5.3(g) of the Company Disclosure Schedule; and

  (h) Keith R. Lobo shall not have questioned the validity or enforceability of the employment or non-competition agreement dated the date hereof with Parent or otherwise expressed his intent not to continue his employment with the Surviving Corporation.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

  Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

  (a) by mutual written consent of Parent, Acquisition and the Company;

  (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by June 30, 1999 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

  (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by the Final Date, provided that the Company has not breached any of its obligations hereunder in any material respect; (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within twenty (20) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; (iii) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof); or (iv) the Company Board has received a Superior Proposal, has complied with the provisions of Section 4.4(b), and has made the payment called for by Section 6.3(a); or

  (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by the Final Date, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect; (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within twenty (20) business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect; (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal;
(iv) the Company Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger; (v) the Company shall have ceased using all reasonable efforts to call, give notice of, or convene or hold a stockholders' meeting to vote on the Merger as promptly as practicable after the date hereof or shall have adopted a resolution not to effect any of the foregoing; or (vi) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof).

  Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.8(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

  Section 6.3. Fees and Expenses.

  (a) In the event that this Agreement shall be terminated pursuant to:

    (i) Section 6.1(c)(iv) or 6.1(d)(iii), (iv) or (v);

    (ii) Section 6.1(d)(i) or (ii) and within twelve (12) months thereafter the Company enters into an agreement with respect to a Company Acquisition or a Company Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Company Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Company Acquisition or (z) who had submitted a proposal or expressed an interest in a Company Acquisition, in the case of each of clauses (x), (y) and (z), prior to such termination; or

    (iii) Section 6.1(c)(iii) or 6.1(d)(vi) and at the time of the Company stockholders' meeting at which the Company failed to obtain the requisite vote there shall be outstanding at that time an offer by a Third Party to consummate, or a third party shall have publicly announced (and not withdrawn) a plan or proposal with respect to, a Company Acquisition;

    Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages the Company shall pay to Parent the amount of $10,557,000 as liquidated damages immediately upon the occurrence of the event described in this Section 6.3(a) giving rise to such damages. It is specifically agreed that the amount to be paid pursuant to this
  Section 6.3(a) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

  (b) Upon the termination of this Agreement pursuant to Section 6.1(c)(iii),
(iv) or 6.1(d)(i), (ii), (iv), (v) or (vi), in addition to any other remedies that Parent, Acquisition or their affiliates may have as a result of such termination, the Company shall pay to Parent the amount of $3,500,000 as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants).

  (c) Upon the termination of this Agreement pursuant to Section 6.1(c)(i) or
(ii), in addition to any other remedies that the Company or its affiliates may have as a result of such termination, Parent shall pay to the Company the amount of $3,500,000 as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants).

  (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

  Section 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made that requires the approval of such stockholders under applicable law without such approval. This Agreement (including, subject to Section 4.15, the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

  Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

  Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto that by its terms requires performance after the Effective Time.

  Section 7.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

  Section 7.3. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

  Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

    if to Parent or Acquisition: Cadence Design Systems, Inc.
                                 2655 Seely Road
                                 San Jose, California 95134
                                 Telecopier: (408) 944-6855
                                 Attention: General Counsel
    with a copy to:              Gibson, Dunn & Crutcher LLP
                                 One Montgomery Street
                                 Telesis Tower
                                 San Francisco, CA 94104
                                 Telecopier: (415) 986-5309
                                 Attention: Kenneth R. Lamb
    if to the Company to:        Quickturn Design Systems, Inc.
                                 55 West Trimble Road
                                 San Jose, California 95131
                                 Telecopier: (408) 914-6001
                                 Attention: President
    with a copy to:              Wilson, Sonsini, Rosati & Goodrich LLP
                                 650 Page Mill Road
                                 Palo Alto, CA 94304
                                 Telecopier: (650) 493-6811
                                 Attention: Larry Sonsini

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

  Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 4.12 and 7.2, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 7.8. Certain Definitions. For the purposes of this Agreement the term:

  (a) "affiliate" means (except as otherwise provided in Sections 2.21 and 4.14) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

  (b) "business day" means any day other than a day on which the NYSE is closed;

  (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

  (d) "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Third Party; (ii) the acquisition by a Third Party of any material portion of the assets of the Company and its subsidiaries taken as a whole; or (iii) the acquisition by a Third Party of thirty percent (30%) or more of the outstanding Shares or any securities convertible into or exchangeable for such number of Shares;

  (e) "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of such matter of any executive officer of the Company or Parent, as the case may be;

  (f) "include" or "including" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

  (g) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity; and

  (h) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

  Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 6.3(a), (b) or (c) it shall not be entitled to specific performance to compel the consummation of the Merger.

  Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  (Remainder of page intentionally left blank)

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          CADENCE DESIGN SYSTEMS, INC.

                                          By:/s/ H. Raymond Bingham
                                            -----------------------------------
                                            Name: H. Raymond Bingham Title:
                                            Executive Vice President andChief
                                            Financial Officer

                                          QUICKTURN DESIGN SYSTEMS, INC.

                                          By:/s/ Keith R. Lobo
                                            -----------------------------------
                                            Name: Keith R. Lobo Title:
                                            President and Chief Executive
                                            Officer

                                          CDSI ACQUISITION, INC.

                                          By:/s/ H. Raymond Bingham
                                            -----------------------------------
                                            Name: H. Raymond Bingham Title:
                                            Executive Vice President andChief
                                            Financial Officer

                                                                      Appendix B

                             STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT is dated as of December 8, 1998, between Cadence Design Systems, Inc., a Delaware corporation ("Grantee"), and Quickturn Design Systems, Inc., a Delaware corporation ("Issuer").

                                    RECITALS

  A. Grantee, CDSI Acquisition, Inc. ("Acquisition") and Issuer are simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that, upon the terms and subject to the conditions thereof, Acquisition will be merged with and into Issuer (the "Merger").

  B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to enter into this Stock Option Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer's Common Stock, $.001 par value per share ("Issuer Common Stock"), upon the terms and subject to the conditions provided for herein.

  NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Stock Option Agreement and the Merger Agreement, the parties agree as follows:

  1. Grant of Option. Subject to the terms and conditions of this Stock Option Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 3,619,100 shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of $14.00 per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

  2. Exercise of Option.

    (a) Subject to the satisfaction or waiver of the conditions set forth in
  Section 9 of this Stock Option Agreement, prior to the termination of this Stock Option Agreement in accordance with its terms, Grantee may exercise the Option, in whole or in part, at any time or from time to time on or after the occurrence of a Triggering Event. The Option shall terminate and not be exercisable at any time following the Expiration Date (as defined in Section 11). The term "Triggering Event" shall mean the time immediately prior to the occurrence of any of the events (or series of events) specified in Section 6.3(a) of the Merger Agreement giving rise to the obligation of the Company to pay the fee specified in Section 6.3(a). The Option will not be exercisable if Grantee willfully and materially breached the Merger Agreement.

    (b) In the event Grantee wishes to exercise the Option at such time as the Option is exercisable and has not terminated, Grantee shall deliver written notice (the "Exercise Notice") to Issuer specifying its intention to exercise the Option, the total number of Option Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing") not less than one (1) nor more than thirty (30) business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the HSR Act. If prior to the Expiration Date (as defined in Section 11 below) any person or Group (other than Grantee and its affiliates) shall have acquired thirty percent (30%) or more of the then outstanding shares of Issuer Common Stock (a "Share Acquisition"), or Issuer shall have entered into a written definitive agreement with any person or group (other than Grantee and its affiliates) providing for a Company Acquisition, then Grantee, in lieu of exercising the Option, shall have the right at any time thereafter (for so long as the Option is exercisable under Section 2(a) hereof) to request in writing that Issuer pay, and promptly (but in any event not more than five
  (5) business days) after the giving by Grantee of such request, Issuer shall pay to Grantee, in cancellation of the Option, an amount in cash (the "Cancellation Amount") equal to (i) the lesser of

    (x) the excess over the Option Price of the greater of (A) the last sale price of a share of Issuer Common Stock as reported on the Nasdaq National Market System on the last trading day prior to the date of the Exercise Notice, and (B) (1) the highest price per share of Issuer Common Stock offered to be paid or paid by any such person or Group pursuant to or in connection with such Share Acquisition or Company Acquisition or (2) if such Company Acquisition consists of a purchase and sale of assets, the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with a Company Acquisition, divided by the number of shares of Issuer Common Stock then outstanding, and

    (y) $3.8890884474

  multiplied by (ii) the number of Option Shares then covered by the Option. If all or a portion of the price per share of Issuer Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the stock or assets of Issuer, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined by the investment bankers of Issuer and the investment bankers of Grantee.

    (c) Notwithstanding anything to the contrary contained herein, the economic benefit, if any, which Grantee may derive hereunder shall be limited as follows: (1) in no event shall Grantee's Total Payment (as defined below) exceed $14,075,000, and Grantee shall pay any excess over such amount to Issuer, and (2) the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Payment (as defined below), together with the actual Total Payment immediately preceding such exercise, exceeding $14,075,000. As used herein,
  (1) "Total Payment" shall mean the sum (before taxes) of the following: (i) any Cancellation Amount received by Grantee pursuant to Section 2(b) hereof, (ii)(x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) pursuant to Section 12 or otherwise to any unaffiliated party, less (y) the aggregate Option Price for such shares, (iii) any amounts received by Grantee upon transfer of the Option (or any portion thereof) to any unaffiliated party, and (iv) the amount actually received by Grantee pursuant to Section 6.3(a) of the Merger Agreement; and (2) "Notional Total Payment" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Payment determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming further that such shares, together with all other Option Shares held by Grantee as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 2, references to Grantee shall be deemed to include references to any affiliate of Grantee.

  3. Payment of Option Price and Delivery of Certificate. Any Closings under
Section 2 of this Stock Option Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder, (a) Grantee or its designee will make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment Issuer will deliver to Grantee or its designee a certificate or certificates representing the number of validly issued, fully paid and non-assessable Option Shares so purchased, in the denominations and registered in such names designated to Issuer in writing by Grantee.

  4. Registration and Listing of Option Shares.

    (a) Issuer will, if requested by Grantee at any time or from time to time within two (2) years following a Triggering Event (the "Registration Period"), in order to permit the sale or other disposition of the Option Shares that have been acquired by or are issuable to Grantee upon exercise of the Option ("Registrable Securities"), register under the Securities Act of 1933, as amended (the "Act"), the offering, sale and delivery, or other disposition, of the Registrable Securities. In connection with any such sale or other disposition, Grantee shall use all reasonable efforts to prevent any person or group from purchasing through such offering shares of Issuer Common Stock representing more than five percent (5%) of the outstanding Common Stock of Issuer on a fully diluted basis at the time of such request. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the Option Shares, unless the remaining number of Registrable Securities is less than such amount, in which case Grantee shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Grantee's rights hereunder shall terminate at such time as Grantee shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act. Issuer will use all reasonable efforts to qualify any Registrable Securities Grantee desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that Issuer shall not be required to qualify to do business, or consent to general service of process, in any jurisdiction by reason of this provision. Without Grantee's prior written consent, no other securities may be included in any such registration. Issuer will use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for a period of ninety (90) days from the day such registration statement first becomes effective. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods not exceeding ninety
  (90) days in the aggregate if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer, or Issuer is required under the Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Grantee shall be entitled to make up to two (2) requests under this Section 4(a). For purposes of determining whether the two (2) requests have been made under this Section 4(a), only requests relating to a registration statement that has become effective under the Act will be counted.

    (b) If, during the Registration Period, Issuer shall propose to register under the Act the offering, sale and delivery of Issuer's Common Stock for cash for its own account or for any other stockholder of Issuer pursuant to a firm underwriting, it will, in addition to Issuer's other obligations under this Section 4, allow Grantee the right to participate in such registration provided that Grantee participates in such underwriting; provided, however, that, if the managing underwriter of such offering advises Issuer in writing that in its opinion the number of shares of Issuer's Common Stock requested to be included in such registration exceeds the number that it would be in the best interests of Issuer to sell in such offering, Issuer will, after fully including therein all shares of Issuer Common Stock to be sold by Issuer, include the shares of Issuer Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Issuer Common Stock requested to be included therein) with the shares of Issuer Common Stock requested to be included therein by persons other than Issuer and persons to whom Issuer owes a contractual obligation (other than any director, officer or employee of Issuer to the extent any such person is not currently owed such contractual obligation).

    (c) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 4 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be paid by Issuer, except for underwriting discounts or commissions or brokers' fees in respect of shares of Issuer's Common Stock to be sold by Grantee and the fees and disbursements of Grantee's counsel; provided, however, that Issuer will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of Grantee unless Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of Issuer not known to Grantee at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by Issuer to Grantee of such material adverse change, then Grantee shall not be required to pay any of such expenses and will retain all remaining rights to request registration. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to filed hereunder.

    (d) The registration rights granted under this Section 4 are subject to and are limited by any registration rights previously granted by Issuer, and Grantee acknowledges that the registration rights granted under this
  Section 4 shall be subject to any such limitations.

    (e) In connection with each registration under this Section 4, Issuer shall indemnify and hold each holder of Option or Option Shares participating in such offering (a "Holder"), its underwriters and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective affiliates may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) which arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to Issuer expressly for use in such registration statement.

    (f) In connection with any registration statement pursuant to this
  Section 4, each Holder agrees to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Act and shall provide representations and warranties customary for selling shareholders who are unaffiliated with the issuer. In addition, Grantee and each Holder shall indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which Issuer, its underwriters and each of their respective affiliates may become subject under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to Issuer expressly for use in such registration statement; provided, however, that in no event shall any indemnification amount contributed by a Holder hereunder exceed the proceeds of the offering received by such Holder.

    (g) Upon the issuance of Option Shares hereunder, Issuer will promptly list such Option Shares with the Nasdaq National Market System or on such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

  5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to enter into and perform its obligations under this Stock Option Agreement.

    (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorized this Stock Option Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Stock Option Agreement, and the consummation of the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Issuer and, assuming this Stock Option Agreement has been duly and validly authorized, executed and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

    (c) Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Stock Option Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Issuer Common Stock for issuance upon exercise of the Option, each of which, upon issuance pursuant to this Stock Option Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those imposed by Grantee, its affiliate or by applicable law).

    (d) The execution, delivery and performance of this Stock Option Agreement by Issuer and the consummation by it of the transactions contemplated hereby except as required by the HSR Act and any material foreign competition authorities (if applicable), and, with respect to
  Section 4 hereof, compliance with the provisions of the Act and any applicable state securities laws, do not require the consent, waiver, approval, license or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition or provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where failure to obtain such consents, waivers, approvals, licenses or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Issuer.

  6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has requisite power and authority to enter into and perform its obligations under this Stock Option Agreement.

    (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Grantee and, assuming this Stock Option Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

    (c) Grantee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

  7. Covenants of Grantee. Grantee agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except that Grantee may transfer or dispose of the Option Shares so long as such transaction is in compliance with the Act and any applicable state securities law. Grantee further agrees to the placement of the following legend on the certificates) representing the Option Shares (in addition to any legend required under applicable state securities laws) and any legend referring to the provisions of Section 12 hereof:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

  8. HSR Compliance Efforts. Grantee and Issuer shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Stock Option Agreement, including, without limitation, reasonable efforts to obtain any necessary consents of third parties and governmental agencies and the filing by Grantee and Issuer promptly after the date hereof of any required HSR Act notification forms and the documents required to comply with the HSR Act.

  9. Certain Conditions. The obligation of Issuer to issue Option Shares under this Stock Option Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

    (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Stock Option Agreement under the HSR Act and any material foreign competition laws shall have expired or been terminated;

    (b) the representations and warranties of Grantee made in Section 6 of this Stock Option Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of such Option Shares; and

    (c) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental, regulatory or administrative agency or commission in the United States shall be in effect which prohibits the exercise of the Option or acquisition or issuance of Option Shares pursuant to this Stock Option Agreement.

  10. Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Option Price of the Option Shares.

  11. Expiration. The Option shall expire at the earlier of (y) the Effective Time (as defined in the Merger Agreement) and (z) 5:00 p.m., California time, on the day that is the twelve (12) month anniversary of the date on which the Merger Agreement has been terminated in accordance with the terms thereof (such expiration date is referred to as the "Expiration Date").

  12. Issuer Call. If Grantee has acquired Option Shares pursuant to exercise of the Option (the date of any closing relating to any such exercise herein referred to as an "Exercise Date"), then, at any time after the date thirteen
(13) months following such Exercise Date and prior to the date twenty-five (25) months following such Exercise Date (the "Purchase Period"), Issuer may require Grantee, upon delivery to Grantee of written notice, to sell to Issuer any Option Shares held by Grantee as of the date that is ten (10) business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Grantee pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "Issuer Call Price") shall be equal to the higher of (i) the Option Price, less any dividends paid on the Option Shares to be purchased by the Issuer pursuant to this Section 12, plus an amount equal to a return at the rate of fifteen percent (15%) of the Option Price per year from the Exercise Date and (b) an amount equal to the average of the high and low trading prices per share of Issuer Common Stock for the thirty (30) trading day period ending one day prior to the delivery of Issuer's notice exercising its call rights pursuant to this Section 12. The closing of any sale of Option Shares pursuant to this Section 12 shall take place at the principal offices of Issuer at a time and on a date designated by Issuer in the aforementioned notice to Grantee, which date shall be no more than thirty (30) and no less than twelve (12) business days from the date of such notice. The Issuer Call Price shall be paid in immediately available funds.

  13. General Provisions.

    (a) Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing, except for the representations and warranties in Section 5(d) hereof which shall be deemed to have been made only as of the date hereof.

    (b) Further Assurances. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Stock Option Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use all reasonable efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

    (c) Severability. It is the desire and intent of the parties that the provisions of this Stock Option Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Stock Option Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

    (d) Assignment; Transfer of Stock Option. This Stock Option Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Issuer and Grantee, without the prior written consent of the other party, shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder and any such attempted assignment or transfer shall be void; provided, further, that Grantee shall be entitled to assign or transfer this Stock Option Agreement or any rights hereunder to any wholly-owned subsidiary of Grantee so long as such wholly-owned subsidiary agrees in writing to be bound by the terms and provisions hereof.

    (e) Specific Performance. The parties agree and acknowledge that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provisions, as well as to obtain damages for breach of this Stock Option Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

    (f) Amendments. This Stock Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

    (g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

If to Grantee:

      Cadence Design Systems, Inc.
      2655 Seely Road
      San Jose, California 95134
      Telecopier: (408) 944-6855
      Attention: General Counsel

      with a copy to:

      Gibson, Dunn & Crutcher LLP
      One Montgomery Street
      Telesis Tower
      San Francisco, California 94104
      Telecopier: (415) 986-5309
      Attention: Kenneth R. Lamb

If to Issuer:

      Quickturn Design Systems, Inc.
      55 West Trimble Road
      San Jose, California 95131
      Telecopier: (408) 914-6001
      Attention: President

      with a copy to:

      Wilson, Sonsini, Rosati & Goodrich LLP
      650 Page Mill Road
      Palo Alto, CA 94304
      Telecopier: (650) 493-6811
      Attention: Larry Sonsini

  (h) Headings. The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Option Agreement.

  (i) Counterparts. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

  (j) Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

  (k) Jurisdiction and Venue. Each of Issuer and Grantee hereby agrees that any proceeding relating to this Stock Option Agreement shall be brought solely in a court in the State of Delaware. Each of Issuer and Grantee hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that any such Delaware court is an inconvenient forum.

  (l) Entire Agreement. This Stock Option Agreement and the Merger Agreement, and any documents and instruments referred to herein and therein, constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Nothing in this Stock Option Agreement shall be construed to give any person other than the parties to this Stock Option Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Stock Option Agreement or any provision contained herein.

  (m) Expenses. Except as otherwise provided in this Stock Option Agreement, each party shall pay its own expenses incurred in connection with this Stock Option Agreement and the transactions contemplated hereby.


                  [Remainder of page intentionally left blank]

  IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          CADENCE DESIGN SYSTEMS, INC.

                                               /s/ H. Raymond Bingham
                                          By:
                                             ----------------------------------
                                          Name: H. Raymond Bingham
                                          Title: Executive Vice President and
                                               Chief Financial Officer

                                          QUICKTURN DESIGN SYSTEMS, INC.

                                               /s/ Keith R. Lobo
                                          By:
                                             ----------------------------------
                                          Name: Keith R. Lobo
                                          Title: President and Chief Executive
                                          Officer

                                                                      Appendix C

Hambrecht & Quist llc

                                                             One Bush Street
                                                            San Francisco, CA
                                                                  94104
                                                             (415) 439-3000

December 8, 1998

Confidential

The Board of Directors
Quickturn Design Systems, Inc.
55 West Trimble Rd.
San Jose, CA 95131

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of Quickturn Design Systems Inc. ("Quickturn" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of CDSI Acquisition, Inc. ("Merger Sub"), a wholly owned subsidiary of Cadence Design Systems, Inc. ("Cadence"), with and into Quickturn (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of December 8, 1998, among Cadence, Merger Sub, and Quickturn (the "Agreement").

  We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive a number of shares of common stock of Cadence equal to $14.00 per share, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

  Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Quickturn in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

  In the past, we have provided investment banking and other financial advisory services Quickturn and have received fees for rendering these services. Hambrecht & Quist served as co-manager in the Company's December 15, 1993 initial public offering, advised the Company in the January 10, 1996 adoption of its Shareholder Rights Plan, advised the Company in its February 1997 merger with SpeedSim, Inc., and advised the Company in its June 1997 acquisition of the assets of Arkos Design, Inc. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Quickturn and receives customary compensation in connection therewith, and also provides research coverage for Cadence and Quickturn. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Cadence and Quickturn for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Moreover, Hambrecht & Quist and its affiliates own 40,000 shares of Common Stock of the Company. Hambrecht & Quist may in the future provide investment banking or other financial advisory services to Cadence or Quickturn.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

       (i) reviewed the publicly available consolidated financial statements of Cadence for recent years and interim periods to date and certain other relevant financial and operating data of Cadence (including its capital structure) made available to us from published sources;
      (ii) discussed the business, financial condition and prospects of Cadence with certain members of senior management;
     (iii) reviewed the publicly available consolidated financial statements of Quickturn for recent years and interim periods to date and certain other relevant financial and operating data of Quickturn made available to us from published sources and from the internal records of Quickturn;
      (iv) reviewed certain internal financial and operating information, relating to Quickturn prepared by the senior management of Quickturn;
       (v) discussed the business, financial condition and prospects of Quickturn with certain members of senior management;
      (vi) reviewed the recent reported prices and trading activity for the common stocks of Cadence and Quickturn and compared such information and certain financial information for Cadence and Quickturn with similar information for certain other companies engaged in businesses we consider comparable;
     (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;
    (viii) reviewed a draft of the Agreement dated December 7, 1998; and
      (ix) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Cadence or Quickturn considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of Cadence or Quickturn, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Quickturn. For purposes of this opinion, we have assumed that neither Cadence nor Quickturn is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Cadence common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering our opinion, we have assumed that the proposed merger will be consummated substantially on the terms described in the Agreement, without any waiver of any material terms or conditions by any party thereto. We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, Quickturn.

  It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          Hambrecht & Quist llc

                                                  /s/ Paul B. Cleveland
                                          By-----------------------------------
                                                     Paul B. Cleveland
                                                     Managing Director

                                                                      1254-PS-99